Filed Pursuant to Rule 424(b)(3)
Registration No. 333-169942

PROSPECTUS

16,128,581 Shares

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED

Common Stock

This prospectus relates to the resale of 13,223,162 shares of our common stock and 2,905,419 shares of our common stock underlying warrants by the selling stockholders named in this prospectus. Our common stock is presently not traded on any market or securities exchange. We have been approved for listing on the NASDAQ Global Market.

The selling shareholders intend to offer the shares offered hereby at the fluctuating market prices prevailing in the NASDAQ Global Market. At any time when our shares are not listed on the NASDAQ Global Market, we expect the selling shareholders will offer such shares at varying prices within a range of $5.00 to $7.00 per share.

By means of a separate prospectus, we are concurrently selling 4,000,000 shares of our common stock in a public offering.

See “Risk Factors” beginning on page 7 to read about risks you should consider before buying our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this registration statement. Any representation to the contrary is a criminal offense.

Prospectus dated February 2, 2011.

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED

You should rely only on information contained in this prospectus that we may provide to you. We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in this prospectus. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. The information in this prospectus may only be accurate as of the date on the front of this prospectus regardless of time of delivery of this prospectus or any sale of our securities.

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PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. While this summary highlights what we consider to be the most important information about us, you should carefully read this prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our securities, especially the risks of investing in our securities, which we discuss later in “Risk Factors,” and our consolidated financial statements and related notes beginning on page F-1. Unless otherwise indicated or the context requires otherwise, the words “we,” “us,” “our” and “Trunkbow” refer to Trunkbow International Holdings Limited, a Nevada corporation, and our wholly owned subsidiaries. References to “China” and the “PRC” refer to the People’s Republic of China. This prospectus assumes the over-allotment option of the underwriters has not been exercised, unless otherwise indicated.

Corporate Overview

We are an innovative mobile application enabler, offering telecom operators in the PRC application platforms on which to offer Mobile Value Added Solutions (“MVAS”) to their subscribers. We sell our technology products primarily to companies who resell them to the three large telecom operators in the PRC, enabling the telecom operators to offer their subscribers access to unique mobile applications, innovative tools, value-added services and an overall superior mobile experience. We develop and implement a range of comprehensive platform solutions for our customers that enable MVAS applications for their subscribers. As a technology enabler, our solutions may be generally classified into two categories: (i) MVAS Technology Platforms, which create a portfolio of unique mobile phone applications to enhance the mobile subscriber’s experience, and (ii) Mobile Payment Solutions, which facilitate commerce between mobile users, merchants and payment clearing systems. We provide both hardware and software solutions that are integrated into our clients’ existing IT infrastructure. We also offer additional services including technical support and system maintenance for our clients. For a description of our corporate structure, please see the organizational chart on page 34.

Our Strategy

Our goal is to become a leader in MVAS application platforms and mobile payment systems for the telecom industry in China. We intend to achieve this goal by implementing the following strategies:

Continue to develop cutting edge technology solutions.  We intend to continue to commit significant financial and human resources for research and development purposes. We intend to continue to improve our development and pipeline process in order to introduce first to market technology solutions to our customers. We expect to further leverage the know-how from our custom-design and implementation process to develop and introduce new applications and solutions with higher profit margins for a wider market. We expect to continue to fund research at our research center and increase our collaboration with other research facilities.

Leverage our intellectual assets and enter into new markets.  We intend to focus our R&D efforts on emerging industries and new market opportunities. We plan to expand our product lines by leveraging our domestic relationships as well as through co-operations with international players.

Expand geographic coverage of current platform solutions.  We intend to expand the geographic coverage of our existing product portfolio. We expect to leverage our customer relationships in our current geographic coverage in order to expand into new provinces domestically and new markets globally. We believe our solutions, know-how and successful track record should facilitate our expansion into new and commercially attractive territories.

Continue to build upon our strong relationship with key customers.  Our clients include major players in the telecom industry in China. With the rollout of cellular networks capable of supporting higher bandwidth applications, we expect our clients to offer their customers progressively more sophisticated and captive mobile phone experience. This will require innovative technology solutions for new applications and functions. We intend to help our clients address this demand and continue to work closely with our customers in our development process to ensure that our pipeline is in line with their technology needs.

Attract and retain quality employees.  To enhance our development efforts and to support our growth objectives, we intend to continue to attract additional skilled and experienced R&D personnel. We also intend to hire and retain additional sales and service personnel with client and industry knowledge. We expect to continue to build a strong management team with in-house talent and recruit additional management talent, beginning with a CFO with an extensive industry and financial background. We plan to continue to leverage our research centers and external resources to provide training programs for our employees.

Form business relationships with strategic partners to expand our presence in the mobile payment business.  The MVAS application platform and mobile payment markets are immature and somewhat fragmented. This provides us with the opportunity to assert ourselves and form strategic partnerships to shape the direction of the industry. We intend to enter into synergistic business relationships with key domestic and international players in the mobile payment industry. In February 2010 we entered into an engagement agreement with VeriFone, Inc., a global provider of point of sale payment systems and solutions. We hope to leverage our relationship with VeriFone to expand our market for our mobile payment solutions.

Our Competitive Strengths

We believe the following strengths differentiate us from our competitors and enable us to attain a leadership position in the MVAS application platform and mobile payment markets in China:

“Approved Vendor” to the leading telecom and payment industry participants in the PRC.  We have passed a rigorous supplier approval process to become an “approved vendor” to each of the three major telecom providers in the PRC: China Mobile, China Telecom and China Unicom, the “Big Three”. Our approved vendor status allows us to be eligible to enter into individual customer contracts with the relevant provincial branch of each respective carrier in each province in which we operate. We have entered into business relationships with the provincial branches of the Big Three in ten provinces in order to better customize their specific application solution needs. Our relationships with these market leaders in the Chinese telecom industry provides us with a favorable reputation, industry knowledge, operational expertise and credibility that we can leverage in marketing to other market participants. As our clients generally prefer to maintain continuity and compatibility among their various systems, we believe our existing relationships favorably position us for selection to address our clients’ future technology needs. We further believe that our continued client relationships allow us to build client trust, anticipate their information technology needs and allow us to better direct our research and development efforts and effectively market to them our solutions and services. Beginning in 2007, we established a business and indirect contractual relationship with China UnionPay in order to develop and commercialize mobile payment solutions. Our relationship with UnionPay and the three telecom operators allows us to provide a comprehensive mobile payment solution that offers system redundancy, such that there is no single point of system failure.

Integrated solutions and comprehensive service offerings.  We offer an integrated and customized solution that integrates seamlessly into our clients’ existing IT and networking infrastructure. Since 2001, Trunkbow has deployed numerous application service platforms in the PRC. Additionally, we offer system integration, system management and maintenance services that provide us with multiple access points to our customers in order to build long term relationships.

Strong R&D capabilities.  Our R&D efforts are led by Dr. Hou Wan Chun, Dr. An Chun Ming and Mr. Wang Xin. Dr. Hou is a telecom veteran with numerous telecom application patents. Dr. Hou previously worked for telecom companies like Lucent Technologies (currently known as Alcatel-Lucent) in the Silicon Valley as an engineer involved in developing new intelligent network applications. Our overall technical direction has been guided by Dr. An Chun Ming, the pioneer of Next Generation Network (“NGN”), which anticipated how data networks will evolve in the coming years. Prior to joining Trunkbow, Dr. An led multiple development efforts as a Bell Labs Fellow during his 30 year tenure. Our experienced senior management team leads a group of over 100 R&D professionals with strong telecom and technical backgrounds.

The primary goal of our research efforts is to develop solutions that may be strategically implemented and commercialized. We are currently developing the next generation of mobile payment solutions and higher bandwidth applications. Our commitment to research and development and our focus on commercializing our research results will further enhance our competitive edge in the market with the ability to provide a broad range of quality solutions and the potential for sustained long-term growth.

Proven management team with successful track record.  Our senior management team consists of telecom industry veterans and entrepreneurs with extensive management experience in the telecom industry. Our management team brings us complementary skills in the areas of R&D, operations, and sales and marketing. Under the leadership of our senior management team, we have substantially expanded our operations and product lines and achieved significant revenue growth.

Our Executive Offices

Our executive offices are located at Unit 1217-1218, 12F of Tower B, Gemdale Plaza; No. 91 Jianguo Road, Chaoyang District, Beijing; People’s Republic of China. Our telephone number is +86 10 85712518.

THE OFFERING

Common stock offered by us:
None
Common Stock offered by the selling stockholders:
16,128,581 shares
Common stock outstanding before the offering:
32,472,075 shares as of January 31, 2011
Common stock to be outstanding after the offering:
36,472,075 shares(1)
Use of proceeds:
We will not receive any of the proceeds from the sale of the common stock by the selling stockholders, but we will receive approximately $5,810,838 in proceeds if the selling stockholders were to exercise all 2,905,419 warrants to purchase shares of our common stock to be sold hereunder.
Concurrent Primary Offering
Concurrently with the offering pursuant to this prospectus we are undertaking a primary offering of 4,000,000 shares of our common stock pursuant to a separate registration statement and prospectus. We expect the primary offering to be consummated immediately following the date shares may be offered pursuant to this prospectus.

(1)	Assumes issuance by us of 4,000,000 shares of our common stock pursuant to the public offering prospectus filed contemporaneously herewith.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

The following summary of our consolidated statement of income data for the years ended December 31, 2009 and 2008 and our consolidated balance sheet data as of December 31, 2009 and 2008 presented below is derived from our audited consolidated financial statements and related notes thereto included elsewhere in this prospectus. The audited consolidated financial statements have been prepared in accordance with the standards of the Public Company Accounting Oversight Board (United States), and have been audited by Bernstein & Pinchuk LLP, an independent registered public accounting firm. The following summary of our consolidated statement of income data for the nine months ended September 30, 2010 and 2009 and our consolidated balance sheet data as of September 30, 2010 is derived from our unaudited consolidated financial statements and related notes thereto included elsewhere in this prospectus.

The consolidated financial statements are reported in U.S. dollar amounts and are prepared in accordance with the standards of the Public Company Accounting Oversight Board (United States). This data should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes thereto, and our unaudited consolidated financial statements and related notes thereto, included elsewhere in this prospectus.

The as adjusted balance sheet data reflects the balance sheet data as of September 30, 2010, as adjusted to reflect our receipt of the estimated net proceeds from our sale of 4,000,000 shares in this offering at the public offering price of $5.00 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Summary Balance Sheet Data:

	As of September 30, 2010	As of December 31,
		2009	2008
	(Unaudited)
Cash and cash equivalents	$10,143,453	$3,305,473	$490,959
Accounts receivable	12,247,866	10,455,284	656,536
Total current assets	39,335,622	17,241,762	3,606,167
Accounts payable	193,104	331,654	415,884
Total current liabilities	4,837,198	7,520,949	2,310,481
Total stockholders’ equity	$35,602,391	$9,760,630	$1,460,478

	As of September 30, 2010		As of December 31, 2009
	Actual	As Adjusted(1)
	(Unaudited)
Cash and cash equivalents	$10,143,453	$28,193,453	$3,305,473
Total assets	40,439,589	58,489,589	17,281,579
Total liabilities	4,837,198	4,837,198	7,520,949
Total stockholders’ equity	35,602,391	53,652,391	9,760,630
Total liabilities and stockholders’ equity	$40,439,589	$58,489,589	$17,281,579

(1)	Reflects the sale of 4,000,000 shares of common stock offered by us at an assumed public offering price of $5.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses to be paid by us.

Summary Operating Data:

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2010	2009	2009	2008
	(Unaudited)
Revenue	$10,899,121	$8,908,346	$13,468,581	$12,924,255
Gross margin	9,402,327	6,795,217	11,209,380	8,766,902
Income from operations	5,562,133	5,070,124	8,362,303	6,128,307
Net income	5,348,654	5,069,010	8,292,982	5,071,514
Comprehensive income	$5,768,041	$4,908,685	$8,200,152	$4,912,585
Weighted average number of common shares outstanding Basic and Diluted	32,472,075	19,562,888	10,000	10,000
Earnings (loss) per share Basic and Diluted	$0.16	$0.26	$829.30	$507.15

RISK FACTORS

Investing in our securities involves a great deal of risk. Careful consideration should be made of the following factors as well as other information included in this prospectus before deciding to purchase our securities. You should pay particular attention to the fact that we conduct all of our operations in the PRC and are governed by a legal and regulatory environment that in some respects differs significantly from the environment that may prevail in the U.S. and other countries. Our business, financial condition or results of operations could be affected materially and adversely by any or all of these risks.

RISKS RELATED TO OUR BUSINESS

We have a limited operating history as a separate wholly owned foreign company which makes it difficult to evaluate our business and future prospectus.

Our limited operating history following our separation from Trunkbow Shenzhen Technologies Limited in December 2007 and the early stage of development of the mobile payment industry in which we operate makes it difficult to evaluate our business and future prospects. Although our revenues have grown rapidly, we cannot assure you that we will maintain profitability or that we will not incur net losses in the future. Our business model includes recurring revenues from revenue sharing agreements with resellers and the Big Three. To date, less than five percent of our revenues have been derived from these revenue sharing agreements. There is no assurance that we will generate significant revenue from such agreements. We expect that our operating expenses will increase as we expand. Any significant failure to realize anticipated revenue growth could result in significant operating losses. We will continue to encounter risks and difficulties in implementing our business model, including potential failure to:

•	increase awareness of its products, protect its reputation and develop customer loyalty;
•	manage its expanding operations and service offerings, including the integration of any future acquisitions;
•	maintain adequate control of its expenses; and
•	anticipate and adapt to changing conditions in the markets in which it operates as well as the impact of any changes in government regulation, mergers and acquisitions involving its competitors, technological developments and other significant competitive and market dynamics.

If we are not successful in addressing any or all of these risks, our business may be materially and adversely affected.

Our business depends to a large extent on mobile telecommunications service providers in the PRC and any deterioration of such relationships may have a material and adverse effect on our results of operations.

We have derived, and believe we will continue to derive, a significant portion of our revenues from a limited number of large customers, such as China Mobile, China Telecom, and China Unicom which are our only major customers and who have been customers for over five years. We have passed a rigorous supplier approval process carried out by each of the three major carriers to become an “approved vendor” to each of them. Our approved vendor status allows us to be eligible to enter into individual customer contracts with the relevant provincial branch of each respective carrier in each province in which we operate. Such individual contracts are similar to purchase orders for our technology platforms, in the form of proprietary software licensing and revenue sharing arrangements with the relevant branch of China Mobile, China Telecom or China Unicom, as the case may be. Currently, China Mobile, China Telecom and China Unicom are the only mobile telecommunications service providers in China that operate mobile payment platforms. Our agreements are generally for a period of less than five years and generally do not have automatic renewal provisions. If any of the carriers is unwilling to continue to cooperate and negotiate with us upon expiration of such agreements, we will not be able to conduct our existing mobile payment business at the levels we anticipate.

Revenues from sales to the Big Three, including revenues generated through the resale of our products to mobile carriers through intermediaries (i.e., direct and indirect sales to these carriers), accounted for approximately 42%, 15% and 42%, and 4%, 95% and 0% of our total revenues for the fiscal years ended December 31, 2009 and 2008, and 24%, 29% and 45% and 29%, 6% and 63% for the nine months ended

September 30, 2010 and 2009. Further, four resellers accounted for approximately 81% and two provincial branches of China Unicom accounted for approximately 81% of our total revenue for the fiscal years ended December 31, 2009 and 2008, respectively. The loss of our status as a approved vendor to any of China Mobile, China Telecom or China Unicom, or our inability to renegotiate our revenue sharing agreements with resellers on terms as favorable as those under which we presently operate, would have a significant negative impact on our business and on our financial results.

In addition, if either China Mobile, China Telecom or China Unicom decides to change its content or transaction fees or its share of revenues, our revenues and profitability could also be materially adversely affected.

Our financial condition and results of operations may be materially affected by the changes in policies or guidelines of the mobile telecommunications service providers.

The mobile telecommunications service providers in the PRC may, from time to time, issue certain operating policies or guidelines, requesting or stating their preference for certain actions to be taken in choosing their partners in certain application service platforms. Due to our reliance on the mobile telecommunications service providers, a significant change in their policies or guidelines may have a material adverse effect on our business. Such change in policies or guidelines may result in lower revenue or additional operating costs for us, and as such, we cannot assure you that our financial condition and results of operations will not be materially adversely affected by any such policy or guideline change.

Our customers are concentrated in a limited number of industries and an economic downturn in any of these industries could have a material adverse effect on our results of operations.

Our customers are concentrated primarily in the telecommunications, media and technology industries, and to a lesser extent, the transportation, financial services, and retail industries, where we provide applications for their industries. Our ability to generate revenue depends on the demand for our services in these industries. An economic downturn, or a slowdown or reversal of the tendency in any of these industries to rely on our services could have a material adverse effect on our business, results of operations or financial condition.

The markets in which we operate are highly competitive and we may not be able to maintain market share.

We offer only one Mobile Payment model. Competing technologies from larger, better financed international companies are increasing their effort to gain a foothold in the PRC market. This may result in erosion of our market share in mobile payment services.

Increasing competition among telecommunication companies in greater China has led to a reduction in telecommunication services fees that can be charged by such companies. Within the MVAS Application Platform segment, our principal competitors are Huawei and ZTE. Within the Mobile Payment System segment, our primary competitors are UMPay, HiSun Technology, Shanghai Huateng, Huawei, ZTE, Fujian Fujisu and Digital China Si Tech. If a reduction in telecommunication services fees negatively impacts revenue generated by our customers, they may require us to reduce the price of our services, or seek competitors that charge less, which could reduce our market share. If we must significantly reduce the price of our services, the decrease in revenue could materially and adversely affect our profitability.

Our operating results may fluctuate significantly from quarter to quarter, which could lead to volatility in our stock price.

Our quarterly operating results have varied significantly in the past and are likely to continue to vary significantly in the future. Historically, we have generally experienced a slowdown or decrease in generating revenues in the first and fourth quarter of the year due to the Chinese Lunar New Year. In addition, our quarterly revenues are subject to fluctuation because they substantially depend upon the timing of orders. As a result, you may not be able to rely on period-to-period comparisons of our operating results as an indication of our future performance. Our actual quarterly results may differ from market expectations, which could adversely affect our stock price.

The loss of certain employees that are essential to our business could have a material adverse effect on our results of operations.

Li Qiang, Chief Executive Officer, Hou Wanchun, Chairman, and Ye Yuanjun, Chief Financial Officer are essential to our ability to continue to grow our business. Messrs. Li, Hou and Ms. Ye have established relationships within the industries in which we operate. If either of them were to leave us, our growth strategy might be hindered, which could limit our ability to increase revenue. We do not maintain key-person insurance coverage.

In addition, we face competition for attracting skilled personnel. If we fail to attract and retain qualified personnel to meet current and future needs, this could slow our ability to grow our business, which could result in a decrease in market share.

International operations require significant management attention, which could detract from the time and attention management spends on our domestic operations and have a material adverse effect on our results of operations.

Our operations in countries outside of the PRC are subject to various unique risks, including the following, which, if not planned and managed properly, could materially adversely affect our business, financial condition and operating results:

•	legal uncertainties or unanticipated changes regarding regulatory requirements, political instability, liability, export and import restrictions, tariffs and other trade barriers;
•	longer customer payment cycles and greater difficulties in collecting accounts receivable;
•	uncertainties of laws and enforcement relating to the protection of intellectual property; and
•	potentially uncertain or adverse tax consequences.

Additionally, international operations require significant management attention, which could detract from the time and attention management spends on our domestic operations and have a material adverse effect on our results of operations.

We expect to need additional financing, which may not be available on satisfactory terms or at all.

We believe that our existing cash, including the net proceeds from the February 2010 Offering, will be sufficient to support our current operating plan through June 2011. As of September 30, 2010, we had approximately $10.1 million in cash. We need additional capital to support our future development programs. We expect that our ongoing capital requirements for both working capital and capital expenditures (including R&D) for the remainder of 2010 and for 2011 will be approximately $2 million and $20 – $25 million, respectively. Our capital requirements may be accelerated as a result of many factors, including timing of development activities, underestimates of budget items, unanticipated expenses or capital expenditures, limitation of development of new potential products, future product opportunities with collaborators, future licensing opportunities and future business combinations. Consequently, we may need to seek additional debt or equity financing, which may not be available on favorable terms, if at all, and which may be dilutive to you.

We may seek to raise additional capital through public or private equity offerings, debt financings or additional corporate collaboration and licensing arrangements. To the extent we raise additional capital by issuing equity securities, our stockholders may experience dilution. To the extent that we raise additional capital by issuing debt securities, we would likely incur substantial interest obligations, may be required to pledge assets as security for the debt and may be constrained by restrictive financial and/or operational covenants. Debt financing would also be superior to your interest in bankruptcy or liquidation. To the extent we raise additional funds through collaboration and licensing arrangements, it may be necessary to relinquish some rights to our technologies or product candidates, or grant licenses on unfavorable terms.

We are exposed to credit risk on our accounts receivable which is heightened during periods when economic conditions worsen.

We operate our business in the PRC, where credit periods vary substantially across industries, segments, types and size of companies. We operate in a niche of the PRC telecommunication industry, specifically in the provision of Mobile Value Added services and Mobile Payment systems. Our customers include the Big Three and resellers that further provide services to the Big Three. We may not collect our accounts receivable in accordance with the terms of our contracts with our customers.

Our management determines the collectability of outstanding accounts based on the following considerations:

1.	Reputable customers: our customers or ultimate customers through the resellers are the three mobile operators, which are listed companies and have good reputations and stable cash flows.
2.	Evaluation of resellers: in the arrangements that are through resellers to reach the mobile operators, management investigates all aspects of the resellers, including the arrangement between the mobile operators and the resellers, the particular reseller’s credit reputation and payment history, the financial status and customer lists of our resellers. Only reputable resellers with good quality of assets and cash flows can sign up with us.
3.	Continuous collection of accounts receivable: we have been able to collect our accounts receivable on a continual basis.
4.	In the event accounts receivable are due and the balance remains outstanding, we negotiate repayment plans with our customers. Credit periods will be extended when our customers have a continuous payment history. Constant review of the recoverability of the accounts receivable is performed by management and if there is any indication that a customer may default, allowance for doubtful debts are provided to the accounts receivable.
5.	No defaults on historical collection of accounts receivable: we started in 2001 and during the past 10 years, we never had a bad debt on accounts receivable.

However, if our actual collection experience with our customers or other conditions change, or the other factors that we consider indicate that it is appropriate, provision for doubtful accounts may be required, which could adversely affect our financial results.

We must respond quickly and effectively to new technological developments, and the failure to do so could have a material and adverse effect on our results of operations.

Our business is highly dependent on its computer and telecommunications equipment, including mobile handsets, and software systems. Our failure to maintain our technological capabilities or to respond effectively to technological changes could adversely affect our business, results of operations or financial condition. Our future success also depends on our ability to enhance existing software and systems and to respond to changing technological developments. If we are unable to successfully develop and bring to market new software and systems in a timely manner, our competitors’ technologies or services may render our products or services noncompetitive or obsolete.

If we fail to protect adequately or enforce our intellectual property rights, or to secure rights to patents of others, the value of our intellectual property rights could diminish.

Our success, competitive position and future revenues will depend in part on our ability, and the ability of our licensors, to obtain and maintain patent protection for our products, methods, processes and other technologies, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights and to operate without infringing upon the proprietary rights of third parties.

To date, our technology is the subject of 164 filed patent applications with 50 patents issued by the National Intellectual Property Administration of the PRC. We anticipate filing additional patent applications both in the PRC and in other countries, as appropriate. However, we cannot predict the degree and range of protection patents will afford us against competitors, including whether third parties will find ways to invalidate or otherwise circumvent our patents, if and when patents will be issued, whether or not others will obtain patents claiming aspects similar to our patent applications, or if we will need to initiate litigation or administrative proceedings, which may be costly whether we win or lose.

Our success also depends on the skills, knowledge and experience of our scientific and technical personnel, consultants, advisors, licensors and contractors. To help protect its proprietary know-how and inventions for which patents may be unobtainable or difficult to obtain, we rely on trade secret protection and confidentiality agreements. To this end, we require all of our employees, consultants, advisors and contractors to enter into confidentiality and, where applicable, grant-back agreements. These agreements may not provide adequate protection in the event of unauthorized use or disclosure or the lawful development by others of such information. If any of our intellectual property is disclosed, its value would be significantly impaired, and our business and competitive position would suffer.

If we infringe on the rights of third parties, we could be prevented from selling products, forced to pay damages and compelled to defend against litigation.

If our products, methods, processes and other technologies infringe proprietary rights of other parties, we could incur substantial costs, and may have to obtain licenses (which may not be available on commercially reasonable terms, if at all), redesign our products or processes, stop using the subject matter claimed in the asserted patents, pay damages, or defend litigation or administrative proceedings, which may be costly whether we win or lose. All these efforts could result in a substantial diversion of valuable management resources.

We believe we have taken reasonable steps, including comprehensive internal and external prior patent searches, to ensure we have freedom to operate and that our development and commercialization efforts can be carried out as planned without infringing upon the proprietary rights of others. However, we cannot guarantee that no third party patent has been filed or will be filed that may contain subject matter of relevance to its development, causing a third party patent holder to claim infringement. Resolving such issues has traditionally resulted, and could in our case result, in lengthy and costly legal proceedings, the outcome of which cannot be predicted accurately.

We have never paid cash dividends and are not likely to do so in the foreseeable future.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings for use in the operation and expansion of our business. We do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate.

Failure to manage our growth or develop appropriate internal organizational structures, internal control environment and risk monitoring and management systems in line with our rapid growth could negatively affect our business and prospects.

Our business and operations have expanded rapidly since our formation. Significant management resources must be expended to develop and implement appropriate structures for internal organization and information flow, an effective internal control environment and risk monitoring and management systems in line with our rapid growth, as well as to hire and integrate qualified employees into our organization. In addition, the disclosure and other ongoing obligations associated with becoming a public company increase the challenges to our finance and accounting team. We estimate that our general and administrative expenses for the fiscal year ending December 31, 2010 will be approximately $3.5 million, as compared to $1,877,732 for the 2009 fiscal year. It is possible that our existing internal control and risk monitoring and management systems could prove to be inadequate. If we fail to appropriately develop and implement structures for internal organization and information flow, an effective internal control environment and a risk monitoring and management system, we may not be able to identify unfavorable business trends, administrative oversights or other risks that could materially adversely affect our business, operating results and financial condition.

RISKS ASSOCIATED WITH DOING BUSINESS IN GREATER CHINA

There are substantial risks associated with doing business in greater China, as set forth in the following risk factors.

Adverse changes in the political and economic policies of the PRC government could materially and adversely affect the overall economic growth of China, which could adversely affect our business.

Substantially all of our assets are located in the PRC and all of our revenues are derived from our operations there. Accordingly, economic, political and legal developments in the PRC significantly affect our business, financial condition, results of operations and prospects. The PRC economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the PRC economy has grown significantly in the past 30 years, the growth has been uneven across different periods, regions and economic sectors of the PRC. We cannot assure you that the PRC economy will continue to grow, or that any such growth will be steady and uniform, or that if there is a slowdown, such a slowdown will not have a negative effect on our business.

The PRC government also exercises significant control over the PRC’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. From late 2003 to mid-2008, the PRC government implemented a number of measures, such as increasing the People’s Bank of China’s statutory deposit reserve ratio and imposing commercial bank lending guidelines that had the effect of slowing the growth of credit, which in turn may have slowed the growth of the PRC economy. In response to the recent global and Chinese economic downturn, the PRC government has promulgated several measures aimed at expanding credit and stimulating economic growth. Since August 2008, the People’s Bank of China has decreased the statutory deposit reserve ratio and lowered benchmark interest rates several times. It is unclear whether the PRC government will continue such policies, or whether PRC economic policies will be effective in creating stable economic growth. Any further slowdown in the economic growth of the PRC could reduce demand for our solutions and services, which could materially and adversely affect our business, our financial condition and results of operations.

Uncertainties with respect to the PRC legal system could adversely affect us.

We conduct our business primarily through our PRC subsidiaries. Our operations in the PRC are governed by PRC laws and regulations. Our PRC subsidiaries are foreign-invested enterprises and are subject to laws and regulations applicable to foreign investment in the PRC and, in particular, laws applicable to foreign-invested enterprises. The PRC legal system is largely a civil law system based on written statutes. Unlike the common law system, prior court decisions may be cited for reference but have limited precedential value.

In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing general economic matters. The overall effect of legislation over the past two decades has significantly enhanced the protections afforded to various foreign investments in the PRC. However, the PRC has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in the PRC. Because these laws and regulations are relatively new, and published court decisions are limited and nonbinding in nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all, which may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until after the violation occurs. Any administrative and court proceedings in the PRC may be protracted, resulting in substantial costs and diversion of resources and management attention. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. These uncertainties may also impede our ability to enforce the contracts entered into by our PRC subsidiaries. As a result, these uncertainties could materially and adversely affect our business and results of operations.

The contractual arrangement with Trunkbow Technologies and its shareholders entered into in 2007 may require further approval.

On December 20, 2007, Trunkbow Shandong entered into a series of contracts with Trunkbow Technologies and its shareholders. Through these contractual arrangements, Trunkbow Technologies became a variable interest entity (“VIE”) of Trunkbow Shandong.

The Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors jointly issued by six PRC regulatory agencies, including the Ministry of Commerce (“MOFCOM”), the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, China Securities Regulatory Commission (“CSRC”) and the State Administration of Foreign Exchange (“SAFE”) on August 8, 2006, or the New M&A Rule, has a particular provision which requires that MOFCOM’s approval is required if a PRC resident acquires its/his affiliated Chinese company in the name of an offshore enterprise established or controlled by it or him. The New M&A Rule further provides that the aforesaid requirement cannot be circumvented by a foreign invested enterprise’s domestic investment or “by other means” in China. At the time of entering into the contractual arrangements between Trunkbow Shandong and Trunkbow Technologies in December 2007, Trunkbow Hong Kong was an offshore enterprise indirectly controlled by Hou Wanchun and Li Qiang who are PRC residents. Trunkbow Shandong is a foreign invested enterprise 100% owned by Trunkbow Hong Kong. Hou Wanchun and Li Qiang are two shareholders of Trunkbow Technologies. According to the New M&A Rule, the approval of MOFCOM would be required if we acquired the beneficiary ownership of Trunkbow Technologies by our Company or its Trunkbow Hong Kong directly, and the adoption of the contractual arrangements might be deemed to be circumvent of such approval requirements “by other means”. As the interpretation and implementation of the New M&A Rule are unclear, if the approval of MOFCOM is required, Trunkbow Hong Kong may need to obtain further approval from MOFCOM.

Our contractual arrangements with Trunkbow Technologies and its shareholders may not be as effective in providing control over Trunkbow Technology as direct ownership of it.

Our contractual arrangements with Trunkbow Technologies and its respective shareholders provide us with effective control over this company. As a result of these contractual arrangements, we are considered to be the primary beneficiary of Trunkbow Technologies; we consolidate the results of operations, assets and liabilities of Trunkbow Technologies in our financial statements. Although we have been advised by Han Kun, our PRC legal counsel, that each contract under these contractual arrangements is valid and binding under current PRC laws and regulations and we expect such advice to be contained in a written legal opinion at the closing of the offering, these contractual arrangements may not be as effective in providing us with control over Trunkbow Technologies as direct ownership of these companies. If Trunkbow Technologies or its shareholders fail to perform their respective obligations under these contractual arrangements, we may have to incur substantial costs and resources to enforce such arrangements, and rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure you will be effective.

Trunkbow Technologies no longer accounts for any of our new business and is being operationally wound down. For the fiscal year ended December 31, 2009 and 2008 and the nine months ended September 30, 2010, Trunkbow Technologies represented 9%, 100% and 7%, respectively, of our consolidated revenue. As at December 31, 2009 and 2008 and as at September 30, 2010, Trunkbow Technologies represented 9%, 67% and 4%, respectively, of our total consolidated assets.

The shareholders of Trunkbow Technologies may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

Trunkbow Technologies is jointly owned by Mr. Hou Wanchun, our chairman, Mr. Li Qiang, our CEO, and Mr. Xie Liangyao. Conflict of interests between Mr. Hou and Mr. Li’s role as shareholders of our VIE and their duties to our company may arise. PRC law provides that a director or member of management owes a fiduciary duty to the company he directs or manages. Mr. Hou and Mr. Li must therefore act in good faith and in the best interests of the Trunkbow Technologies and must not use their respective positions for personal gain. These laws do not require them to consider our best interests when making decisions as a director or member of management of the VIE. We cannot assure you that when conflicts of interest arise, these individuals will act in the best interests of our company or that conflicts of interest will be resolved in our favor. In addition, these individuals may breach or cause our VIEs to breach or refuse to renew the existing contractual arrangements that allow us to effectively control our VIEs and receive economic benefits from them. Currently, we do not have arrangements to address potential conflicts of interest between these individuals and our company and a conflict could result in these individuals as officers of our company violating fiduciary duties to us. If we cannot resolve any conflicts of interest or disputes between us and the shareholders of our VIEs, we would have to rely on legal proceedings, which could result in disruption of our business, and there would be substantial uncertainty as to the outcome of any such legal proceedings.

Contractual arrangements we have entered into may be subject to scrutiny by the PRC tax authorities, and a finding that we or our affiliated entities owe additional taxes could reduce our net income and the value of your investment.

As required by applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. We could face adverse tax consequences if the PRC tax authorities determine that the contractual arrangements between Trunkbow Shandong and Trunkbow Technologies do not represent an arm’s-length price and adjust Trunkbow Technologies’ income in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction, for PRC tax purposes, of expense deductions recorded by Trunkbow Technologies, which could in turn increase its respective tax liabilities. In addition, the PRC tax authorities may impose late payment fees and other penalties on our affiliated entities for underpaid taxes.

Our net income may be adversely affected if Trunkbow Technologies’ tax liabilities increase or if it is found to be subject to late payment fees or other penalties.

We may be subject to penalties, including restriction on our ability to inject capital into our PRC subsidiaries and our PRC subsidiaries’ ability to distribute profits to us, if our PRC resident shareholders or beneficial owners fail to comply with relevant PRC foreign exchange rules.

The PRC State Administration of Foreign Exchange, or SAFE, issued a public notice in October 2005 requiring PRC residents to register with the local SAFE branch before establishing or controlling any company outside of China for the purpose of capital financing with assets or equities of PRC companies, referred to in the notice as an “offshore special purpose vehicle”. PRC residents that are shareholders and/or beneficial owners of offshore special purpose companies established before November 1, 2005 were required to register with the local SAFE branch before March 31, 2006. In addition, any PRC resident that is a shareholder of an offshore special purpose vehicle is required to amend its SAFE registration with respect to that offshore special purpose company in connection with any increase or decrease of capital, transfer of shares, merger, division, equity investment or creation of any security interest over any assets located in China or other material changes in share capital.

We have requested our current shareholders and/or beneficial owners to disclose whether they or their shareholders or beneficial owners fall within the ambit of the SAFE notice and urge those who are PRC residents to register with the local SAFE branch as required under the SAFE notice. However, we cannot provide any assurance that all of our shareholders and beneficial owners who are PRC residents will comply with our request to make, obtain or update any applicable registrations or comply with other requirements required by the SAFE notice or other related rules. In case of any non-compliance on any of our PRC resident shareholders or beneficial owners, our PRC subsidiaries and such shareholders and beneficial owners may be subject to fines and other legal sanctions.

Currency fluctuations and restrictions on currency exchange may adversely affect our business, including limiting our ability to convert Chinese Renminbi into foreign currencies and, if Chinese Renminbi were to decline in value, reducing our revenue in U.S dollar terms.

Our reporting currency is the U.S. dollar and our operations in the PRC use their local currency as their functional currencies. Substantially all of our revenue and expenses are in Chinese renminbi. We are subject to the effects of exchange rate fluctuations with respect to any of these currencies. For example, the value of the renminbi depends to a large extent on PRC government policies and the PRC’s domestic and international economic and political developments, as well as supply and demand in the local market. Since 1994, the official exchange rate for the conversion of renminbi to the U.S. dollar had generally been stable and the renminbi had appreciated slightly against the U.S. dollar. However, on July 21, 2005, the PRC government changed its policy of pegging the value of Chinese renminbi to the U.S. dollar. Under the new policy, Chinese renminbi may fluctuate within a narrow and managed band against a basket of certain foreign currencies. Following the removal of the U.S. dollar peg, the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. From mid-2008 to mid-2010 the Renminbi traded within a narrow range against the U.S. dollar at approximately RMB6.83 per U.S. dollar. In June 2010, the People’s Bank of China announced the removal of the de facto peg. Following this announcement, the Renminbi has appreciated modestly. It is difficult to predict when and how Renminbi exchange rates may change going forward.

The income statements of our operations are translated into U.S. dollars at the average exchange rates in each applicable period. To the extent the U.S. dollar strengthens against foreign currencies, the translation of these foreign currency denominated transactions results in reduced revenue, operating expenses and net income for our operations. Similarly, to the extent the U.S. dollar weakens against foreign currencies, the translation of these foreign currency denominated transactions results in increased revenue, operating expenses and net income for our operations. We are also exposed to foreign exchange rate fluctuations as we convert the financial statements of our foreign subsidiaries into U.S. dollars in consolidation. If there is a change in foreign currency exchange rates, the conversion of the foreign subsidiaries’ financial statements into U.S. dollars will lead to a translation gain or loss which is recorded as a component of other comprehensive income. In addition, we have certain assets and liabilities that are denominated in currencies other than the relevant entity’s functional currency. Changes in the functional currency value of these assets and liabilities create fluctuations that will lead to a transaction gain or loss. We have not entered into agreements or purchased instruments to hedge its exchange rate risks, although it may do so in the future. The availability and effectiveness of any hedging transaction may be limited and we may not be able to successfully hedge its exchange rate risks.

Although PRC governmental policies were introduced in 1996 to allow the convertibility of Chinese renminbi into foreign currency for current account items, conversion of Chinese renminbi into foreign exchange for capital items, such as foreign direct investment, loans or securities, requires the approval of the State Administration of Foreign Exchange (“SAFE”), which is under the authority of the People’s Bank of China. These approvals, however, do not guarantee the availability of foreign currency conversion. We cannot be sure that we will be able to obtain all required conversion approvals for our operations or that PRC regulatory authorities will not impose greater restrictions on the convertibility of Chinese renminbi in the future. Because a significant amount of our future revenue may be in the form of Chinese renminbi, our inability to obtain the requisite approvals or any future restrictions on currency exchanges could limit our ability to utilize revenue generated in Chinese renminbi to fund our business activities outside of the PRC, or to repay foreign currency obligations, including our debt obligations, which would have a material adverse effect on our financial condition and results of operations.

We may have limited legal recourse under PRC law if disputes arise under our contracts with third parties.

The PRC government has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, their experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is unpredictable. If business ventures are unsuccessful, we face the risk that the parties to these ventures may seek ways to terminate the transactions, or, may hinder or prevent us from accessing important information regarding the financial and business operations of these acquired companies. The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the PRC government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. Any rights we may have to specific performance, or to seek an injunction under PRC law, in either of these cases, are severely limited, and without a means of recourse by virtue of the Chinese legal system, we may be unable to prevent these situations from occurring. The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations.

You may have difficulty enforcing judgments against us.

We are a Nevada holding company and most of our assets are located outside of the United States. Most of our current operations are conducted in the PRC. In addition, most of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons is located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in U.S. courts judgments on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts (imposing monetary fines, penalties, damages or otherwise) or entertain original actions brought in the courts of the PRC against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States. Courts in China may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other arrangements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not recognize or enforce a foreign judgment against us or our directors and officers (imposing monetary fines, penalties, damages or otherwise) or entertain original actions brought in the courts of the PRC against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States if they decide that the judgment violates basic principles of PRC law or national sovereignty, security or the public interest. So it is uncertain whether a PRC court would recognize or enforce a judgment rendered by a court in the United States.

We must comply with the Foreign Corrupt Practices Act and PRC anti-bribery law, which may put us at a competitive disadvantage.

Following the registration of our common stock under the Securities Exchange Act of 1934, as amended, we, a former shell company, will be required to comply with the United States Foreign Corrupt Practices Act, which prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of our competitors, are not subject to these prohibitions. We are also subject to PRC anti-bribery law, which strictly prohibits bribery of government officials. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in mainland China. If our competitors engage in these practices, they may receive preferential treatment from personnel of some companies, giving our competitors an advantage in securing business or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage. Although we inform our personnel that such practices are illegal, we can not assure you that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties.

Under the PRC EIT Law, we, Trunkbow BVI and/or Trunkbow Hong Kong may be classified as a “resident enterprise” of the PRC. Such classification could result in PRC tax consequences to us, our non-PRC resident investors, Trunkbow BVI and/or Trunkbow Hong Kong.

On March 16, 2007, the National People’s Congress approved and promulgated a new tax law (the “EIT Law”), which took effect on January 1, 2008. Under the EIT Law, enterprises are classified as “resident enterprises” and “non-resident enterprises.” An enterprise established outside of the PRC with a “de facto management body” within the PRC is considered a “resident enterprise,” meaning that it can be treated in a manner similar to an enterprise organized under the laws of the PRC for PRC enterprise income tax purposes. The implementing rules of the EIT Law define “de facto management body” as a managing body that in practice exercises “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise; however, it remains unclear whether the PRC tax authorities would deem our managing body or the managing body of Trunkbow BVI or Trunkbow Hong Kong as being located within the PRC. Due to the short history of the EIT Law and the lack of applicable legal precedents, the PRC tax authorities determine the PRC tax resident treatment of a foreign (non-PRC) company on a case-by-case basis.

If the PRC tax authorities determine that we, Trunkbow BVI and/or Trunkbow Hong Kong is a “resident enterprise” for PRC enterprise income tax purposes, a number of PRC tax consequences could follow. First, we, Trunkbow BVI and/or Trunkbow Hong Kong could be subject to PRC enterprise income tax at a rate of 25% on our, Trunkbow BVI’s and /or Trunkbow Hong Kong’s worldwide taxable income, as well as PRC enterprise income tax reporting obligations. Second, under the EIT Law and its implementing rules dividends paid between “qualified resident enterprises” are exempt from enterprise income tax. As a result, if we, Trunkbow BVI and Trunkbow Hong Kong are treated as “qualified resident enterprises,” all dividends from Trunkbow Shenzen and Trunkbow Shandong to us (through Trunkbow Hong Kong and Trunkbow BVI) should be exempt from the PRC enterprise income tax.

If Trunkbow Hong Kong were treated as a PRC “non-resident enterprise” under the EIT Law, then dividends that Trunkbow Hong Kong receives from Trunkbow Shenzhen and Trunkbow Shandong (assuming such dividends were considered sourced within the PRC) (i) may be subject to a 5% PRC withholding tax, provided that Trunkbow Hong Kong owns more than 25% of the registered capital of Trunkbow Shenzhen or Trunkbow Shandong, as applicable, continuously within 12 months immediately prior to obtaining such dividends, and the Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income (the “PRC-Hong Kong Tax Treaty”) were otherwise applicable, or (ii) if such treaty does not apply (i.e., because the PRC tax authorities may deem Trunkbow Hong Kong to be a conduit not entitled to treaty benefits), may be subject to a 10% PRC withholding tax. Similarly, if Trunkbow BVI were treated as a “non-resident enterprise” under the EIT Law and Trunkbow Hong Kong were treated as a “resident enterprise” under the EIT Law, then the dividends that Trunkbow BVI receives from Trunkbow Hong Kong (assuming such dividends were considered sourced within the PRC) may be subject to a 10% PRC withholding tax. A similar situation may arise if we were treated as a “non-resident enterprise” under the EIT Law and Trunkbow BVI were treated as a “resident enterprise” under the EIT Law. Any such taxes on dividends could materially reduce the amount of dividends, if any, we could pay to our shareholders.

Finally, if we are determined to be a “resident enterprise” under the EIT Law, or dividends payable to (or gains realized by) our investors that are not tax residents of the PRC (“non-resident investors”) are otherwise treated as income derived from sources within the PRC, this could result in (i) a 10% PRC tax being imposed on dividends we pay to our non-resident investors and that are enterprises (but not individuals) and gains derived by them from transferring our common stock and (ii) a potential 20% PRC tax being imposed on dividends we pay to our non-resident investors who are individuals and gains derived by them from transferring our common stock. In such event, we may be required to withhold the applicable PRC tax on any dividends paid to our non-resident investors. Our non-resident investors also may be responsible for paying the applicable PRC tax on any gain realized from the sale or transfer of our common stock in these circumstances. We would not, however, have an obligation to withhold PRC tax with respect to such gain under the PRC tax laws.

On December 10, 2009, the State Administration of Taxation (“SAT”) released Circular Guoshuihan No. 698 (“Circular 698”), which reinforces the taxation of certain equity transfers by non-resident investors through overseas holding vehicles. Circular 698 is retroactively effective from January 1, 2008. Circular 698 addresses indirect equity transfers as well as other issues. According to Circular 698, where a non-resident investor that indirectly holds an equity interest in a PRC resident enterprise through a non-PRC offshore holding company indirectly transfers an equity interest in the PRC resident enterprise by selling an equity interest in the offshore holding company, and the latter is located in a country or jurisdiction where the actual tax burden is less than 12.5% or where the offshore income of its residents is not taxable, the non-resident investor is required to provide the PRC tax authorities in charge of that PRC resident enterprise with certain relevant information within 30 days of the execution of the equity transfer agreement.The tax authorities in charge will evaluate the offshore transaction for tax purposes. In the event that the PRC tax authorities determine that such transfer is abusing forms of business organization and a reasonable commercial purpose for the offshore holding company other than the avoidance of PRC income tax liability is lacking, the tax authorities will have the power to re-assess the nature of the equity transfer under the doctrine of substance over form. If the SAT’s challenge of a transfer is successful, it may deny the existence of the offshore holding company that is used for tax planning purposes and subject the non-resident investor to PRC tax on the capital gain from such transfer. Because Circular 698 has a short history, there is uncertainty as to its application. We (or a non-resident investor) may become at risk of being taxed under Circular 698 and may be required to expend valuable resources to comply with Circular 698 or to establish that we (or such non-resident investor) should not be taxed under Circular 698, which could have a material adverse effect on our financial condition and results of operations (or such non-resident investor’s investment in us).

If any PRC tax applies to a non-resident investor, the non-resident investor may be entitled to a reduced rate of PRC tax under an applicable income tax treaty and/or a deduction for such PRC tax against such investor’s domestic taxable income or a foreign tax credit in respect of such PRC tax against such investor’s domestic income tax liability (subject to applicable conditions and limitations). Investors should consult their own tax advisors regarding the applicability of any such taxes, the effects of any applicable income tax treaties, and any available deductions or foreign tax credits.

For a further discussion of these issues, see the section of this prospectus captioned “Material PRC Income Tax Considerations” below.

Restrictions under PRC law on our PRC subsidiaries' ability to make dividends and other distributions could materially and adversely affect our ability to grow, make investments or acquisitions that could benefit our business, pay dividends to you, and otherwise fund and conduct our businesses.

Substantially all of our revenues are earned by our PRC subsidiaries, Trunkbow Shenzhen and Trunkbow Shangdong. However, PRC regulations restrict the ability of our PRC subsidiaries to make dividends and other payments to their offshore parent company. PRC legal restrictions permit payments of dividend by our PRC subsidiaries only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. Our PRC subsidiaries are also required under PRC laws and regulations to allocate at least 10% of our annual after-tax profits determined in accordance with PRC GAAP to a statutory general reserve fund until the amounts in said fund reaches 50% of our registered capital. Allocations to these statutory reserve funds can only be used for specific purposes and are not transferable to us in the form of loans, advances or cash dividends. Any limitations on the ability of our PRC subsidiaries to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

SAFE regulations may limit our ability to finance our PRC subsidiaries effectively and affect the value of your investment and may make it more difficult for us to pursue growth through acquisition.

If we finance our PRC subsidiaries through additional capital contributions, the Ministry of Commerce in China or its local counterpart must approve the amount of these capital contributions. On August 29, 2008, SAFE promulgated Circular 142, a notice regulating the conversion by a foreign-invested company of foreign currency into Renminbi by restricting how the converted Renminbi may be used. The notice requires that Renminbi converted from the foreign currency-denominated capital of a foreign-invested company may only be used for purposes within the business scope approved by the applicable governmental authority and may not be used for equity investments in the PRC unless otherwise provided by laws and regulations. In addition, SAFE strengthened its oversight of the flow and use of Renminbi funds converted from the foreign currency denominated capital of a foreign-invested company. The use of such Renminbi may not be changed without approval from SAFE, and may not be used to repay Renminbi loans if the proceeds of such loans have not yet been used for purposes within the company’s approved business scope. Violations of Circular 142 may result in severe penalties, including substantial fines as set forth in the Foreign Exchange Administration Regulations. We cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to the use and conversion of the foreign currencies provided by us to our PRC subsidiaries by mean of loans or capital contributions in the future. If we fail to complete such registrations or obtain such approvals, our PRC subsidiaries’ ability to use and convert such foreign currencies into Renminbi may be negatively affected, in particular in our future equity investments in the PRC, which could adversely and materially affect our ability to fund and expand our business.

Failure to comply with PRC regulations regarding the registration requirements for employee stock ownership plans or share option plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

In the future, we may choose to adopt an employee incentive option plan. Under applicable PRC regulations, all foreign exchange matters relating to employee stock ownership plans, share option plans or similar plans in which PRC citizens participate require approval from SAFE or its authorized local branch. In addition, PRC citizens who are granted share options, shares or other equity interests by an offshore listed company are required, through a PRC agent or PRC subsidiary of the offshore listed company, to register with SAFE and complete certain other procedures. We will become an offshore listed company upon the completion of this offering and may in the future adopt an employee incentive option plan. In such case, we and our PRC employees who are granted share options or shares will be subject to, and intend to comply with, these regulations. If we or our PRC employees fail to comply with these regulations after we become an offshore listed company, we or our Chinese employees may face sanctions imposed by SAFE or other PRC government authorities, including restrictions on foreign currency conversions and additional capital contributions to our PRC subsidiaries.

We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

Pursuant to the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or SAT Circular 698, issued by the State Administration of Taxation on December 10, 2009 with retroactive effect from January 1, 2008, where a non-resident enterprise transfers the equity interests of a PRC resident enterprise indirectly via disposing of the equity interests of an overseas holding company, or an Indirect Transfer, and such overseas holding company is located in a tax jurisdiction that: (i) has an effective tax rate less than 12.5% or (ii) does not tax foreign income of its residents, the foreign investor shall report to the competent tax authority of the PRC resident enterprise this Indirect Transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of avoiding PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC withholding tax at a rate of up to 10%. SAT Circular 698 also provides that, where a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price lower than the fair market value, the relevant tax authority has the power to make a reasonable adjustment to the taxable income of the transaction.

There is uncertainty as to the application of SAT Circular 698. For example, while the term “Indirect Transfer” is not clearly defined, it is understood that the relevant PRC tax authorities have jurisdiction regarding requests for information over a wide range of foreign entities having no direct contact with China. Moreover, the relevant authority has not yet promulgated any formal provisions or formally declared or stated how to calculate the effective tax rates in foreign tax jurisdictions, and the process and format of the reporting of an Indirect Transfer to the competent tax authority of the relevant PRC resident enterprise. In addition, there are not any formal declarations with regard to how to determine whether a foreign investor has adopted an abusive arrangement in order to avoid PRC tax. As a result, we may become at risk of being taxed under SAT Circular 698 and we may be required to expend valuable resources to comply with SAT Circular 698 or to establish that we should not be taxed under SAT Circular 698, which may have a material adverse effect on our financial condition and results of operations.

The approval of the China Securities Regulatory Commission may be required in connection with this offering under a regulation adopted in August 2006, and, if required, we cannot predict whether we will be able to obtain such approval.

In 2006, six PRC regulatory agencies jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rule. This rule requires that, if an overseas company established or controlled by PRC domestic companies or citizens intends to acquire equity interests or assets of any other PRC domestic company affiliated with the PRC domestic companies or citizens, such acquisition must be submitted to the Ministry of Commerce for approval. In addition, this regulation requires that an overseas company controlled directly or indirectly by PRC companies or citizens and holding equity interests of PRC domestic companies needs to obtain the approval of the China Securities Regulatory Commission, or

CSRC, prior to listing its securities on an overseas stock exchange. On September 21, 2006, the CSRC, published a notice on its official website specifying the documents and materials required to be submitted by overseas special purpose companies seeking CSRC’s approval of their overseas listings.

While the application of the M&A Rule remains unclear, based on their understanding of current PRC laws, regulations, and the notice published on September 21, 2006, our PRC counsel, Han Kun Law Offices, has advised us that, since our subsidiaries were established by means of direct investment rather than by merger or acquisition of the equity interest or assets of any “domestic company” as defined under the M&A Rules, and no provision in the M&A Rules classifies our contractual arrangements with Trunkbow Technologies as a type of acquisition transaction falling under the M&A Rules, we are not required to submit an application to the Ministry of Commerce or the CSRC for its approval for our contractual control on Trunkbow Technologies and the listing and trading of our common stock on a US national securities exchange. However, the Ministry of Commerce and the CSRC may hold a different view from our PRC counsel.

If the CSRC or another PRC regulatory agency subsequently determines that the approvals from the Ministry of Commerce and/or CSRC were required our contractual control over Trunkbow Technologies and for this offering, we may need to apply for a remedial approval from the CSRC and may be subject to certain administrative punishments or other sanctions from PRC regulatory agencies. The regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of our foreign currency in our offshore bank accounts into the PRC, or take other actions that could materially and adversely affect our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our common stock.

Also, if the Ministry of Commerce or CSRC later requires that we obtain its approval, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties or negative publicity regarding these approval requirements could materially and adversely affect the trading price of our common stock.

The M&A Rule sets forth complex procedures for acquisitions conducted by foreign investors that could make it more difficult to pursue acquisitions.

The M&A Rule sets forth complex procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex, including requirements in some instances that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. Complying with the requirements of the M&A Rule to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the Ministry of Commerce, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

RISKS RELATED TO THE SECURITIES

A large number of shares may be sold in the market at the commencement of this offering as a result of the sale of 4,000,000 shares by us in a public offering by means of a separate prospectus, which may depress the market price of our common stock, and if such offering did not close as expected could lead to our being delisted from NASDAQ.

Immediately following the date on which offers pursuant to this prospectus may be made, we are expected to close a primary offering of 4,000,000 shares of our common stock by means of a separate prospectus. Accordingly, the establishment of a formal trading market will take place at the commencement of this offering as a result of the concurrent sale of 4,000,000 shares by us in the primary offering, which may lead to sharp increases or decreases in the market price of our common stock. In the event the firm commitment underwritten primary offering does not close as expected, it would likely lead to significant disruption in the establishment of that market and our inability to continue with the listing of our shares on NASDAQ. While we would seek to apply for approval to list our shares of common stock on another exchange to ensure liquidity for our investors, unlike the approval of NASDAQ expected in connection with concurrent primary offering, any such application process could be lengthy and there would be no assurance that such approval would be forthcoming.

Until February 2010 we were a “shell” company and as such, we may have material liabilities of which we are not aware.

We were incorporated as a “shell” company with nominal assets under the name Bay Peak 5 Acquisition Corp. (“BP5”). Immediately prior to the closing of the Share Exchange in February 2010, we conducted a due diligence review of BP5’s financial condition and legal status. Notwithstanding such review, BP5 may have material liabilities that we have not yet discovered. Further, although the Share Exchange Agreement contains customary representations and warranties from BP5 concerning its assets, liabilities, financial condition and affairs, we may have limited or no recourse against former owners or principals of BP5 in the event these prove to be untrue. We cannot insure against any loss we might incur as a result of undisclosed liabilities. See the section entitled “Overview — Our History and Corporate Structure” on page 32 for more information about the Share Exchange and our former status as a “shell” company.

Because we became public by means of a reverse takeover transaction, we may not be able to attract the attention of major brokerage firms.

Additional risks may exist since we became public through a “reverse takeover” with a shell company. Security analysts of major brokerage firms and securities institutions may not cover us since there are no broker-dealers who sold our stock in a public offering who would have an incentive to follow or recommend the purchase of our common stock. No assurance can be given that established brokerage firms will want to conduct any financings for us in the future.

If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We maintain a system of internal control over financial reporting, which is defined as a process designed by, or under the supervision of, our principal executive officer and principal financial officer, or persons performing similar functions, and effected by our Board of Directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

As a newly public company, we have significant additional requirements for enhanced financial reporting and internal controls. We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company.

We cannot assure you that we will not, in the future, identify areas requiring improvement in our internal control over financial reporting. We cannot assure you that the measures we will take to remediate any areas in need of improvement will be successful or that we will implement and maintain adequate controls over our financial processes and reporting in the future as we continue our growth. If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our common stock.

Lack of experience as officers of publicly-traded companies of our management team may hinder our ability to comply with the Sarbanes-Oxley Act.

It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal controls and other finance staff or consultants in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with the Sarbanes-Oxley Act’s internal controls requirements, we may not be able to obtain the independent auditor certifications that the Sarbanes-Oxley Act requires publicly-traded companies to obtain.

We will incur increased costs as a result of being a public company.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act, as well as new rules subsequently implemented by the SEC, has required changes in the corporate governance practices of public companies. We expect these new rules and regulations to increase our legal, accounting and financial compliance costs and to make certain corporate activities more time-consuming and costly. In addition, we will incur additional costs associated with our public company reporting requirements. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. These include statements about our expectations, beliefs, intentions or strategies for the future, which are indicated by words or phrases such as “anticipate,” “expect,” “intend,” “plan,” “will,” “we believe,” “management believes” and similar words or phrases. The forward-looking statements are based on our current expectations and are subject to certain risks, uncertainties and assumptions. Our actual results could differ materially from results anticipated in these forward-looking statements. All forward-looking statements included in this document are based on information available to us as of the date hereof, and we assume no obligation to update any such forward-looking statements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders. We will receive approximately $5,810,838 in proceeds if the selling stockholders were to exercise all 2,905,419 warrants to purchase shares of our common stock to be sold hereunder.

MARKET FOR OUR SECURITIES AND RELATED STOCKHOLDER MATTERS

There has never been a public trading market for our common stock and our common stock is not currently listed or quoted for trading on any national securities exchange or national quotation system. Our common stock has been approved for listing on the NASDAQ Global Market under the symbol “TBOW.”

Holders

As of January 10, 2011, we had approximately 489 record owners of our common stock.

Dividend Policy

We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends on our common stock for the foreseeable future.

Future cash dividends, if any, will be at the discretion of our Board of Directors and will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors as our Board of Directors may deem relevant. We can pay dividends only out of our profits or other distributable reserves and dividends or distributions will only be paid or made if we are able to pay our debts as they fall due in the ordinary course of business.

Securities Authorized for Issuance Under Equity Compensation Plans

We presently do not have any equity based or other long-term incentive programs. In the future, we may adopt and establish an equity-based or other long-term incentive plan if our management believes that it is in our and our stockholders’ best interest to do so.

DILUTION

Our net tangible book value on September 30, 2010 was approximately $35.6 million, or $1.10 per share of common stock. “Net tangible book value” is total assets minus the sum of liabilities and intangible assets. “Net tangible book value per share” is net tangible book value divided by the total number of shares of common stock outstanding on September 30, 2010.

After giving effect to the sale by us of 4,000,000 shares of common stock in this offering at the assumed public offering price of $5.00 per share, and after deducting the underwriting discounts and commissions and estimated expenses related to this offering payable by us, our adjusted net tangible book value as of September 30, 2010 would have been $53.7 million, or $1.47 per share of our common stock. This represents an immediate increase in net tangible book value of $0.37 per share to our existing stockholders and an immediate decrease in the net tangible book value of $3.53 per share to new investors. Dilution in the net tangible book value per share to new investors represents the difference between the offering price per share and the net tangible book value per share of our common stock immediately after this offering. The following table illustrates this per share dilution:

Assumed public offering price per share	$5.00
Net tangible book value per share as of September 30, 2010	$1.10
Increase in net tangible book value per share attributable to this offering	$0.37
As adjusted net tangible book value per share as of September 30, 2010 after giving effect to this offering	$1.47
Dilution per share to new investors in this offering	$3.53

If the underwriters exercise their over-allotment option to purchase up to 600,000 additional shares of common stock from us in full in this offering at the assumed public offering price of $5.00 per share, the adjusted net tangible book value as of September 30, 2010 after giving effect to this offering would increase to $1.54 per share, and dilution per share to new investors in this offering would be $3.11 per share.

SELECTED FINANCIAL INFORMATION

The following table summarizes our historical financial results for the years ended December 31, 2009 and 2008, which is derived from our audited financial statements attached hereto as Exhibit F, as well as for the nine months ended September 30, 2010 and 2009, which are unaudited. Our auditor is Bernstein & Pinchuk LLP.

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Years Ended December 31,
	2009	2008
Revenue	$13,468,581	$12,924,255
Less: Business tax and surcharges	38,624	511,924
Net revenue	13,429,957	12,412,331
Cost of revenue	2,220,577	3,645,429
Gross Margin	11,209,380	8,766,902
Operating expenses
Selling and distribution expenses	533,633	429,067
General and administrative expenses	1,877,732	1,677,055
Research and development expenses	435,712	532,473
	2,847,077	2,638,595
Income from operations	8,362,303	6,128,307
Other income (expense)
Interest income	350	2,591
Interest expense	(66,016)	(4,482)
Other income	—	122,003
Other expenses	(3,655)	(16,768)
	(69,321)	103,344
Income before income tax expense	8,292,982	6,231,651
Income tax expense	—	1,160,137
Net income	8,292,982	5,071,514
Other comprehensive loss
Foreign currency translation adjustment	(92,830)	(158,929)
Comprehensive income	$8,200,152	$4,912,585
Weighted average number of common shares outstanding Basic and diluted	10,000	10,000
Earnings per share Basic and diluted	$829.30	$507.15

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME AND
COMPREHENSIVE INCOME

	Nine Months ended September 30,		Three Months ended September 30,
	2010	2009	2010	2009
	Unaudited	Unaudited	Unaudited	Unaudited
Revenues	$10,899,121	$8,908,346	$2,910,778	$2,550,715
Less: Business tax and surcharges	170,440	27,103	2,389	9,410
Net revenues	10,728,681	8,881,243	2,908,389	2,541,305
Cost of revenues	1,326,354	2,086,026	787,827	794,919
Gross margin	9,402,327	6,795,217	2,120,562	1,746,386
Operating expenses
Selling and distribution expenses	869,163	405,774	400,147	70,712
General and administrative expenses	2,238,440	1,018,108	921,534	450,734
Research and development expenses	732,591	301,211	226,662	108,848
	3,840,194	1,725,093	1,548,343	630,294
Income from operations	5,562,133	5,070,124	572,219	1,116,092
Other expenses
Interest expense	189,927	—	33,379	—
Other expenses	21,276	1,114	9,379	11
	211,203	1,114	42,758	11
Income before income tax expense	5,350,930	5,069,010	529,461	1,116,081
Income tax expense	2,276	—	2,276	—
Net income	5,348,654	5,069,010	527,185	1,116,081
Other comprehensive income
Foreign currency translation fluctuation	419,387	(160,325)	229,848	(161,271)
Comprehensive income	$5,768,041	$4,908,685	$757,033	$954,810
Weighted average number of common shares outstanding
Basic and diluted	32,472,075	19,562,888	32,472,075	19,562,888
Earnings per share
Basic and diluted	$0.16	$0.26	$0.02	$0.06

Historical Balance Sheets

The following table summarizes the audited consolidated balance sheets for Trunkbow International Holdings Limited as of December 31, 2009 and 2008.

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As at December 31,
	2009	2008
ASSETS
Current assets
Cash and cash equivalents	$3,305,473	$490,959
Accounts receivable	10,455,284	656,536
Loans receivable and other current assets, net	1,085,655	1,251,853
Due from directors	2,088,168	1,206,819
Inventories	307,182	—
Total current assets	17,241,762	3,606,167
Property and equipment, net	39,817	56,600
Long-term receivables	—	108,192
	$17,281,579	$3,770,959
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$331,654	$415,884
Accrued expenses and other current liabilities	603,266	272,170
Due to directors	24,430	—
Contingently convertible notes	5,000,000	—
Taxes payable	1,561,599	1,622,427
	$7,520,949	$2,310,481
Commitments and contingencies
STOCKHOLDERS’ EQUITY
Common Stock: par value USD1.00, authorized 50,000 shares, issued and outstanding 10,000 shares at December 31, 2009	10,000	—
Additional paid-in capital	1,332,802	1,242,802
Appropriated retained earnings	1,010,486	27,518
Unappropriated retained earnings	8,002,477	692,463
Accumulated other comprehensive income	(595,135)	(502,305)
Total stockholders’ equity	9,760,630	1,460,478
	$17,281,579	$3,770,959

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

The following table summarizes the consolidated balance sheets for Trunkbow International Holdings Limited as of September 30, 2010 (unaudited) and December 31, 2009.

	September 30, 2010	December 31, 2009
	unaudited
ASSETS
Current assets
Cash and cash equivalents	$10,143,453	$3,305,473
Restricted deposit	358,311	—
Accounts receivable	12,247,866	10,455,284
Loans receivable and other current assets, net	11,546,167	1,085,655
Due from directors	140,114	2,088,168
Inventories	4,899,711	307,182
Total current assets	39,335,622	17,241,762
Property and equipment, net	413,852	39,817
Long-term prepayment	690,115	—
	$40,439,589	$17,281,579
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$193,104	$331,654
Accrued expenses and other current liabilities	471,399	603,266
Short-term loan	1,791,553	—
Due to directors	—	24,430
Contingently convertible notes	—	5,000,000
Taxes payable	2,381,142	1,561,599
	4,837,198	7,520,949
Commitments and contingencies
STOCKHOLDERS’ EQUITY
Preferred Stock: par value USD0.001, authorized 10,000,000 shares, issued and outstanding nil at June 30, 2010 and December 31, 2009
Common Stock: par value USD0.001, authorized 190,000,000 shares, issued and outstanding 32,472,075 shares at June 30, 2010 and 19,562,888 at December 31, 2009	32,472	19,563
Additional paid-in capital	21,384,050	1,323,239
Appropriated retained earnings	1,010,486	1,010,486
Unappropriated retained earnings	13,351,131	8,002,477
Accumulated other comprehensive income	(175,748)	(595,135)
Total stockholders’ equity	35,602,391	9,760,630
	$40,439,589	$17,281,579

Historical Cash Flow Statements

The following table summarizes the audited consolidated cash flow statements for Trunkbow International Holdings Limited for the years ended December 31, 2009 and 2008.

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2009	2008
Cash flows from operating activities
Net income	$8,292,982	$5,071,514
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	20,362	148,934
Loss on disposal of property and equipment	1,281	2,078
Reclassification of fixed assets to inventory sold	—	524,417
Provision for doubtful debts	366,912	—
Changes in operating assets and liabilities:
Accounts receivable	(9,791,845)	(259,894)
Other receivables and current assets	(146,360)	1,764,452
Inventories	(307,017)	—
Accounts payable	(85,218)	(694,554)
Accrued expenses and other current liabilities	383,859	(6,636,312)
Amount due to directors	24,417	—
Taxes payable	(64,827)	1,182,275
Net cash flows (used in) provided by operating activities	(1,305,454)	1,102,910
Cash flows from investing activities
Acquisition of property and equipment	(4,729)	—
Collection from loans to third parties	57,070	81,890
Increase in amount due from directors	(877,876)	(526,824)
Decrease in long term receivables	—	22,566
Net cash flows used in investing activities	(825,535)	(422,368)
Cash flows from financing activities
Proceeds from issuance of common stock	100,000	—
Repayment of loans from third parties	(53,618)	(789,278)
Repayment of long-term payables	—	(143,632)
Proceeds from issuance of contingently convertible notes	5,000,000	—
Net cash flows provided by (used in) financing activities	5,046,382	(932,910)
Effect of exchange rate fluctuation on cash and cash equivalents	(100,879)	36,220
Net increase (decrease) in cash and cash equivalents	2,814,514	(216,148)
Cash and cash equivalents – beginning of year	490,959	707,107
Cash and cash equivalents – end of year	3,305,473	490,959
Supplemental disclosure of cash flow information
Cash paid for interest	$—	$4,482
Cash paid for income taxes	$263	$—

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2010	2009
	Unaudited	Unaudited
Cash flows from operating activities
Net income	$5,348,654	$5,069,010
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	56,387	16,307
Loss on disposal of property and equipment	—	1,286
Changes in operating assets and liabilities:
Accounts receivable	(1,548,114)	(7,813,840)
Loans receivable and other current assets	(6,298,196)	600,563
Inventories	(4,506,556)	(214,306)
Long-term prepayment	(678,138)	—
Accounts payable	(142,914)	1,415,481
Accrued expenses and other current liabilities	4,816	413,274
Amount due to directors	(24,504)	—
Taxes payable	773,453	389,199
Net cash flows used in operating activities	(7,015,112)	(123,026)
Cash flows from investing activities
Acquisition of property and equipment	(409,398)	(526)
Payment on loans to third parties	(3,958,616)	(218,636)
Collection in amount due from directors	1,956,858	356,039
Collection in long-term receivables	—	108,377
Net cash flows provided by (used in) investing activities	(2,411,156)	245,254
Cash flows from financing activities
Increase in restricted deposit	(358,311)	—
Proceeds from issuance of common stock (net of finance costs)	17,073,720	—
Repayment of loans from third parties	(146,705)	(200,218)
Repayment of contingently convertible notes	(2,000,000)	—
Proceeds from short-term loan	1,760,460	—
Net cash flows provided by (used in) financing activities	16,329,164	(200,218)
Effect of exchange rate fluctuation on cash and cash equivalents	(64,916)	(166,643)
Net increase (decrease) in cash and cash equivalents	6,837,980	(244,633)
Cash and cash equivalents – beginning of period	3,305,473	490,959
Cash and cash equivalents – end of period	$10,143,453	$246,326
Supplemental disclosure of cash flow information
Cash paid for interest	$189,927	$—
Cash paid for income taxes	$—	$—
Supplemental disclosure of noncash financing activities
Conversion of contingently convertible notes to common stock	$3,000,000	$—

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of our operations should be read in conjunction with our financial statements and the notes to those statements. This discussion contains forward-looking statements reflecting our management’s current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed on page 7 entitled “Risk Factors” and elsewhere in this Prospectus.

We provide technology platform solutions for mobile telecom operators in the People’s Republic of China. Our patented platforms provide a comprehensive solution for Chinese telecom operators to deliver and manage the distribution of various mobile value added service (“MVAS”) applications to their subscribers. We believe that the Trunkbow brand is regarded by the telecom operators as a well managed, trusted provider of technology solutions. Our research and development focused business model provides us with a defensible market position as a technology provider to the telecom operators.

Currently our technology is the subject of 164 filed patent applications, of which 50 have been granted by the National Intellectual Property Administration of the People’s Republic of China. We have recently begun the process of filing for international and U.S. patents in order to protect our intellectual properties globally.

The primary geographic focus of our operations is in China, where we derive substantially all of our revenues. We conduct our business operations primarily through our wholly-owned subsidiaries Trunkbow Asia Pacific (Shenzhen) Limited and Trunkbow Asia Pacific (Shandong) Limited. Both companies are registered in PRC as Wholly-Owned Foreign Enterprises.

Overview

Our History and Corporate Structure

We were incorporated as a “shell” company with nominal assets under the name Bay Peak 5 Acquisition Corp. We were incorporated in the State of Nevada on September 3, 2004 as a wholly owned subsidiary of Visitalk Capital Corporation (“VCC”). We were formed as part of the implementation of the Chapter 11 reorganization plan (the “Visitalk Plan”) of visitalk.com, Inc. (“Visitalk.com”), a former provider of VOIP services. The Visitalk Plan was deemed effective by the Bankruptcy Court on September 17, 2004 (the “Effective Date”). On September 22, 2004, Visitalk.com was merged into VCC, which was authorized as the reorganized debtor under the Visitalk Plan.

On July 28, 2008, pursuant to Stock Purchase Agreements (“SPAs”), we sold 5,971,898 shares of common stock to two parties unaffiliated with us (the “Purchasing Shareholders”) for a total payment of $51,000, or approximately $.008 per share (the “Change of Control Transactions”). On August 29, 2008, the SPAs were approved by our shareholders at a special shareholders’ meeting and all the closing conditions of the SPAs were met. After the Change of Control Transactions, including the impact of a related master settlement agreement, these newly issued shares represented 85.5% ownership of us. One of the parties, Bay Peak, LLC (“Bay Peak”), had contacts with various companies and individuals in Asia, in particular the PRC. Cory Roberts, the managing member of Bay Peak, was appointed to our Board of Directors and elected President in conjunction with the Change of Control Transactions. On August 28, 2008, shareholders authorized adopting the name of Bay Peak 5 Acquisition Corp. Also on August 28, 2008, shareholders ratified a one-for-seven reverse stock split (the “First Reverse Split”), which was implemented on January 6, 2010 and in January 2010, authorized a further reverse split of 4.14 for 1, which was implemented on January 27, 2010 (the “Second Reverse Split”).

Effective as of September 24, 2008, we entered into a Plan and Agreement of Merger (the “Plan and Agreement of Merger”) with VT Dutch Services, also a subsidiary of VCC, pursuant to which VT Dutch Services merged with and into us. Pursuant to the merger, holders of shares of common stock of VT Dutch Services received the identical number and class of our stock as they held in VT Dutch Services, and holders of warrants of VT Dutch Services received the identical number and class of our warrants as they held in VT Dutch Services. In connection with the Plan and Agreement of Merger, VT Dutch Services also changed its name to “Bay Peak 5 Acquisition Corp.” All shares of common stock of BP5 held prior to the consummation of the transactions contemplated by the Plan and Agreement of Merger were cancelled. The sole purpose of the merger was to change the corporate domicile of VT Dutch Services from Arizona to Nevada and to effect a name change of VT Dutch Services.

In February 2010 we entered into the Share Exchange Agreement with Trunkbow BVI and the shareholders of Trunkbow BVI (the “Shareholders”), who together owned shares constituting 100% of the issued and outstanding ordinary shares of Trunkbow BVI (the “Trunkbow BVI Shares”), and Bay Peak, our former principal shareholder. Pursuant to the terms of the Share Exchange Agreement, the Shareholders transferred to us all of the Trunkbow BVI Shares in exchange for the issuance of 19,562,888 (the “Shares”) shares of our common stock (the “Share Exchange”). As a result of the Share Exchange, Trunkbow BVI became our wholly owned subsidiary. After giving effect to the Share Exchange, the sale of common stock in the February 2010 Offering and the BP5 Warrant Financing (as defined below) (i) existing shareholders of Trunkbow BVI owned approximately 60.25% of our outstanding common stock, (ii) purchasers of common stock in the February 2010 Offering owned approximately 26.01% of our outstanding common stock (including 7.7% owned by VeriFone, Inc.), (iii) the holders of BP5 warrants owned approximately 8.54% of our outstanding common stock and (iv) the pre-existing shareholders of BP5 owned approximately 5.2% of our outstanding common stock.

We were founded in 2001 by former Silicon Valley engineers with extensive experience in the telecom industry. We have been able to develop first to market application platforms that enable telecom operators to generate significant new revenue streams by leveraging our extensive knowledge of the mobile network technology. Since our inception, we have invested significant time and resources to develop cutting edge technology solutions for our customers. We were the first to create and develop a Color Ring Back Tone (“CRBT”) application platform for Shandong Unicom in 2003. Since then, this innovative service solution has become the third largest revenue contributor for China Mobile after voice and Short Message Service (“SMS”).

Concurrent with the Share Exchange, (i) we entered into a securities purchase agreement (the “Purchase Agreement”) with certain investors (the “Investors”) for the sale of an aggregate of 8,447,575 shares (the “Investor Shares”) and 1,689,515 warrants (the “Investor Warrants”), for aggregate gross proceeds equal to $16,895,150 (the “February 2010 Offering”) and (ii) certain holders of our outstanding warrants issued to creditors and claimants of Visitalk.com, in accordance with the Visitalk Plan, referred to herein as the “BP5 Warrant Investors” exercised the 2,774,500 warrants owned by them for an aggregate exercise price of $5.5 million and received warrants to purchase an aggregate of 554,900 shares of common stock (“BP5 Warrant Financing”).

We believe that we have a competitive advantage over our primary competitors by our proven track record of innovation. We believe Chinese telecom operators continue to utilize our technology platforms because of our superior technological solutions and unique product offerings.

Our organizational structure is as follows:

(1)	Trunkbow International Holdings Limited (“Trunkbow BVI”) was established in the British Virgin Islands (“BVI”) on July 17, 2009. Trunkbow BVI itself has no significant business operations and assets other than holding of equity interests in its subsidiaries and VIE through a series of reorganization activities described below (the “Reorganization”).
(2)	Trunkbow (Asia Pacific) Investment Holdings Limited (“Trunkbow Hong Kong”) was established as an Investment Holding Company in Hong Kong Special Administrative Region of the People’s Republic of China (the “PRC”) on July 9, 2004. As part of the reorganization, on September 16, 2009, the entire issued share capital Trunkbow Hong Kong was transferred to Trunkbow BVI.
(3)	Trunkbow Asia Pacific (Shandong) Company, Limited (“Trunkbow Shandong”) was established as a wholly foreign owned enterprise on December 10, 2007 in Jinan, Shandong Province, the PRC by Trunkbow Hong Kong. It is principally engaged in research and development of application platforms for mobile operators in the PRC.
(4)	Trunkbow Asia Pacific (Shenzhen) Company, Limited (“Trunkbow Shenzhen”) was established as a wholly foreign owned enterprise on June 7, 2007 in Shenzhen, Guangdong Province, the PRC by Trunkbow Hong Kong. It is principally engaged in research and development of application platforms for mobile operators in the PRC.
(5)	Trunkbow Technologies (Shenzhen) Company, Limited (“Trunkbow Technologies”) was established as a limited liability company on December 4, 2001 in Shenzhen, Guangdong Province, the PRC. Trunkbow Technologies was formerly engaged in research and development of application platforms for mobile operators in China as well as wireless application systems for the international market. Trunkbow Technologies no longer accounts for any of our new business, currently represents less than 10% of our current revenues and is being operationally wound down.

How We Generate Revenue

We develop wireless enablement platforms targeted at cellular carriers and provide them with constantly improving interactive delivery vehicles to improve cellular performance and end-user functionality. We leverage our patented technology platforms to help telecom operators in China to increase their per subscriber revenue and reduce subscriber churn. We generate revenues through direct and indirect revenue sharing agreements with the relevant provincial branch of the telecom operators, one-time service and product sales, and maintenance fees. We charge a one time licensing fee and an annual maintenance fee of approximately 5 – 10% of the initial system purchasing amount. We also have monthly revenue sharing contracts in place with resellers and directly with the relevant provincial branch of the telecom providers for up to a 50% share in the revenue generated through our proprietary applications platforms. In addition to one-time sales and revenue sharing, we also generate revenue through transaction fees for our Mobile Payment System solution.

Our current MVAS Application Platform solutions generate revenue through one time sales and recurring revenues. For our Caller Color Ring Back Tone (“Caller CRBT”) and Color Numbering solution, we have revenue sharing agreements with resellers and directly with telecom providers to receive up to 50% of the subscription revenues generated for up to 5 years and then renewable upon expiration. For our Number Change Notification (“NCN”) solution, we receive revenues from one-time system sales and maintenance fees.

For our Mobile Payment System solution, we generate both one-time and recurring revenues.

We generate non-recurring revenues in the following ways:

•	System sales to telecom providers which enables the mobile payment function on their network;
•	System sales to telecom providers that enables various MPS compatible SIM and mobile payment functions for their corporate clients; and
•	Revenue share on the MPS compatible SIM cards that are sold to the telecom providers.

We generate recurring revenues in the following ways:

•	Up to a 50% share of the monthly function fee charged by the telecom providers;
•	0.1 – 0.5% of total transaction cost on purchases made through the mobile payment application; and
•	Monthly rental revenues on POS (Point of Sales) machines deployed by Trunkbow.

We operate under exclusive patent licensing and revenue sharing agreements for Caller CRBT in three provinces with local branches of China Telecom, two provinces with local branches of China Mobile and two provinces with local branches of China Unicom, Number Change Notification in two provinces with local branches of China Unicom and two provinces with local branches of China Telecom, and Mobile Payment System in four provinces with local branches of China Telecom. These agreements typically have a one to five year term. In addition, we have sold over 10 different other platform services to the mobile operators over the past years.

In determining development priorities, we conduct research efforts which include client input, market analysis, economic considerations, revenue potential and technical feasibility. Only when these factors each rise above a predefined threshold will a true development undertaking ensue. As an ISO 9000 certified business entity, which is a family of standards for quality management systems that is maintained by the International Organization for Standardization, and in keeping with this practice, all projects must adhere to a pre-defined regimen of development and only ends when acceptance by the client is gained.

Our business has grown rapidly since inception and we anticipate that our business will continue to grow at a rapid pace in the next three to five years. We expect that our growth will be driven by the broad adoption of our Caller CRBT and Mobile Payment services, geographic expansion and the introduction of new products and services.

Our customers are primarily telecom service providers in the PRC, including local branches of China’s three major cellular carriers, China Telecom, China Unicom and China Mobile. Collectively, these carriers provide services to greater than 700 million cellular subscribers. For the fiscal years ended December 31, 2009 and 2008, revenues generated directly by sales to China Telecom, China Unicom and China Mobile accounted for approximately 3%, 6% and nil, and 4%, 95% and nil, respectively, of our total revenues, and 6%, 6% and nil, and 5%, 6% and nil, respectively, for the nine months ended September 30, 2010 and 2009. When we include resales of our products to these carriers through intermediaries (i.e., direct and indirect sales to these carriers), then revenues generated from sales to these three carriers for the fiscal years ended December 31, 2009 and 2008 accounted for approximately 42%, 15% and 42%, and 4%, 95% and nil, respectively, of our total revenues, and 24%, 29% and 45%, and 29%, 6% and 63%, respectively, for the nine months ended September 30, 2010 and 2009. The significant increase in revenues generated from sales to China Mobile for 2009 as compared to 2008 is attributable to the sale in 2009 of two platforms to two resellers that provided an air-charge system to China Mobile in two provinces. The large variations in revenues attributable to China Unicom and China Mobile during 2008 and 2009 are mainly attributable to a reorganization of China Unicom which resulted in that company’s CDMA segment being spun-off into China Telecom and the remaining company being merged with China Netcom. Even though our relationship with these three continues to expand, it is important to understand the complexity of these relationships.

To be accepted as an approved vendor of services to any of these carriers, a company must first gain approval at a corporate level by successfully completing a series of tests of its technology. Once completed, the next step is to gain contracted business from each operating unit. Each of the 30 provinces, municipalities and autonomous regions contains its own self sufficient cellular operating unit with separate P&L responsibility. In other words, with 30 regions, there are 30 separate operating companies per cellular carrier. This model is replicated in each of the three major carriers, resulting in a total of ninety potential clients within China.

The PRC government has mandated that these mobile payment services and MVAS functions must be available to all provinces over the next five years. With such services currently available in 13 provinces, the 17 remaining provinces will be seeking them from the market with Trunkbow being a major incumbent; fully vetted at a corporate level and with patented technology.

While we were initially focused exclusively on the PRC market, we have built a product set for the global sector. To this end, we are now actively positioning our product sets with carriers in the US and Europe, and we are entering the global market with a well accepted product set and excellent credentials.

Seasonality

Our quarterly operating results have varied significantly in the past and are likely to continue to vary significantly in the future. Historically, we have generally experienced a slowdown or decrease in generating revenues in the first and fourth quarter of the year due to the Chinese Lunar New Year as a majority of the businesses in the PRC shut down for a month long holiday and slow down for a month prior to the New Year celebration. We believe that this fluctuation will gradually subside as we increase our recurring revenue streams.

Opportunities, Risks and Challenges

As the Big Three telecom carriers compete fiercely for subscriber growth, they are looking for differentiation to attract and retain end users while trying to grow revenue from each subscriber. With over 150 patented mobile applications, we believe Trunkbow is in a perfect position to help these telecom carriers achieve this objective. We have been implementing our Caller CRBT, NCN and Mobile Payment for all three carriers in many provinces across China based on a revenue sharing model as described above. A summary of our current product roll-out, by province, is shown in the table below.

APPLICATIONS	2010 PROVINCES	2011 PROVINCES
Caller CRBT	13	16
Mobile Payment	12	16
NCN	10	15

Management believes it is critical that we roll-out the products with the carriers within the next 12 months and to secure at least 16 provinces for both Caller CRBT and Mobile Payment applications. Although these deployments are capital intensive, the February 2010 Offering provided us with adequate funds to implement these application services across the PRC.

Once the applications are in service, we will expect to see recurring revenue streams and create visible revenue and profits for the next two to three years.

In addition to our current product offerings, we recognize that we must continue to innovate with new applications to build our product pipelines to extend our revenue and profit growth beyond three years. Therefore, we have invested heavily in R&D for new applications, which we believe will result in at least 10 patent applications filed each year for the next five years.

Finally, we also understand that it is imperative for us to manage our cash flow, since we have experienced a significant increase in our accounts receivable balance at December 31, 2009 as compared to December 31, 2008, with increased average periods to collect on such accounts receivable. In order to support the product deployment objective, our long term intention is to shorten the days’ sales outstanding from the current 151 days to between 90 and 120 days.

Results of Operations

Three and Nine Months Ended September 30, 2010 and 2009

Net Revenues:  Net revenues increased $0.37 million, or 14.4%, from $2.54 million for the three months ended September 30, 2009 to $2.91 million for the three months ended September 30, 2010. Net revenues increased $1.8 million, or 20.8%, from $8.88 million for the nine months ended September 30, 2009 to $10.73 million for the nine months ended September 30, 2010. Software sales increased $2.45 million, or 100%, from $0.01 million for the three months ended September 30, 2009 to $2.46 million for the three months ended September 30, 2010, due to the deployment of our mobile payment platform with China Mobile through our reseller, which accounted for $2.4 million of such increase. Software sales increased $9.70 million, or 100%, from $0.01 million for the nine months ended September 30, 2009 to $9.72 million for the nine months ended September 30, 2010, mainly due to increased sales in Mobile Payment by $4.3 million and MVAS software of Caller CRBT and NCN by $4.7 million in additional provinces. Our net revenues shifted to more software sales and less system integration sales during this period. System integration revenues decreased $1.94 million, or 82.1%, from $2.36 million for the three months ended September 30, 2009 to $0.42 million for the three months ended September 30, 2010, and decreased $7.44 million, or 88.79%, from $8.38 million for the nine months ended September 30, 2009 to $0.94 million for the nine months ended September 30, 2010, due to seasonal fluctuations and the change in demand of our customers for the various components of our services.

We started to deploy Mobile Payment System platforms with our customers from the third quarter of 2009. We generated revenues of $0.29 million and $2.62 million, $0.42 million and $2.13 million, from MVAS technology platforms and Mobile Payment System solutions for the three months ended September 30, 2010 and 2009, and $5.76 million and $5.14 million, $6.78 million and $2.13 million for the nine months ended September 30, 2001 and 2009, respectively. Mobile Payment System solutions have become a significant revenue segment, representing 90% and 83.5% for the three months ended September 30, 2010 and 2009, and 47% and 24% for the nine months ended September 30, 2010 and 2009.

Gross Margin:  Gross margin increased $0.37 million, or 21.4%, from $1.75 million for the three months ended September 30, 2009 to $2.12 million for the three months ended September 30, 2010. The gross margin rate increased by 4.2% from 68.7% to 72.9% due to significantly less hardware costs being allocated during this period. Gross margin increased $2.61 million, or 38.4%, from $6.80 million for the nine months ended September 30, 2009 to $9.40 million for the nine months ended September 30, 2010. The increase in gross margin was due to revenue growth associated with the software sales in which significantly less fixed costs and hardware costs were allocated. Gross margin rate increased from 76.5% for the nine months ended September 30, 2009 to 87.6% for the nine months ended September 30, 2010, which was also due to a lower allocation of hardware costs. The gross margin or the gross margin rate for the MVAS technology and Mobile Payment System solutions was $0.02 million or 6% and $2.1 million or 80.3%, respectively, for the three months ended September 30, 2010, and $0.3 million or 74.2% and $1.4 million or 67.6%, respectively, for the three months ended September 30, 2009. The gross margin or the gross margin rate for the MVAS technology platforms and Mobile Payment System solutions was $5 million or 89.3% and $4.4 million or 85.8%, respectively, for the nine months ended September 30, 2010, and $5.35 million or 79.3% and $1.44 million or 67.7%, respectively, for the nine months ended September 30, 2009.

Operating expenses:  Operating expenses, including selling, general and administrative expenses and R&D increased $0.92 million, or 145.7%, from $0.63 million for the three months ended September 30, 2009 to $1.55 million for the three months ended September 30, 2010. Operating expenses increased $2.12 million, or 122.6%, from $1.73 million for the nine months ended September 30, 2009 to $3.84 million for the nine months ended September 30, 2010. The increase in operating expenses was related to the expansion of administrative and R&D departments with recruitment of more employees, related office expenses, as well as the addition of public company related expenses.

Interest expenses:  Interest expenses increased $0.03 million, or 100%, from nil for the three months ended September 30, 2009 to $0.03 million for the three months ended September 30, 2010 due to an increase in short-term loans with an annual interest rate of 6.6375%. Interest expenses increased $0.19 million, or 100%, from nil for the nine months ended September 30, 2009 to $0.19 million for the nine months ended September 30, 2010 due to an increase in interest expenses from the contingently convertible notes with an annual interest rate of 12% and short-term loans with an annual interest rate of 6.6375%.

Research and Development:  For the three months ended September 30, 2010 and 2009, we spent $0.23 million and $0.11 million on research and development expenses, of which $0.12 million and $0.08 million was attributable to MVAS and $0.11 million and $0.03 million was attributable to mobile payment systems. For the nine months ended September 30, 2010 and 2009, we spent $0.73 million and $0.3 million on research and development expenses, of which $0.37 million and $0.23 million was attributable to MVAS and $0.36 million and $0.07 million was attributable to mobile payment systems.

EBIT:  EBIT decreased $0.55 million, or 49.6%, from $1.12 million for the three months ended September 30, 2009 to $0.56 million for the three months ended September 30, 2010. EBIT margin rate decreased 24.5% from 43.9% for the three months ended September 30, 2009 to 19.4% for the three months ended September 30, 2010, principally due to seasonal fluctuation and the change in demand of customers in terms of ways of providing software or systems with hardware. EBIT increased $0.47 million, or 9.3%, from $5.07 million for the nine months ended September 30, 2009 to $5.54 million for the nine months ended September 30, 2010. EBIT margin rate decreased 5.4% from 57.1% for the nine months ended September 30, 2009 to 51.6% for the nine months ended September 30, 2010, principally due to revenue growth associated with our geographic expansion into additional provinces and improved fixed cost allocations associated with the increase in revenues and gross margin, netted against the effect of the increase in interest expenses.

Fiscal Years Ended December 31, 2009 versus 2008

Revenues:  Revenues increased $0.6 million, or 4%, from $12.9 million in 2008 to $13.5 million in 2009. Software sales increased $1.36 million, or 155% from $0.88 million in 2008 to $2.2 million in 2009, due to increased sales in mobile newspaper services, geographic expansion and the introduction of new products and services. System integration decreased $2.5 million, or 22%, from $10.95 million to $8.5 million and patent licensing revenues increased $2 million, or 100%, from nil in 2008 to $2 million in 2009, due to change of customers’ demand. We licensed our mobile payment caller CRBT patent to our customers instead of providing the system integration in 2009. Maintenance revenues decreased $0.4 million, or 32%, from $1.1 million 2008 to $0.74 million in 2009 due to reduced demand for technical support.

We generated revenues of $10.21 million and $3.26 million from MVAS technology platforms and Mobile Payment System solutions, respectively, for the year ended December 31, 2009, and $12.92 million and nil, respectively, for the year ended December 31, 2008. The gross margin for the two system platforms was $8.71 million and $2.5 million, respectively, for the year ended December 31, 2009, and $8.77 million and nil, respectively, for the year ended December 31, 2008.

Gross Margin:  Gross margin increased $2.4 million, or 28%, from $8.8 million in 2008 to $11.2 million in 2009. The increase in gross margin was due to revenue growth and improved fixed cost allocations attributable to economies of scale from the increased use of our technologies. Gross margin rate increased from 71% in 2008 to 83% in 2009.

Operating Expenses:  Selling, general and administrative expenses and R&D increased $0.21 million, or 8%, from $2.6 million in 2008 to $2.8 million in 2009. Selling, general and administrative expenses and R&D represented 20% of revenue in 2008 and 21% of revenue in 2009. The increase in selling, general and administrative expenses and R&D were related to the expansion of business activities including travel and meetings.

Research and Development:   For the years ended December 31, 2008 and 2009, we spent $0.44 million and $0.53 million on research and development expenses, respectively, of which $0.41 million was attributable to MVAS and $0.03 million was attributable to mobile payment systems for the year ended December 31, 2008, and of which $0.4 million to MVAS and $0.13 million to mobile payment systems for the year ended December 31, 2009.

EBIT:  EBIT increased $2 million, or 33%, from $6.2 million in 2008 to $8.3 million in 2009. EBIT margin rate increased from 50% in 2008 to 62% in 2009. The improvement in EBIT was principally due to revenue growth and improved fixed cost allocations associated with the increase in revenues and gross margin, as well as increased sales of our mobile payment solutions.

Critical Accounting Policies and Estimates.  We prepare our financial statements in conformity with U.S. GAAP, which requires us to make estimates and assumptions that affect our reporting of, among other things, assets and liabilities, contingent assets and liabilities and revenues and expenses. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experiences and other factors that we believe to be relevant under the circumstances. Since our financial reporting process inherently relies on the use of estimates and assumptions, our actual results could differ from what we expect. This is especially true with some accounting policies that require higher degrees of judgment than others in their application. We consider the policies discussed below to be critical to an understanding of our audited consolidated financial statements because they involve the greatest reliance on our management’s judgment.

Revenue Recognition.  We derive revenues from our MVAS Technology Platforms and Mobile Payment Solutions in the form of providing system integration, sales of software, patent licensing and maintenance services. With respect to the system integration, we sign contracts with telecommunication and mobile operators and system integrators to install and integrate the Group’s software with the hardware and software purchased from third-party suppliers. Deliverables of system integration include: software, hardware, integration, installation and training. No PCS arrangement is included in system integration. Revenue is recognized when the last deliverable in the arrangement is delivered and when all of the following criteria have been met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the vendor’s fee is fixed or determinable; and (4) collectability is probable.

With respect to the sales of software, revenue is recognized when the last deliverable in the arrangement is delivered and when all of the following criteria have been met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the vendor’s fee is fixed or determinable; and (4) collectability is probable.

With respect to patent licensing, we enter into contracts with local system integrators who further contract with telecommunication and mobile operators, and provide these system integrators with our patents which permit the system integrators to use our patents. The system integrators pay the Group a one-time license fee for obtaining the programs and technologies. Patent licensing revenues are recognized when all revenue recognition criteria according to ASC 985-605 have been met.

Revenue derived from technical support contracts primarily includes telephone consulting, on-site support, product updates, and releases of new versions of products previously purchased by the customers, as well as error reporting and correction services. Maintenance contracts are typically sold for a separate fee with initial contractual period of one year with renewal for additional periods thereafter. Technical support service revenue is recognized ratably over the term of the service agreement.

Accounts Receivable.  We sell our products and services to telecommunication and mobile operators directly or through resellers. We do not require collateral from our customers.

We perform ongoing credit evaluations of our customers and review the composition of accounts receivable, analyze historical bad debts, customer concentration, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate if allowance for doubtful accounts is needed.

Recently issued accounting pronouncements

The FASB issued ASU 2010-13, Compensation — Stock Compensation (ACS Topic 718): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades. The ASU codifies the consensus reached in Emerging Issues Task Force (EITF) Issue No. 09-J. The amendments to the Codification clarify that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity shares trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity.

The amendments in the ASU are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. Earlier adoption is permitted. The amendments are to be applied by recording a cumulative-effect adjustment to beginning retained earnings. We are currently evaluating the impact of adopting this update on our consolidated financial statements.

In May 2010, the FASB issued ASU 2010-19, Foreign Currency (Topic 830): Foreign Currency Issues: Multiple Foreign Currency Exchange Rates. The amendments in this Update are effective as of the announcement date of March 18, 2010. We do not expect the provisions of ASU 2010-19 to have a material effect on our financial position, results of operations or cash flows.

Foreign Currency Translation

Our functional currency is the renminbi (“RMB”) which is not freely convertible into foreign currencies. We maintain our financial statements in the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet date. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the date of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, our financial statements, which are prepared using the functional currency, have been translated into U.S. dollars. Assets and liabilities are translated at the exchange rates at the balance sheet date and revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in foreign currency translation adjustment of other comprehensive income, a component of stockholders’ equity.

The exchange rates applied are as follows:

	As of December 31,
	2009	2008
Year end RMB exchange rate	6.8372	6.8542
Average RMB exchange rate	6.8409	6.9623

There is no significant fluctuation in exchange rate for the conversion of RMB to U.S. dollars after the balance sheet date.

Liquidity and Capital Resources

In summary, our cash flows were as follows:

Trunkbow International Holdings Limited Summary Cash Flows

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008
Net cash flows provided by (used in) operating activities	$(7,015,112)	$(123,026)	$(1,305,454)	$1,102,910
Net cash flows provided by (used in) investing activities	(2,411,156)	245,254	(825,535)	(422,368)
Net cash flows provided by (used in) financing activities	16,329,164	(200,218)	5,046,382	(932,910)
Effect of foreign currency fluctuation on cash and cash equivalents	(64,916)	(166,643)	(100,879)	36,220
Net increase (decrease) in cash and cash equivalents	$6,837,980	$(244,633)	$2,814,514	$(216,148)
Cash and cash equivalents – beginning of year/period	$3,305,473	$490,959	$490,959	$707,107
Cash and cash equivalents – end of year/period	$10,143,453	$246,326	$3,305,473	$490,959

Our cash and cash equivalents include all cash, deposits in banks and other highly liquid investments with initial maturities of three months. Our principal sources of liquidity are cash, short-term investments and cash generated from operations. We believe that our existing cash, short-term investments and cash generated from operations will be sufficient to satisfy our current level of operations through June 2011. Our liquidity could be negatively affected by a decrease in demand for our products and services. In addition, we may need to raise additional capital through future debt or equity financings to fund our growth. We expect that our ongoing capital requirements for both working capital and capital expenditures (including R&D) for the remainder of 2010 and 2011 will be approximately $2 million and $20 – $25 million, respectively.

We lease office space under a lease agreement with a term expiring in April 2014. The lease may be cancelled by either party with 30-days prior written notice.

Future minimum rental payments under this operating lease are as follows:

Office Rental
Three months ending December 31, 2010	$62,160
Year ending December 31, 2011	207,930
Year ending December 31, 2012	153,888
Year ending December 31, 2013	27,664
Year ending December 31, 2014	6,091
Total	$457,733

We do not have other commitments besides the commitment in office rental.

Operating Activities

Net cash flows used in operating activities for the nine months ended September 30, 2010 was $7.02 million as compared with $0.12 million used in operating activities for the nine months ended September 30, 2009, for a net increase of $6.9 million. This increase was mainly due to the significant increase in the change of loans receivable and other current assets and inventory, offset by the effect of a decrease in changes of accounts receivable during the nine months ended September 30, 2010. The change in accounts receivable decreased significantly, from $7.81 million for the nine months ended September 30, 2009 to $1.55 million for the nine months ended September 30, 2010, due to the significant increase in revenues from two resellers that provided an air-charge system to China Mobile during the nine months ended September 30, 2009. Subsequent to the balance sheet date, $1.31 million has been collected on the accounts receivable as of September 30, 2010.

The decrease in operating cash flows was also attributable to a substantial increase in cash out flows from advances to suppliers of $6.87 million as of September 30, 2010 when compared to December 31, 2009, due to different demands by the suppliers and our commitment with VeriFone for the purchase of point of sale systems. While there was no material change in advance to suppliers as of September 30, 2009 when compared to December 31, 2008, there was no material effect on the cash flow by advance to suppliers for the nine months ended September 30, 2009.

The inventory balance increased significantly by $4.59 million from $0.31 million as of December 31, 2009 to $4.90 million as of September 30, 2010, due to the purchase of point of sale systems from Verifone, related to the deployment of our mobile payment platforms.

Investing Activities

Our main use of funds on investing activities during the nine months ended September 30, 2010 and 2009 was on advances to directors and loans to third parties. The amounts due from directors as of September 30, 2010 represented an advance to the directors for business expenses to be paid on behalf of the Company.

For the nine months ended September 30, 2010, our main use of investing activities was for loans to third parties. The cash payments used in investing activities was netted against the collections from amounts due from directors.

Financing Activities

Net cash flows provided by financing activities for the nine months ended September 30, 2010 was $16.33 million as compared with $0.2 million used in financing activities for the nine months ended September 30, 2009.

Of the $5 million contingently convertible notes as of December 31, 2009, $2 million was repaid in cash to the convertible note holders in February and March 2010, and $3 million was converted to 1,500,000 shares of common stock at $2.00 per share as a result of the February 2010 Offering.

The cash provided by financing activities for the nine months ended September 30, 2010 included the net proceeds from the February 2010 Offering of $17.07 million and the short-term loan of $1.76 million, offset by the repayment of $2 million contingently convertible notes.

Off-Balance Sheet Arrangements

We currently have no off-balance sheet arrangements.

Inflation

Inflation has not historically been a significant factor impacting our financial results.

BUSINESS

Company Overview

We are an innovative mobile application enabler, offering telecom operators in China application platforms on which to offer Mobile Value Added Solutions (“MVAS”) to subscribers. We enable telecom operators to offer their subscribers access to unique mobile applications, innovative tools, value-added services and an overall superior mobile experience. In doing so, we add value to our clients by helping them increase their average revenue per user and decrease subscriber churn. We develop and implement a range of comprehensive platform solutions for our customers that enable MVAS applications for their subscribers. As a technology enabler, our solutions may be generally classified into two categories: MVAS Technology Platforms and Mobile Payment Solutions. We provide both hardware and software solutions that are integrated into our clients’ existing IT infrastructure. We also offer additional services including technical support and system maintenance for our clients.

We currently have significant market presence in the Chinese MVAS and Mobile Payment markets, as evidenced by our contracts with local branches of China Mobile, China Telecom and China Unicom, the “Big Three” Chinese cellular carriers, or resellers who themselves have such contracts. Combined, these contracts span 10 of 30 provinces, municipalities and autonomous regions and represent a significant portion of the geographic market based on the location of the mobile subscriber base in the PRC. Our patented platforms provide a comprehensive solution for Chinese telecom operators to deliver and manage the distribution of MVAS applications to their subscribers. We believe that the expansion of our platforms and services deployment to the Big Three over the past ten years shows that the Trunkbow brand is regarded by these major Chinese telecom operators as a well managed, trusted provider of technology solutions. Our R&D-focused business model provides us with a defensible market position as a technology solutions provider to the telecom operators.

Developing innovative technology solutions is at the core of our business model. We work extensively with our customers and technology partners in our R&D process to develop cutting edge technology solutions that are relevant to consumer trends and market demand. We have a team of over 100 R&D professionals led by a seasoned senior management team with extensive experience in the telecom industry. Our technology is the subject of 164 filed patent applications, of which 50 have been granted by the National Intellectual Property Administration of the People’s Republic of China. We have recently begun the process of filing for international and U.S. patents in order to protect our intellectual property globally.

Our customers are primarily telecom service providers in the PRC. We have extensive customer relationships with provincial branches of all three of the mobile service providers in China, specifically, China Telecom, China Unicom and China Mobile. The table below shows our revenues generated from direct sales to each of the Big Three, as well as resales of our products to these carriers through intermediaries (i.e., direct and indirect sales to these carriers), for the fiscal years ended December 31, 2009 and 2008 and the nine months ended September 30, 2010.

	September 30,		December 31,
	2010	2009	2009	2008
Percent of revenues from direct sales to China Telecom	6	5	3	4
Percent of revenues from direct sales to China Unicom	6	6	6	95
Percent of revenues from direct sales to China Mobile	—	—	—	—
Percent of revenues from direct and indirect sales to China Telecom through resellers	24	29	42	4
Percent of revenues from direct and indirect sales to China Unicom through resellers	29	6	15	95
Percent of revenues from direct and indirect sales to China Mobile through resellers	45	63	42	—

The resellers with whom we contract offer value-added services to the carriers, including installation support, hardware sourcing and an established presence and reputation, and they assist us by providing a known quantity aspect to the carrier when doing business with Trunkbow. In addition, once a project is completed, Trunkbow may further rely on these resellers for ongoing maintenance support. We have worked with our resellers for periods between one and five years.

The significant increase in revenues generated from sales to China Mobile for 2009 as compared to 2008 is attributable to the sale in 2009 of two platforms to two resellers that provided an air-charge system to China Mobile in two provinces. The large variations in revenues attributable to China Unicom and China Mobile during 2008 and 2009 are mainly attributable to a reorganization of China Unicom which resulted in that company’s CDMA segment being spun-off into China Telecom and the remaining company being merged with China Netcom.

We have also entered into a strategic partnership with China UnionPay in order to provide clearing house functions for our Mobile Payment Solutions.

Our relationship with each of the Big Three commences upon the application for, and receipt of, a form of approved vendor certification by the central corporate authority of the relevant Big Three. Following this approval, from time to time we enter into purchase agreements, typically with resellers, who then contract directly with the provincial branches of the Big Three to sell them our equipment, system integration, software licenses and maintenance services. Under the arrangements, we supply the equipment to match the particular specifications set forth in the purchase order, install and integrate the patented software with the hardware and software purchased from third-party suppliers and offer the non-exclusive license of our software and technical support. These contracts generally follow an accepted standard form in the industry and obligate the parties to cooperate to ensure a successful implementation and technology roll-out including testing and remediation requirements, provide for the relevant sharing of revenue received from the mobile subscriber and terms of such payments, contain representations regarding the intellectual property contained in the technology involved and dispute resolution provisions, among other typical provisions for this type of agreement. Our typical form of sales contract or revenue sharing agreement with a reseller is not terminable at will by either party, while our standard mobile payment contracts with a given provincial branch of one of the Big Three allows for termination on written notice of at least two months. Our agreements with resellers typically contain mutually agreed upon sales goals for the resellers to meet that are based on the reseller’s best efforts. The mobile carriers pay us upon receipt and acceptance of the equipment or upon completion of the installation and integration of the software into their IT and networking infrastructure.

We have experienced strong revenue growth and profitability over the last two years driven by customer additions and the introduction of innovative products and services. Our revenues increased to $13.5 million in 2009 from $12.9 million in 2008 and net income to $8.3 million in 2009, from $5.1 million in 2008. Positive macro economic trends, strong consumer demand and our suite of unique platform solutions present us with the opportunity to expand sales rapidly and increase market share.

Our Strategy

Our goal is to become a leader in MVAS application platforms and mobile payment systems for the telecom industry in China. We intend to achieve this goal by implementing the following strategies:

Continue to develop cutting edge technology solutions.  We intend to continue to commit significant financial and human resources for research and development purposes. We intend to continue to improve our development and pipeline process in order to introduce first to market technology solutions to our customers. We expect to further leverage the know-how from our custom-design and implementation process to develop and introduce new applications and solutions with higher profit margins for a wider market. We expect to continue to fund research at our research center and increase our collaboration with other research facilities.

Leverage our intellectual assets and enter into new markets.  We intend to focus our R&D efforts on emerging industries and new market opportunities. We plan to expand our product lines by leveraging our domestic relationships as well as through co-operations with international players.

Expand geographic coverage of current platform solutions.  We intend to expand the geographic coverage of our existing product portfolio. We expect to leverage our customer relationships in our current geographic coverage in order to expand into new provinces domestically and new markets globally. We believe our solutions, know-how and successful track record should facilitate our expansion into new and commercially attractive territories.

Continue to build upon our strong relationship with key customers.  Our clients include major players in the telecom industry in China. With the rollout of 3G, we expect our clients to offer their customers progressively more sophisticated and captive mobile phone experience. This will require innovative technology solutions for new applications and functions. We intend to help our clients address this demand and continue to work closely with our customers in our development process to ensure that our pipeline is in line with their technology needs.

Attract and retain quality employees.  To enhance our development efforts and to support our growth objectives, we intend to continue to attract additional skilled and experienced R&D personnel. We also intend to hire and retain additional sales and service personnel with client and industry knowledge. We expect to continue to build a strong management team with in-house talent and recruit additional management talent, beginning with a CFO with extensive industry and financial background. We plan to continue to leverage our research centers and external resources to provide training programs for our employees.

Form business relationships with strategic partners to expand our presence in the mobile payment business.  The MVAS application platform and mobile payment markets are immature and somewhat fragmented. This provides us with the opportunity to assert ourselves and form strategic partnerships to shape the direction of the industry. We intend to enter into synergistic business relationships with key domestic and international players in the mobile payment industry. In February 2010 we entered into an engagement agreement with VeriFone, Inc., a global provider of point of sale payment systems and solutions. We hope to leverage our relationship with VeriFone to expand our market for our mobile payment solutions.

Our Competitive Strengths

We believe the following strengths differentiate us from our competitors and enable us to attain a leadership position in the MVAS application platform and mobile payment markets in China:

“Approved Vendor” to the leading telecom and payment industry participants in the PRC.  We have passed a rigorous supplier approval process to become an “approved vendor” to each of the three major telecom providers in the PRC: China Mobile, China Telecom and China Unicom, the “Big Three”. We have entered into business relationships with the provincial branches of the Big Three in 10 provinces in order to better customize their specific application solution needs. Our relationships with market leaders in the PRC telecom industry provide us with reputation, industry knowledge, operational expertise and credibility that we can leverage in marketing to other market participants. As our clients generally prefer to maintain continuity and compatibility among their various systems, we believe our existing relationships favorably position us for selection to address our clients’ future technology needs. We further believe that our continued client relationships allow us to build client trust, anticipate their information technology needs and allow us to better direct our research and development efforts and effectively market to them our solutions and services. Beginning in 2007, we established a business and indirect contractual relationship with China UnionPay in order to develop and commercialize mobile payment solutions. Our relationship with UnionPay and the three telecom operators allows us to provide a comprehensive mobile payment solution that is fully back-end linked, meaning that due to its redundant hardware and communication links, it offers no single point of failure.

Integrated solutions and comprehensive service offerings.  Since 2001, Trunkbow has deployed over 150 application service platforms in China. We offer an integrated and customized solution that integrates seamlessly into our clients’ existing IT and networking infrastructure. Additionally, we offer system integration, system management and maintenance services that provide us with multiple access points to our customers in order to build long term relationships.

Strong R&D capabilities.  Our R&D efforts are led by Dr. Hou Wan Chun, Dr. An Chun Ming and Mr. Wang Xin. Dr. Hou is a telecom veteran with numerous telecom application patents. Dr. Hou previously worked for telecom companies like Lucent in the Silicon Valley as an engineer involved in developing new intelligent network applications. Our overall technical direction has been guided by Dr. An Chun Ming, the pioneer of Next Generation Network (“NGN”). Prior to joining Trunkbow, Dr. An led multiple development efforts as a Bell Labs Fellow during his 30 year tenure. Our experienced senior management team leads a group of over 100 R&D professionals with strong telecom and technical backgrounds.

The primary goal of our research efforts is to develop solutions that may be strategically implemented and commercialized. We are currently developing the next generation of mobile payment solutions and 3G applications. Our commitment to research and development and our focus on commercializing our research results will further enhance our competitive edge in the market with the ability to provide a broad range of quality solutions and the potential for sustained long-term growth.

Proven management team with successful track record.  Our senior management team consists of telecom industry veterans and entrepreneurs with extensive management experience in the telecom industry. Our management team brings us complementary skills in the areas of R&D, operations, and sales and marketing. Under the leadership of our senior management team, we have substantially expanded our operations and product lines and achieved significant revenue growth.

Our Products and Services

We develop and implement MVAS Application Platforms and Mobile Payment System solutions for telecom operators. We work closely with the telecom operators to identify future application trends in order to develop new technologies to meet the changing needs and appetites of their subscribers. Once the applications have been developed, we typically work with the operators to integrate the system into their existing network. This is followed by a roll out of the service in trial service areas prior to nationwide deployment. We have a solid track record of developing popular application solutions that contribute significant new revenue streams for the telecom operators.

Mobile Value Added Service Application Platforms

Caller Color Ring Back Tone.  We provide a patented technology platform that enables the operator to offer Caller CRBT to the subscribers. Caller CRBT is an application that allows a caller to set the caller’s own personalized dialing tone when dialing out. The convention today with traditional CRBT is to hear the called party’s choice of dialing tones. The Caller CRBT application provides the subscriber with additional optionality in terms of customizing their mobile phone experience. This service has been deployed in two provinces with China Mobile, three provinces with China Telecom and two provinces with China Unicom, with a planned rollout to all major provinces with China Mobile, China Telecom and China Unicom.

Number Change Notification.  Our Number Change Notification solution simplifies the process of switching between carriers for the subscriber. Since the Chinese mobile market does not offer subscribers the option of number portability, a subscriber typically has to subscribe to a new number when switching plans to a new carrier. Our solution enables the new carrier to put in place a voice notification when the old phone number is dialed, thus facilitating the process of changing carriers.

Color Numbering.  Our Color Numbering solution enables mobile phone users to subscribe to multiple numbers in different regions with one SIM card and one phone without incurring roaming charges. Additional functionalities under this platform include solutions such as secretary services, fax, and SMS and call spam filtration.

Mobile Payment System

Our patented technology platform supports mobile phone payment via various NFC or RFID enabled mobile devices, typically using RF-SIM (radio frequency SIM), SIMPass and iSIM. This technology allows NFC or RFID enabled mobile phones worldwide to be utilized as payment tools and authentication devices. Specifically, our solution enables the end-user to consolidate a variety of functions such as credit/debit cards, public transit cards, employee IDs, membership cards into one device and eliminates the need to carry around numerous cards. We provide users with access to real-time account information available to them whenever they have access to mobile service. In addition, the end user can perform a variety of account maintenance functions remotely including refilling prepaid cards and archiving transaction records.

Our technology is based upon the Chinese standard of 2.4Ghz and 13.56MHz frequency for near field communication. We use proprietary technologies to seamlessly transmit secure transaction data between end users and the financial processing infrastructure. Our proprietary software technology platform resides within the telecom operators’ network and as well as the clearing house network in order to seamlessly facilitate mobile payment transactions.

Diagram I — Mobile Payment Network

Other Products and Services

We also offer other technology solutions that enable value added functionalities on mobile devices. These solutions include missed call reminder, news flash services, roaming greeting, spam intercept and virtual PBX.

Recent Developments

Concurrently with the closing of the February 2010 Offering, we entered into a master engagement agreement (“VeriFone Agreement”) with VeriFone, Inc. (“VeriFone”) such that VeriFone is our exclusive provider of point of sale hardware, software and services that are purchased or deployed by us and our affiliates and we have agreed to use our best efforts to ensure that VeriFone will receive at least 80% of the orders for point of sale systems placed by the Company’s mobile operator partners. Pursuant to the terms of the VeriFone Agreement, we submitted a binding, non-cancellable purchase order to VeriFone covering an initial order of $5 million of VeriFone’s point of sale systems for deployment in China as part of its rollout. The full amount of the purchase order was paid upon submission to VeriFone. Additionally, the Master Engagement Agreement contains a non-binding deployment schedule covering a total of 125,000 point of sale systems to be supplied by VeriFone through the end of 2012.

VeriFone invested $5 million in the February 2010 Offering. We have granted VeriFone the ability to name one of the directors on our Board of Directors so long as it beneficially owns at least 4.99% of our outstanding Common Stock.

Our Revenue Model

We leverage our patented technology platforms to help telecom operators in China to increase their per subscriber revenue and reduce subscriber churn. We generate revenues through direct and indirect revenue sharing agreements with the relevant provincial branch of the telecom operators, one time service and product sales, and maintenance fees. We charge an upfront initial system licensing fee, and an annual maintenance fee of approximately 5 – 10% of the initial system purchasing amount. We also have monthly revenue sharing contracts in place with resellers and directly with the relevant provincial branch of the telecom providers for up to a 50% share in the revenue generated through our proprietary applications platforms. In addition to one-time sales and revenue sharing, we also generate revenue through transaction fees for our Mobile Payment System solution.

Our current MVAS Application Platform solutions generate revenue through one time sales and recurring revenues. For our Caller CRBT and Color Numbering solution, we have revenue sharing agreements with resellers and directly with the relevant provincial branch of the telecom providers to receive up to 50% of the subscription revenues generated for up to 5 years and then renewable upon expiration. For our Number Change Notification solution, we receive revenues from one-time system sales and maintenance fees.

For our Mobile Payment System solution, we generate both one-time and recurring revenues. We generate non-recurring revenues in the following ways:

•	System sales to telecom providers which enables the mobile payment function on their network;
•	System sales to telecom providers that enables various MPS compatible SIM and mobile payment functions for their corporate clients; and
•	Revenue share on the MPS compatible SIM cards that are sold to the telecom providers.

We generate recurring revenues in the following ways:

•	Up to a 50% share of the monthly function fee charged by the telecom providers;
•	A share of the transaction fee on purchases made through the mobile payment application; and
•	Monthly rental revenues on POS (Point of Sales) machines deployed by Trunkbow.

Table I — Summary of Our Revenue Model

Category	Product	Revenue Model
MVAS Platform	Caller Color Ring Back Tone (CRBT)	One-time sales and/or revenue sharing at up to 50% for up to 5 years and renewable
	Number Change Notification (NCN)	One time sales and potentially up to a 10% maintenance fee
	Color Numbering	One-time sales and/or revenue sharing at up to 50% for up to 5 years and renewable
Mobile Payment System	Mobile Payment System	One time system sales to carriers or resellers and potentially a combination of the following: RMB 20 per MPS compatible SIM card, revenue sharing on function fee up to (50%), and/or rental revenue on POS machines and transaction fees

Sales and Marketing

We sell our technology platform solutions through our direct sales force and through independent third-party resellers, including telecom operators and electronic payment processors. We also provide services through cooperative efforts with telecom operator affiliated entities as service partners in order to reduce our operating costs and ensure the successful execution of the contracts. These contracts are limited to one transaction and cover a varying number of years, although typically less than 5 years, with renewal provisions. Some contracts contain exclusivity provisions. Those contracts with revenue sharing terms provide that the telecom operators pay us following receipt of funds from subscriber, while those contracts that cover only one time sales allow for only a single payment to us.

Our sales and marketing personnel are based in offices located in six provinces with local coverage responsibilities in Shandong, Hebei, Zhejiang, Henan, Sichuan, Jilin, Xinjiang provinces and in Beijing. Our sales teams have local expertise and relationships to succeed in the fragmented Chinese market. Typically, each sales team includes a general manager, account representatives, business development personnel, sales engineers and customer service representatives with specific product expertise in mobile applications and mobile payment as well as financial transaction operations. Our sales force is supported by our R&D and client support teams in order to provide products and services that are tailored to the specific needs of our customers. We will focus our future sales and marketing efforts on providing mobile payment services platform to the telecom and financial industries.

For the domestic market, our sales team covers the following regions: Shandong, Hebei, Henan, Beijing, Tianjin, Zhejiang, North East China, Inner Mongolia, Xingjiang, Sichun, Yunnan, Anhui, Shanghai, Hunan, Jiangxi, Fujian, Guangdong, and Guangxi. For the international market, we have divided the regions into US, Mexico and the Middle East, although we have made only one sale in the Middle East.

As of December 31, 2009, we had 50 sales and marketing employees, representing approximately 25% of our total workforce.

Research and Development

Since inception, we have made substantial investments in research and development. We work with our customers to develop system solutions that address existing and anticipated end-user needs. R&D projects are evaluated by senior management and assigned to our R&D team based upon the potential value of the target markets, as well as the technology, manpower and engineering expertise requirements. Our research and development effort is based primarily in Jinan, the capital of Shandong Province. Jinan is home to several highly ranked universities, allowing us access to a wide range of talent and human resources in order to support our R&D needs.

The market for our products and services are characterized by changing technology, evolving industry standards and frequent product introductions. We believe our future success depends largely upon our ability to continue to introduce and enhance our lineup of products and services. Our research and development goals include:

•	developing new solutions and technologies for the next generation of application enabling platforms;
•	continue to improve upon existing application platforms in order to provide the best available technology solutions to our customers;
•	continue to seek new applications for our existing technologies and patents; and
•	cooperate with other technology companies in the area of chip design and user terminals for mobile payment services and other new applications.

As of December 31, 2009, we had 115 research and development employees representing approximately 55% of our total workforce. At such date we had a total of 200 employees, all of which were full-time employees. For the nine months ended September 30, 2010, we spent $732,591 on research and development expenses, and for the years ended December 31, 2008 and 2009, we spent $435,712 and $532,473 on research and development expenses, respectively.

Employees

Together with our subsidiaries, as of September 30, 2010 we had approximately 208 employees, all of which are full-time employees.

Competition

The market for MVAS enabling technology platform is highly competitive and fragmented. Within the MVAS Application Platform segment, our principal competitors are: Huawei and ZTE. Within the Mobile Payment System segment, our primary competitors are: UMPay, HiSun Technology, and Guangzhou SmartChina. Some of our competitors are larger and have greater financial resources and greater brand name recognition than we do and may, as a result, be better positioned to adapt to changes in the industry or the economy as a whole.

We compete primarily on the basis of the following factors: commercial viability of our application platforms, time to market, end-to-end system solutions, product features, degree of reliability, total cost of ownership, quality of technical and customer support, and compatibility and interoperability of the platforms. Combined with our patented technology, we believe that we compete favorably with respect to these factors.

We expect competition in our industry will be largely driven by the need to respond to the growing consumer appetite to access an increasing variety of information and solutions through their mobile device. Furthermore, increasingly complex technology combined with ever smaller form factors will also drive competition in our industry.

Our Industry

Overview Of The China Telecom Market

In May 2008, the Ministry of Industry and Information Technology (“MIIT”), the National Development and Reform Commission (“NDRC”) and the Ministry of Finance carved the PRC telecom industry into three service providers of comparable scale and distribution: China Mobile, China Telecom and China Unicom, or collectively, “The Big Three”.

Two Significant Mobile Revenue Streams: Mobile Value Added Services And Mobile Payment Solutions

Mobile Value Added Services (“MVAS”) is composed of all non-voice services that promote mobile phone usage, the four largest in the PRC being Short Message Service (“SMS”), Multimedia Messaging Service (“MMS”), Wireless Application Protocol (“WAP”), and Color Ring Tone.

Mobile Payment Solutions (“MPS”) allows for the purchase of items with a mobile phone, facilitating both remote mobile payment and point of sale (“POS”) mobile payment. Remote mobile purchases are enabled through SMS, WAP, and WEB interfaces. WAP is a commonly used web browser developed to allow a realistic browsing experience, while WEB usage refers to surfing on the WEB. POS mobile payment allows consumers to pay for items by storing bank, credit, or prepayment card information on a mobile phone.

Key Drivers for MVAS and MPS

The development of the MVAS and MPS markets in China is highly correlated with the growth of the overall mobile phone industry in China. According to MIIT, 747 million people had a mobile phone account at the end of 2009 and according to iResearch, 233 million of the subscribers had used their mobile phone’s browser at least once. Based on figures released by MIIT for January to April 2010, the wireless subscriber base in China could reach an estimated 864 million subscribers by the end of 2010, representing a six year CAGR of 14%. The MIIT data also indicates that total revenue for the telecom sector in the PRC could grow to approximately $425 billion for 2010. Positive mobile phone industry trends in China are largely driven by the increasing affluence of the middle class, a growing subscriber base, and 3G deployment, which officially began in 2009. Moreover, iResearch projects that mobile phone browser users could grow 125% to 524 million users by the end of 2012.

According to its 2009 Annual Report, China Mobile, which had 70.6% mobile phone user market share at the end of 2009, has experienced dramatic usage growth in its MVAS segment. During 2009, China Mobile’s SMS and MMS volumes, WAP megabyte usage and Color Ring Tone subscriptions have increased by 12.2%, 37.2% 163% and 24.7%, respectively. Total MVAS revenue grew 16.0% in the same time period. As each product matures MVAS product offerings are becoming more affordable for consumers in the PRC.

New MVAS Applications

All of the Big Three are rolling out new MVAS product offerings. For example, China Mobile is offering “Mobile Market”, “Mobile TV”, and “Mobile Reading” MVAS applications. China Unicom is offering mobile office, mobile security, and intelligent public transportation applications. China Telecom is offering “eSurfing reader”, “189 mailbox”, “eSurfing LIVE”, and “eSurfing Video” applications.

China MPS Aggregate Demand Forecasts

Based on China Computer World (“CCW”) research projections, Chinese mobile payment users reached 110 million at the end of 2009, and are estimated to more than triple by the end of 2013. Dramatic increases in demand are expected as The Big Three continue their roll-out of MPS networks in each province, in turn, incentivizing third party platforms and vendors.

3G Rollout in China Driving Remote MPS

Although our MPS technology is not dependent on 3G capability, the roll out of 3G networks in the PRC and an increase in smartphone use will increase data speeds and thus encourage more remote MPS transactions through WEB. On the network front, China Telecom has the most developed 3G footprint in the PRC, while China Unicom has recently announced it will raise $1.8 billion to accelerate its 3G development. China Mobile’s 2009 Annual Report stated that it already operated in 238 cities, providing service to 70% of urban populations in the PRC, and that it would approach urban population coverage of 100% by the end of 2011. China Telecom’s 2009 Annual Report also signaled that it was almost at full coverage, with 98% of urban populations and 93% of rural populations covered at the close of 2009. China Unicom’s 2009 Annual Report pronounced less ambitious service goals with 282 cities by end of 2009 and 75% of the total population by the end of 2011.

2.5G and 3G enabled smartphones are also part of the remote MPS solution, and are expected to become increasingly affordable. At the high-end, China Unicom is offering the iPhone for RMB 3,899. Meanwhile China Telecom, the third largest mobile network provider by market share, is offering 3G handsets around RMB 1,000. Affordable smartphones with higher browser quality may increase WAP and WEB use and thus encourage greater use of remote MPS payments.

Emergence of POS MPS Market

The key ingredients for creation of successful POS MPS markets are promotion by the telecom carriers, merchant acceptance and ultimately consumer demand. The Big Three are beginning to popularize the concept of the mobile wallet as a convenient cashless alternative to traditional payment methods.

While the technology is already available, consumers must switch to a relatively low cost POS MPS SIM card and the cost is relatively low. For example, China Telecom mobile subscribers can currently switch to a POS MPS SIM card for less than RMB100.

Merchants in China across many verticals, including restaurants, convenience stores and hotels are increasingly offering POS MPS services. Some examples are Lianhua Supermarkets, Wankelong Supermarkets, UBC Coffee, and Formet Laundry. POS MPS services require banks or other third-party vendors to invest in POS payment terminals and merchants to accept POS MPs related transaction fees. Verifone is a manufacturer and provider of POS electronic payment devices and software.

Payment clearing institutions in the PRC are now cooperating in order to develop MPS for mobile phones. For example, on September 28, 2010, China UnionPay announced a Mobile Payment Industry Alliance with eighteen national and local commercial banks in order to establish a set of technical standards. China Unicom has also recently formed alliances with Agricultural Bank of China and Bank of Communication.

MPS Security

The Big Three are using NFC (13.56MHz), SIMPass (13.56MHz), and RF-SIM (2.4GHz) wireless communication technology, following the lead of carriers in Japan and Korea. NFC and SIMPass technology, developed by Philips and Watch Data, respectively, enables data exchange between two devices within 20 centimeters of one another while offering greater security capabilities than other current MPS mediums such as SMS and WAP. All three wireless communication technologies can generate encryption codes to authenticate MPS transactions.

Competition Among Third-Party Vendors

Our principal competitors are Huawei, ZTE, UMPay, Hi Sun Technology, Shanghai Huateng, Fujian Fujitsu, and Digital China Si Tech. These companies can be classified into three categories:

•	Financial service solutions companies (Hi Sun Technology and Shanghai Huateng);
•	Telecom value-added software and system integration companies (Trunkbow, Huawei, ZTE, Fujian Fujitsu, and Digital China Si Tech); and
•	Recently incorporated JV companies (UMPay is a China Mobile and China UnionPay JV).

Our largest competitors are telecom value-added software and system integration companies. These competitors already have established relationships with The Big Three. Competitors such as Huawei and ZTE are larger and have greater financial resources and greater brand name recognition than we do and may, as a result, be better positioned to adapt to changes in the industry or the economy as a whole.

Real Property

We do not own any real property. We lease our facilities in the PRC pursuant to leases with terms of generally two to three years.

Intellectual Property

Our technology is the subject of 164 filed patent applications, of which 50 have been granted by the National Intellectual Property Administration of the People’s Republic of China. All of the patents have a duration period of 20 years starting from submission date. Below is a list of some of granted patents responsible for generating majority of the current revenues.

Table I: Significant Patents Granted

Patent#	Description of use	Expiration Date
ZL 200410009495.0	System and implementation of enabling mobile user to store and search phone book list from network. Provides network phone book store and searching feature from mobile network.	August 30, 2024
ZL 200410009525.8	Equipment and method for realizing hiding calling number in telephone exchange network.	September 8, 2024
ZL 200410009612.3	Device and method for realizing transmitting information to computer network real-time communication terminal by telephone.	September 28, 2024
ZL 200410009830.7	Equipment and method for providing senior secretary service for telephone user.	November 22, 2024
ZL 200410103905.8	Apparatus and method for intelligent communication based on mobile communication network and Internet.	December 31, 2024
ZL 200510011305.3	Device and method for selecting and binding telephone number by mobile communication intelligent card.	February 4, 2025
ZL 200510011343.9	Method for implementing new service of mobile phone based on position renewing operation.	February 23, 2025

Patent#	Description of use	Expiration Date
ZL 200510011525.6	System, method and implementation of providing instant communication between mobile phone and computer user. Provides forward function between Instant Message client and mobile phone.	April 4, 2025
ZL 200510011542.X	Apparatus and method for realizing main calling set ring back tone based on personalized ring back tone.	April 8, 2025
ZL 200510012089.4	Device and method for realizing to provide short news to mobile phone user and no interference service.	July 4, 2025
ZL 200510012090.7	Equipment and method for providing virtual facsimile business using mobile telephone number.	July 4, 2025
ZL 200610011449.3	Apparatus and method for automatic network storage of short message receive by mobile telephone.	March 8, 2026
ZL 200610011574.4	Device and method for realizing main call customized ring back tone service.	March 29, 2026
ZL 200610011725.6	Device and method for realizing mobile phone turn-off and short message call transfer.	April 4, 2026
ZL 200610112451.X	System and method for realizing secrecy of mobile phone number.	August 18, 2026
ZL 200710065067.3	Method for realizing caller customized ring back tone compatible with called personalized ring back tone.	April 2, 2027
ZL 200710063737.8	System and method for realizing point-to-point short message encryption and message screening.	February 8, 2027
ZL 200710177629.3	System and method for realizing personal electronic check card.	November 19, 2027
ZL 200810224979.5	System and method for adding fixed telephone number to mobile telephone number.	October 29, 2028

Table II: Significant Patents Pending

Patent#	Description of use	Expiration Date
ZL 200710121396.5	System, method and implementation of enabling communication between mobile client device and mobile client server. Enables communication between mobile client device and mobile client server.	September 5, 2027
ZL 200810089411.7	System, method and implementation of providing multiple phone numbers in one mobile phone and enabling mobile users to control their multiple mobile phone numbers' feature. Provides multiple phone numbers in one mobile phone and enables mobile users to control their multiple mobile phone numbers' features, such as call, MMS and SMS screening, backup MMS and SMS to E-mail format, and enables users to manage their mobile communication functions.	March 28, 2028
ZL 200910091555.0	Method and implementation of integrating different bank cards into one special personal payment device. Provides a method to integrate different bank cards such as gate pass, attendance pass and RFID card into one special personalized payment machine for user to easily control.	August 26, 2029
ZL 200910092196.0	System, method and implementation of providing caller CRBT service based on CRBT service. Provides caller CRBT service based on CRBT service so that callers can receive caller's CRBT when making calls to Non-CRBT users.

Table II shows patents pending for our intellectual property. Patent requests listed as “pending” have been reviewed by the Chinese Patent Office and will be granted upon the expiration of the two-year waiting period commencing on their respective dates of submission. While pending patents have not been granted, the filings are within the same families as certain patents previously granted to us and as such, we believe that they should result in grants. Trunkbow views this intellectual property as among the core elements of its overall service offerings.

Government Regulations

Each of our PRC subsidiaries, the Shandong WFOE and the Shenzhen WFOE, has obtained all necessary licenses, authorizations, approvals, registrations and permits from PRC government agencies or any other regulatory body having jurisdiction over it (“Authorizations”) for it to own, lease, license and use properties and assets and to conduct its business as described in its business license, to the extent applicable, in so far as such properties and assets and the conduct of such business is governed by PRC laws and regulations, and such Authorizations are in full force and effect. Under the PRC regulations currently in effect, we may operate our business of providing mobile phone technology services and solutions without having to obtain or maintain any Authorizations that are not generally required for all businesses operating under PRC laws.

According to the Provisions on the Administration of Foreign-funded Telecommunications Enterprises of the PRC, ultimate proportion of the foreign investments in any company engaged in telecommunication value-added services shall not exceed 50% of such company’s equity interests. The PRC Telecommunication Regulation further defined “telecommunication value-added services” as providing telecommunication and information services through public networking facilities. As the business operations of our PRC subsidiaries only include the provision of technology support and solutions to the telecom providers and our PRC subsidiaries do not provide any telecom services directly to the end-users, our PRC subsidiaries do not fall into the scope of the “telecommunication value-added service company” defined under the PRC laws. Therefore, the proportion of foreign investments in our PRC subsidiaries is not subject to the restrictions under the PRC laws.

Seasonality

Our quarterly operating results have varied significantly in the past and are likely to continue to vary significantly in the future. Historically, we have generally experienced a slowdown or decrease in generating revenues in the first and fourth quarter of the year due to the Chinese Lunar New Year as the majority of the businesses in the PRC shut down for a month-long holiday and slow down for a month prior to the New Year celebration. We believe that this fluctuation will gradually subside as we increase our recurring revenue streams.

Legal Proceedings

In the normal course of business, we are subject to claims and litigation. Neither we nor our subsidiaries are currently a party to any material legal proceedings nor are we aware of any material proceeding to which any of our directors, officers, affiliates, or any holder of more than five percent of our common stock, or any associate of any such director, officer, affiliate, or shareholder, is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

DIRECTORS, EXECUTIVE OFFICERS AND
CERTAIN SIGNIFICANT EMPLOYEES

As of the date of this prospectus, our directors, executive officers and significant employees are as follows:

Name	Age	Title
Dr. Hou WanChun	44	Chairman of the Board of Directors
Li Qiang	41	Chief Executive Officer and Director
Ye Yuan Jun	30	Chief Financial Officer
Dr. An ChungMing	68	Chief Strategist
Bao Jihong	45	Chief Marketing Officer and Director
Wang Xin	31	Chief Technology Officer and Director
Cory Roberts	45	Director	(1)
Albert Liu	37	Director
Regis Kwong	47	Independent Director
Dr. Tan Kok Hui	48	Independent Director
Iris Geng	46	Independent Director
Dr. Lv Ting Jie	54	Independent Director
Huang Zhaoxing	64	Independent Director
Li Dong	42	Independent Director
Larry Gilmore	47	Independent Director

(1)	Mr. Roberts has advised us that he intends to resign from the Board of Directors following the consummation of this offering.

Hou WanChun, Chairman and Co-Founder.  Dr. Hou has been our Chairman of the Board since February 10, 2010. Dr. Hou founded Trunkbow in 2001 and holds numerous patents for telecom applications. From September 1991 to July 1994 he was a visiting scholar at Beijing Telecommunications University. Dr. Hou was also a research fellow at Shandong University from October 2000 to November 2001. He obtained his BS, MS and PhD in mathematics from Shandong University. Dr. Hou is one of our co-founders and has a vast telecommunications, engineering and research experience. We believe that he provides the Board of Directors with unique insight into the technical aspects of our business and that is intimately familiar with our day-to-day operations.

Li Qiang, Chief Executive Officer, Director and Co-Founder.  Mr. Li has been our Chief Executive Officer since March 1, 2010 and has been a director since his appointment. Mr. Li founded Trunkbow in 2001 and is an entrepreneur with extensive business knowledge of the telecom market. Prior founding Trunkbow with Dr. Hou, Mr. Li was a director at the National Tax Bureau from July 1991 to November 2001, overseeing technology companies in Jinan, Shandong. He currently holds three patents for telecom applications. Mr. Li graduated from Shandong Tax University and obtained his MBA from Nanyang University in Singapore. Mr. Li is one of our co-founders and we believe that he possesses a thorough understanding of our business from top to bottom. We believe that Mr. Li provides the Board of Directors with valuable insight into our entire business operations.

Ye Yuan Jun, Chief Financial Officer.  Ms. Ye has been our Chief Financial Officer since January 1, 2010. Prior to joining us, Ms. Ye was a senior audit manager in Bernstein & Pinchuk LLP from July 2008 to December 2009. Ms. Ye was with Deloitte Touche Tohmatsu from July 2002 to July 2008 where she worked in the auditing department. Ms. Ye obtained her BA in accounting from Guangdong University of Foreign Studies. Ms. Ye has completed all sections of the Uniform Certified Public Accountants Examination.

Dr. An ChungMing, Chief Strategist.  Dr. An has over 30 years of experience in the telecom industry. From February 2006 to April 2009 he was a VP at CDMA Development Group supporting its operations in the Southeast Asia and the Greater China region. From September 2002 to January 2006, Dr. An was the CEO at Asia Pacific Broadband Wireless where he lead the management team. He was the President at Mobitai Communications, a GSM operator in Taiwan, from April 1998 to September 2002. Dr. An started his professional career with Bell Labs in 1978 and would go on to hold various technical and managerial positions until 1998. He was an Associate Professor at Seton Hall from June 1969 to June 1972 and Johns Hopkins University from June 1972 to June 1978. Dr. An obtained his PhD in Mathematics from University of Pennsylvania.

Bao Jihong, Chief Marketing Officer and Director.  Mr. Bao has been a member of the Board of Directors since March 1, 2010. He has over 20 years of telecom marketing experience. From October 1998 to April 2005 he worked at China Electronic Corporation, a provider of software and hardware systems to China’s telecom operators, where he left as the head of telecom application marketing. Mr. Bao obtained his BS and MS from Peking University in Information Management. Mr. Bao joined us in May 2005 and has a rich experience with Chinese telecom market. We believe that Mr. Bao provides the Board of Directors with unique insight into the marketing of our business.

Wang Xin, Chief Technology Officer and Director.  Mr. Wang has been a member of the Board of Directors since March 1, 2010. He joined us in July 2001, helping us to develop mobile applications with intelligent networks. He was part of the development team for the original Color Ring Back Tone application and led the successful development of mobile applications in logistic industry for Rapid ID in the US. Mr. Wang obtained his BS in applied mathematics from Shandong University. As leader of our R&D team, we believe that Mr. Wang provides the Board of Directors with unique insight into the research and development of new technology in the telecom field.

Cory Roberts, Director.  Mr. Roberts has been a member of our Board of Directors since August 28, 2008 and President since August 28, 2008, and resigned as president on February 10, 2010. Mr. Roberts has an 18 year career in finance that spans investment management and investment banking. In 2004, he established Bay Peak LLC, a privately held investment firm. From August 2004 until now, he has acted as managing director of Bay Peak LLC, responsible for evaluating, negotiating, structuring and executing complex investment transactions. He holds a B.A. in Business Finance from the University of Oklahoma. We believe that Mr. Roberts’s vast experience in finance and investment banking provides him a unique and valuable expertise from which he can draw to help advise the Board of Directors. Mr. Roberts has advised us that he intends to resign from the Board of Directors following the consummation of this offering.

Albert Liu, Director.  Mr. Liu has been a member of the Board of Directors since March 1, 2010. Mr. Liu joined VeriFone in October 2008, as Senior Vice President, General Counsel and Corporate Secretary where he is responsible for overseeing all of VeriFone’s legal matters. In this capacity he also serves as Chief Compliance Officer. Prior to joining VeriFone, he was Vice President, Legal and Corporate Development, and Company Secretary for NETGEAR, Inc., a provider of networking solutions, commencing in October 2004. Mr. Liu also previously served as General Counsel, Director of Human Resources and Secretary of Turnstone Systems, Inc., a supplier of digital subscriber line testing equipment and General Counsel and Secretary for Yipes Enterprise Services, a provider of Ethernet connectivity services. Mr. Liu began practicing law with the firm of Sullivan & Cromwell in New York, advising clients on all aspects of corporate and securities law, leading public and private securities offerings, and negotiating and finalizing venture capital investments and contracts. Before entering the legal field, he was a software engineer at Tandem Computers. He holds dual degrees in Computer Science and Political Science from Stanford University and a J.D (magna cum laude) from the University of California, Hastings College of the Law. He is a member of the State Bar of California. We believe that Mr. Liu’s professional background as an attorney in the U.S. and his experience as General Counsel and CCO of VeriFone will enable him to provide the Board of Directors with valuable advice on our corporate governance matters and our SEC compliance.

Regis Kwong, Director and Compensation, Nomination Committee Chair.  Mr. Kwong has been a member of the Board of Directors since March 1, 2010. He has over 25 years experience with leading global telecom services providers. In June 1985 he started his career with GTE (now Verizon) where he became the Head of Operations in China. From May 1997 to May 2000 Mr. Kwong served as Vice President and General Manager for GTS China, managing China operations for GTS. After GTS, in June 2000, Mr. Kwong founded Terremark Asia, a subsidiary of Terremark Worldwide (NASDAQ: TMRK). Mr. Kwong became Chief Executive Officer of Jingwei International, a US public company in February 2005 where he oversaw all of its business operations until June 2009. Mr. Kwong received his B.S. and Masters Degree in Computer

Engineering from California Polytechnic University in 1985 and 1987, respectively, and an M.B.A. from Rutgers University in 1999. We believe that Mr. Kwong’s vast experience in the telecom industry and his experience with public companies will enable him to provide the Board of Director with valuable advice on industry matters and with our SEC compliance. From April 2007 through July 2009 Mr. Kwong served on the board of directors of Jingwei International Limited. From March 2006 through April 2007 served on the board of directors of CGI Group Inc. Since July 2009, Mr. Kwong has served as managing director of Centric Capital Limited, where he is responsible for the company’s investments in China.

Dr. Tan Kok Hui, Director and Audit Committee Chair.  Dr. Tan Kok Hui has been a member of the Board of Directors since March 1, 2010. Dr. Tan has worked at Nanyang Business School, Nanyang Technological University, Singapore, since 1991, and he is currently an Associate Professor of Banking and Finance and Associate Dean. Dr. Tan graduated from Arizona State University with a PhD in International Finance. His research areas include risk management, derivatives, market microstructure, merger and acquisition, international finance, and fixed income. From 2001 to 2005 he was a sole consultant to Singapore’s DBS Bank DBS Family of Bond Indices. From January 2004 to December 2006, he was appointed as a member of the Singapore Commercial Affairs Department Panel of Experts on Securities Offences. Since 2000, he has been a senior advisor to a consulting firm in China dealing in the capital market. Dr. Tan qualifies as an “audit committee financial expert,” defined in the rules and regulations of the Securities Exchange Act of 1934, as amended. We believe that Dr. Tan’s expertise in international finance makes him uniquely qualified to serve as a member of the Board of Directors and as Chair of the Audit Committee.

Iris Geng, Director and Member of Audit Committee.  Ms. Geng has been a member of the Board of Directors since March 1, 2010. Ms. Geng is currently an international independent investor in Hong Kong since November 2006. She was the Managing Director of CRE Beverage Company Ltd in Hong Kong from August 1995 to November 2006 and served as a member of local industry (mainly Tea and Canned Food) chamber of commerce from January 1991 to October 1994. She has over 25 years experience in supply chain management and procurement operation. Ms. Geng has an MBA degree from the University of San Francisco, USA. We believe that Ms. Geng’s experience working in and managing large international companies provides her a unique perspective from which she can offer her advice to the Board.

Dr. Lv Ting Jie, Director and Member of Nomination Committee.  Dr. Lv has been a member of the Board of Directors since March 1, 2010. Dr. Lv has been with Beijing University of Posts and Telecommunication since May 1985, where currently he is a Professor of Business, and he is a Visiting Professor at Tsinghua University. Dr. Lv was also the Chairman and CEO of NuoTai Consulting Company, from March 2001 to December 2002. We consider Dr. Lv to be an expert on China’s telecom business and we believe that his scholarly research on business and economics will be valuable to the Board of Directors.

Huang Zhaoxing, Director and Member of Compensation Committee.  Mr. Huang has been a member of the Board of Directors since February 10, 2010. Mr. Huang has extensive experience in the telecom equipment industry. Since 2005 he has been a general engineer at Hangzhou Telisheng Technology Co., Ltd., where he is responsible for strategic oversight of their R&D team. He was the General Manager of Zhejiang Telecom Equipments Factory from April 1989 to June 2005, the Chairman of Zhejiang Telecom Equipments Factory from February 1991 to July 1997 and UTStarcom Hangzhou Telecom Co., Ltd. from February 1991 to July 1997 and the Deputy Chairman of UTStarcom Hangzhou Telecom Co., Ltd. from August 1997 to December 2002. He also served as the workshop manager and technology officer from 1972 to 1988 and the Vice General Manager of Zhejiang Telecom Equipments Factory from 1988 to 1989. Mr. Huang obtained his BS in radio engineering from Zhejiang University in July of 1970. We believe that Mr. Huang’s telecom hardware engineering background provides him with valuable expertise from which he can draw to help advise the Board of Directors.

Li Dong, Director and Member of Audit Committee.  Mr. Li has been a member of the Board of Directors since February 10, 2010. He has over ten years of finance and security investment experience. Mr. Li has been with Beijing Qinchuangxin Tech-trading Co., Ltd. since December 2003. He currently acts as Vice General Manager, where he is responsible for overseeing corporate finance and investing activities. Mr. Li obtained his BS in Industrial and Civil Architecture from Beijing University of Technology in 1993. We believe that Mr. Li’s experience with finance and capital markets provides him with valuable expertise from which he can draw to help advise the Board of Directors.

Larry Gilmore, Director and Member of Compensation Committee and Nomination Committee.  Larry Gilmore has been a member of the Board of Directors since February 10, 2010. Mr. Gilmore is currently VP Corporate Strategy of Yongye International, Inc., where he has served since August 2008, and he is responsible for SEC compliance and investor relations. Prior to joining Yongye, Gilmore was SVP of operations for Asia Standard Energy from June 2005 to November 2007, where he was responsible for raising investment and corporate oversight of finance and accounting activities. Mr. Gilmore served as Managing Director of GC Global from October 2001 to June 2005, assisting large organizations undertake large scale change initiatives. Previously, he was the Manager of Human Resources at Alcatel and a Senior Consultant at Deloitte and Touche. We believe that Mr. Gilmore’s experience as an investor in the US public markets and as a director of Yongye International, a US publicly-traded company, make Mr. Gilmore uniquely qualified to advise the Board on matters related to SEC compliance, listing and continued listing on a national securities exchange, internal controls over financial reporting and other corporate governance matters.

All directors hold office until the next annual stockholders’ meeting or until their death, resignation, retirement, removal, disqualification, or until their successors have been elected and are qualified.

No director or executive officer is related to any other director or executive officer.

Certain Legal Proceedings

To the best of our knowledge, there have been no events under any bankruptcy act, criminal proceedings, judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any of our directors, executive officers, promoters or control persons during the past ten years.

Director Independence

Our board of directors has determined that each of Regis Kwong, Dr. Tan Kok Hui, Iris Geng, Dr. Lv Ting Jie, Huang Zhaoxing, Li Dong, and Larry Gilmore are independent directors as defined by Rule 5605(a)(2) of the Listing Rules of The Nasdaq Stock Market, Inc.

EXECUTIVE COMPENSATION

Compensation of Officers

The following table sets forth all cash compensation paid by Trunkbow, as well as certain other compensation paid or accrued, in 2010 and 2009, to each of the following named executive officers.

Summary Compensation of Named Executive Officers

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Li Qiang Chief Executive Officer	2010	88,512	0	0	0	88,512
	2009	56,000	8,800	0	0	64,800

During each of the last two fiscal years, none of our other officers had salary and bonus greater than $100,000. In addition, our executive officers and/or their respective affiliates will be reimbursed by us for any out-of-pocket expenses incurred in connection with activities conducted on our behalf. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of such expenses by anyone other than our Board of Directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged.

We do not have employment agreements with any of our officers. We formed a Compensation Committee consisting of the independent directors on March 1, 2010. In the future, compensation for executive officers will be determined based on the compensation policies, programs and procedures to be established by our Compensation Committee.

Option Grants in Last Fiscal Year

There were no options granted to any of the named executive officers during the fiscal years ended December 31, 2010 and 2009.

Equity Compensation Plan Information

We currently do not have any equity compensation plans.

Compensation of Directors

Our directors are reimbursed for expenses incurred by them in connection with attending Board of Directors’ meetings, but they do not receive any other compensation for serving on the Board of Directors.

DESCRIPTION OF SECURITIES

General

Our current authorized capital stock consists of 190,000,000 shares of common stock and 10,000,000 shares of preferred stock, each with a par value of $.001 per share, of which 32,472,075 common shares and no preferred shares were issued and outstanding immediately prior to this offering.

Common Stock

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of our stockholders. Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our certificate of incorporation. Any action other than the election of directors shall be authorized by a majority of the votes cast, except where the Nevada Revised Statutes prescribes a different percentage of votes and/or exercise of voting power. When a dividend is declared by the Board of Directors, all stockholders are entitled to receive a fixed dividend. To date, no dividends have been declared. All shares of common stock issued by us are of the same class, and have equal liquidation, preference, and adjustment rights.

Holders of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for our common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any additional preferred stock is authorized and issued. All outstanding shares of our common stock are, and the shares underlying all options and warrants and convertible securities will be, duly authorized, validly issued, fully paid and non-assessable upon our issuance of these shares.

Warrants

We have issued warrants to purchase 3,005,519 shares of common stock at an exercise price of $2.00 which remain outstanding. The warrants have a five year term.

The exercise price and number of shares of Common Stock issuable upon exercise of the Warrants may be adjusted in certain circumstances, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of a Warrant, a holder would be entitled to receive a fractional interest in a share, we will pay to the holder cash equal to such fraction multiplied by the then fair market value of one full share.

Anti-takeover Provisions of our Certificate of Incorporation

Our Certificate of Incorporation grants our board of directors the authority, without any further vote or action by stockholders, to issue preferred stock in one or more series, fix the number of shares constituting the series and establish the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, redemption rights and liquidation preferences of the shares of the series. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid, since we could, for example, issue preferred stock to parties who might oppose such a takeover bid, or issue shares with terms the potential acquirer may find unattractive. This may have the effect of delaying or preventing a change in control, discourage bids for the common stock at a premium over the market price, and adversely affect the market price, and voting and other rights of holders of common stock. Our board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized preferred stock, unless otherwise required by law.

Anti-takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, or NRS, generally prohibit a Nevada corporation with at least 200 stockholders of record, a “resident domestic corporation,” from engaging in various “combination” transactions with any “interested stockholder” unless certain conditions are met or the corporation has elected to not be subject to these provisions.

A “combination” is generally defined to include (a) a merger or consolidation of the resident domestic corporation or any subsidiary of the resident domestic corporation with the interested stockholder or affiliate or associate of the interested stockholder; (b) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, by the resident domestic corporation or any subsidiary of the resident domestic corporation to or with the interested stockholder or affiliate or associate of the interested stockholder having: (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the resident domestic corporation, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the resident domestic corporation, or (iii) 10% or more of the earning power or net income of the resident domestic corporation; (c) the issuance or transfer in one transaction or series of transactions of shares of the resident domestic corporation or any subsidiary of the resident domestic corporation having an aggregate market value equal to 5% or more of the resident domestic corporation to the interested stockholder or affiliate or associate of the interested stockholder; and (d) certain other transactions with an interested stockholder or affiliate or associate of the interested stockholder.

An “interested stockholder” is generally defined as a person who, together with affiliates and associates, owns (or within three years, did own) 10% or more of a corporation's voting stock. An “affiliate” of the interested stockholder is any person that directly or indirectly through one or more intermediaries is controlled by or is under common control with the interested stockholder. An “associate” of an interested stockholder is any (a) corporation or organization of which the interested stockholder is an officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of voting shares of such corporation or organization; (b) trust or other estate in which the interested stockholder has a substantial beneficial interest or as to which the interested stockholder serves as trustee or in a similar fiduciary capacity; or (c) relative or spouse of the interested stockholder, or any relative of the spouse of the interested stockholder, who has the same home as the interested stockholder.

If applicable, the prohibition is for a period of three years after the date of the transaction in which the person became an interested stockholder, unless such transaction is approved by the board of directors prior to the date the interested stockholder obtained such status; and extends beyond the expiration of the three-year period, unless (a) the transaction was approved by the board of directors prior to the person becoming an interested stockholder; (b) the transaction is approved by the affirmative vote of a majority of the voting power held by disinterested stockholders at a meeting called for that purpose no earlier than three years after the date the person first became an interested stockholder; or (c) if the consideration to be paid to all stockholders other than the interested stockholder is, generally, at least equal to the highest of: (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, plus compounded interest and less dividends paid, (ii) the market value per share of common shares on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, plus compounded interest and less dividends paid, or (iii) for holders of preferred stock, the highest liquidation value of the preferred stock, plus accrued dividends, if not included in the liquidation value. With respect to (i) and (ii) above, the interest is compounded at the rate for one-year United States Treasury obligations from time to time in effect.

Because we have over 200 stockholders of record, we will be subject to the Nevada business combination provisions. Applicability of the business combination law would discourage parties interested in taking control of Trunkbow if they cannot obtain the approval of our Board of Directors. These provisions could prohibit or delay a merger or other takeover or change in control attempt and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS, apply to “issuing corporations,” which are Nevada corporations with at least 200 stockholders of record, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada, unless the corporation has elected to not be subject to these provisions.

The control share statute prohibits an acquirer of shares of an issuing corporation, under certain circumstances, from voting its shares of a corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: (a) one-fifth or more but less than one-third, (b) one-third but less than a majority, and (c) a majority or more, of the outstanding voting power. Generally, once a person acquires shares in excess of any of the thresholds, those shares and those shares acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters' rights.

A corporation may elect to not be governed by, or “opt out” of, the control share provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above. We have not opted out of the control share statutes, and we may be subject to these statute after this offering.

The effect of the Nevada control share statutes is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders at an annual or special meeting. The Nevada control share law, if applicable, could have the effect of discouraging takeovers of Trunkbow.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of January 31, 2011 by (i) each person (or group of affiliated persons) who is known by us to own more than five percent of the outstanding shares of our common stock, (ii) each director, executive officer and director nominee, and (iii) all of our directors, executive officers and director nominees as a group. As of January 31, 2011, we had 32,472,075 shares of common stock issued and outstanding.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Unless otherwise noted, the principal address of each of the stockholders, directors and officers listed below is Unit 1217-128, 12F of Tower B, Gemdale Plaza, No. 91 Jianguo Road, Chaoyang District, Beijing, People’s Republic of China.

All share ownership figures include shares of our common stock issuable upon securities convertible or exchangeable into shares of our common stock within sixty (60) days of January 31, 2011, which are deemed outstanding and beneficially owned by such person for purposes of computing his or her percentage ownership, but not for purposes of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Number of Shares		Percentage of Outstanding Shares of Common Stock
Chief Honour Investments Limited	8,558,764	(1)	26.36%
Capital Melody Limited	7,580,619	(2)	23.35%
VeriFone, Inc. 2099 Gateway Place Suite 600 San Jose, CA 95110	3,000,000	(3)	9.10%
HPCG Trunkbow Holdings, L.P. 21020 North Pima Rd. Scottsdale, AZ 85255	2,151,000	(4)	6.55%
Bay Peak LLC 169 Bolsa Avenue Mill Valley, CA 94941	1,452,332	(5)	4.45%
Dr. Hou Wanchun	8,558,764	(1)	26.36%
Li Qiang	7,580,619	(2)	23.35%
Regis Kwong	833,379		2.57%
Ye Yuan Jun	*		*
Dr. An ChungMing	*		*
Bao Jihong	*		*
Wang Xin	*		*
Dr. Tan Kok Hui	*		*
Iris Geng	*		*
Dr. Lv Tingjie	*		*
Huang Zhaoxing	*		*
Li Dong	*		*
Larry Gilmore	*		*
Albert Liu	*		*
Cory Roberts	1,452,332	(5)	4.45%
All Directors, Executive Officers and Director Nominees, as a group	18,425,094		56.57%

*	Less than one percent

(1)	Mr. Lao Chi Weng holds 100% common shares of Chief Honour Investments Limited, but he does not have the power to vote or dispose of any of our common stock. Dr. Hou Wanchun is the sole director of Chief Honour Investments Limited and has the sole power to vote and dispose of our common stock held by Chief Honour Investments Limited.

On September 21, 2009, Mr. Lao Chi Weng entered into a share transfer agreement with Dr. Hou Wanchun, pursuant to which Dr. Hou was granted the right to purchase, within 45-days from the end of each period, for $1.00 per share, the shares held by Chief Honour Investments Limited, as follows: (i) one-third of the shares if we generate at least US$2,800,000 in gross revenue for the twelve months from January 1, 2010 to December 31, 2010; (ii) one-third of the shares if we generates at least US$1,500,000 in gross revenue for the six months from January 1, 2011 to June 30, 2011; and (iii) one-third of the shares if we generate at least US$1,500,000 in gross revenue for the six months July 1, 2011 to December 31, 2011. In the event that we do not achieve any one of the performance targets specified above, then Dr. Hou may purchase the shares for $1.10 per share.

On October 1, 2009, Dr. Hou Wanchun also entered into an Entrustment Agreement with Chief Honour, pursuant to which, Chief Honour authorizes Dr. Hou Wanchun to act on behalf of it, as exclusive agents and attorneys in-fact with respect to all matters concerning Chief Honour Investments’ rights as a shareholder.

(2)	Mr. Lao Chi Weng holds 100% common shares of Capital Melody Limited, but he does not have the power to vote or dispose of any of our common stock. Mr. Li Qiang is the sole director of Capital Melody and has the sole power to vote and dispose of the common stock held by Capital Melody Limited.

On September 21, 2009, Mr. Lao Chi Weng entered into a share transfer agreement with Mr. Li Qiang, pursuant to which, Mr. Li was granted the right to purchase, within 45-days from the end of each period, for $1.00 per share, the shares held by Capital Melody Limited, as follows: (i) one-third of the shares if we generate at least US$2,800,000 in gross revenue for the twelve months from January 1, 2010 to December 31, 2010; (ii) one-third of the shares if we generates at least US$1,500,000 in gross revenue for the six months from January 1, 2011 to June 30, 2011; and (iii) one-third of the shares if we generate at least US$1,500,000 in gross revenue for the six months July 1, 2011 to December 31, 2011. In the event that we do not achieve any one of the performance targets specified above, then Mr. Li may purchase the shares for $1.10 per share.

On October 1, 2009, Capital Melody also entered into an Entrustment Agreement with Li Qiang, pursuant to which, Capital Melody authorizes Li Qiang to act on behalf of it, as exclusive agents and attorneys in-fact with respect to all matters concerning Capital Melody’s rights as a shareholder.

(3)	Includes warrants to purchase 500,000 shares of our common stock.
(4)	Includes warrants to purchase 358,500 shares of our common stock. As the manager of HPCG Trunkbow Investment, LLC, the general partner of HPCG Trunkbow Holdings L.P., Christopher Jensen has the power to vote and dispose of the common stock.
(5)	Includes a warrant to purchase 100,000 shares of our common stock. Cory Roberts has the power to vote and dispose of the common stock held by Bay Peak LLC.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS,
AND CERTAIN CONTROL PERSONS

On February 1, 2010, we entered into a Master Engagement Agreement with VeriFone, Inc. (“VeriFone”). Pursuant to the terms of the agreement, we submitted a binding, non-cancellable purchase order to VeriFone covering an initial order of $5 million, which was paid in full upon execution of the agreement, of VeriFone’s point of sale systems for deployment in China as part of its rollout. VeriFone beneficially owns 2,500,000 shares of our common stock and warrants to purchase up to 500,000 shares of our common stock. As of September 30, 2010, we had advanced $990,980 to VeriFone for the purchase of the point of sale systems.

At September 30, 2010, December 31, 2009 and 2008, amounts due from directors consisted of:

	September 30, 2010	December 31, 2009	December 31, 2008
Amount due from Mr. Qiang Li	$140,114	$904,581	$447,026
Amount due from Mr. Wan Chun Hou	—	1,183,587	737,090
Amount due from Mr. Yue Lou	—	—	22,703
	$140,114	$2,088,168	$1,206,819

Amounts due from directors are non-interest bearing short-term personal loans from the directors made pursuant to a written repayment agreement with a subsidiary of Trunkbow, with fixed repayment terms varying upon the circumstances, generally six to twelve months, without interest. The balance of the amount due from directors as of December 31, 2009 was subsequently settled in full.

The balance as of September 30, 2010 represented advance to the directors for expenses to be paid on behalf of the company.

At September 30, 2010, December 31, 2009 and 2008, amount due to directors consisted of:

	September 30, 2010	December 31, 2009	December 31, 2008
Amount due to Mr. Yue Lou	$—	$24,430	$—

SELLING STOCKHOLDERS

We are registering for resale certain shares of our common stock issued in a private placement in February 2010, as described elsewhere in this prospectus. We are registering the shares to permit the selling stockholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate in the manner described in the “Plan of Distribution”.

The following table sets forth:

•	the name of the selling stockholder,
•	the nature of any position, office or other material relationship which the selling stockholder has had within the past three years with us,
•	the number of shares of our common stock that the selling stockholder beneficially owned prior to the offering for resale of the shares under this prospectus,
•	the maximum number of shares of our common stock that may be offered for resale for the account of the selling stockholder under this prospectus, and
•	the number and percentage of shares of our common stock to be beneficially owned by the selling stockholder after the offering of the shares (assuming all of the offered shares are sold by the selling stockholder).

The selling stockholders may offer for sale all or part of the shares of commons stock from time to time. The table below assumes that the selling stockholders will sell all of the shares of common stock offered for sale. The selling stockholder are under no obligation, however, to sell any shares of common stock pursuant to this prospectus.

	Shares of Common Stock Beneficially Owned Before the Offering(1)		Total Number of Shares to be Sold	Number of Warrants Included in Total Number of Shares to be Sold	Shares of Common Stock Beneficially Owned After the Offering(1)
Name	Total	Warrants Included in Total			Number	Percent
Aiguo Liu	6,000	1,000	6,000	1,000	0	0
Aihua Qi	6,000	1,000	6,000	1,000	0	0
Andrea Pearmain	1,500	250	1,500	250	0	0
Angui Dong	2,400	400	2,400	400	0	0
Bay Peak, LLC(3)	1,452,332	100,000	1,452,332	100,000	0	0
Bin Li	2,250	375	2,250	375	0	0
Bing Jiang	79,500	13,250	79,500	13,250	0	0
Bing Liu	150,000	25,000	150,000	25,000	0	0
Bingxin Wang	1,500	250	1,500	250	0	0
Bo Yang	23,760	3,960	23,760	3,960	0	0
Brock Ganeles	15,000	2,500	15,000	2,500	0	0
Calco Capital Corporation(4)	600	100	600	100	0	0
Canwen Zhang	1,200	200	1,200	200	0	0
Changjie Liu	1,500	250	1,500	250	0	0
Cheryl K. Hahn	1,200	200	1,200	200	0	0
Chiweng Lao	30,000	5,000	30,000	5,000	0	0
Chris Glassel	300	50	300	50	0	0
Chuangeng Xu	7,200	1,200	7,200	1,200	0	0
Chuanyu Zheng	15,000	2,500	15,000	2,500	0	0
Chunchao Ma	2,400	400	2,400	400	0	0
Chunhua Zheng	3,300	550	3,300	550	0	0

	Shares of Common Stock Beneficially Owned Before the Offering(1)		Total Number of Shares to be Sold	Number of Warrants Included in Total Number of Shares to be Sold	Shares of Common Stock Beneficially Owned After the Offering(1)
Name	Total	Warrants Included in Total			Number	Percent
Chunling Xue	1,500	250	1,500	250	0	0
Chunsheng Ma	7,200	1,200	7,200	1,200	0	0
Chunxia Ma	2,400	400	2,400	400	0	0
Chunxiang Zheng	1,200	200	1,200	200	0	0
CJMJ LLC(2)	55,000	55,000	55,000	55,000	0	0
Dana Krabbe	6,410	1,000	1,000	1,000	5,410	*
Danmei Liu	1,200	200	1,200	200	0	0
Dayi Wang	12,000	2,000	12,000	2,000	0	0
Dong Li	75,000	12,500	75,000	12,500	0	0
Dongyang Wang	12,000	2,000	12,000	2,000	0	0
Eddy Chow	805,991		805,991		0	0
Edward Wong	300	50	300	50	0	0
Elizabeth Benton Johnson TTEE/William Benton Johnson(5)	15,600	2,600	15,600	2,600	0	0
Equitunity China Fund I, LLC (Zener)(6)	36,000	6,000	6,000	6,000	30,000	*
Eric Wold	15,000	2,500	15,000	2,500	0	0
Fan He	15,000	2,500	15,000	2,500	0	0
Fang Li	6,000	1,000	6,000	1,000	0	0
Fang Lu	2,400	400	2,400	400	0	0
Fangchun Cai	12,000	2,000	12,000	2,000	0	0
Fanmei Hu	1,500	250	1,500	250	0	0
Faxiao Cheng	12,000	2,000	12,000	2,000	0	0
Feng Rong	1,200	200	1,200	200	0	0
Feng Wang	12,000	2,000	12,000	2,000	0	0
Fengling Luo	6,000	1,000	6,000	1,000	0	0
Gary Yurkovich	1,500	250	1,500	250	0	0
Gong Chen	30,000	5,000	30,000	5,000	0	0
Guanghua Yang	5,100	850	5,100	850	0	0
Guisheng Huang	75,000	12,500	75,000	12,500	0	0
Guodong Xu	21,000	3,500	21,000	3,500	0	0
Hai Guan	1,500	250	1,500	250	0	0
Haibo Liu	150,000	25,000	150,000	25,000	0	0
Haibo Xu	30,000	5,000	30,000	5,000	0	0
Hailing Lin	1,500	250	1,500	250	0	0
Hairong Ren	3,000	500	3,000	500	0	0
Haitao Hou	150,000	25,000	150,000	25,000	0	0
Hao Huang	9,000	1,500	9,000	1,500	0	0
Hena Sun	75,000	12,500	75,000	12,500	0	0
Hengjiang Liu	1,500	250	1,500	250	0	0
Hengxing Zhang	1,500	250	1,500	250	0	0
Hongxia Gao	750	125	750	125	0	0
HPCG Trunkbow Investments, LLC(7)	2,151,000	358,500	358,500	358,500	1,792,500	5.5%
Hua Feng	6,000	1,000	6,000	1,000	0	0
Huaichao Zhao	5,100	850	5,100	850	0	0

	Shares of Common Stock Beneficially Owned Before the Offering(1)		Total Number of Shares to be Sold	Number of Warrants Included in Total Number of Shares to be Sold	Shares of Common Stock Beneficially Owned After the Offering(1)
Name	Total	Warrants Included in Total			Number	Percent
Huide Chuang	2,250	375	2,250	375	0	0
Jaime Stutheit	1,200	200	1,200	200	0	0
Jamie Akins	300	50	300	50	0	0
Janet Wallace	1,440	240	1,440	240	0	0
Jason Merritt	300	50	300	50	0	0
Jayden Kulhawy	600	100	600	100	0	0
Jenna Akins	300	50	300	50	0	0
Jia Jiang	150,000	25,000	150,000	25,000	0	0
Jiang Ningling	805,991		805,991		0	0
Jianhua Sun	750	125	750	125	0	0
Jianmei Chen	2,100	350	2,100	350	0	0
Jianqiu Fu	15,000	2,500	15,000	2,500	0	0
Jianshuai Teng	2,400	400	2,400	400	0	0
Jianwei Guo	30,000	5,000	30,000	5,000	0	0
Jie Li	300,000	50,000	300,000	50,000	0	0
Jie Li	1,200	200	1,200	200	0	0
Jie Li	1,200	200	1,200	200	0	0
Jill Kulhawy	600	100	600	100	0	0
Jingui Hao	30,000	5,000	30,000	5,000	0	0
Jingxuan Zhang	2,400	400	2,400	400	0	0
Jingyuan Zhang	7,800	1,300	7,800	1,300	0	0
Jingzhong Li	60	10	60	10	0	0
Jishan Xia	1,500	250	1,500	250	0	0
Jocelyn Marie Smith	1,200	200	1,200	200	0	0
John Murphy	1,200	200	1,200	200	0	0
Joseph Yuen	300	50	300	50	0	0
Jozef Povazan	3,000	500	3,000	500	0	0
Juan Wei	5,100	850	5,100	850	0	0
Jun Wang	30,000	5,000	30,000	5,000	0	0
Junning He	15,000	2,500	15,000	2,500	0	0
Junqing Qiao	1,200	200	1,200	200	0	0
Kai Li	10,200	1,700	10,200	1,700	0	0
Kaiwen Lin	75,000	12,500	75,000	12,500	0	0
Ke Yang	30,000	5,000	30,000	5,000	0	0
Kuiheng Liang	1,200	200	1,200	200	0	0
Lang Family Revocable Living Trust, dated 12/27/1999(8)	78,620	10,000	10,000	10,000	68,620	*
Langang Li	2,400	400	2,400	400	0	0
Lanxiang Huo	750	125	750	125	0	0
Lao Chi Weng	978,144		978,144		0	0
Larry A. Flournoy Jr.	2,700	450	2,700	450	0	0
Lauren Steele	1,500	250	1,500	250	0	0
Le Wang	1,500	250	1,500	250	0	0
Lei Li	27,000	4,500	27,000	4,500	0	0
Li Qu	2,400	400	2,400	400	0	0
Liang Xu	1,200	200	1,200	200	0	0

	Shares of Common Stock Beneficially Owned Before the Offering(1)		Total Number of Shares to be Sold	Number of Warrants Included in Total Number of Shares to be Sold	Shares of Common Stock Beneficially Owned After the Offering(1)
Name	Total	Warrants Included in Total			Number	Percent
Lijun Zhang	2,400	400	2,400	400	0	0
Lin Li	1,200	200	1,200	200	0	0
Lin Li	1,500	250	1,500	250	0	0
Lin Wang	1,500	250	1,500	250	0	0
Linping Song	1,500	250	1,500	250	0	0
Lisa L. Velez	300	50	300	50	0	0
Lisheng Ju	1,500	250	1,500	250	0	0
Liwen Liang	30,000	5,000	30,000	5,000	0	0
Manyun Xu	1,200	200	1,200	200	0	0
Margaret Graw	1,500	250	1,500	250	0	0
Mark and Marie Zener Revocable Living Trust, dated November 16, 2009(9)	24,000	4,000	4,000	4,000	20,000	*
Mary Lynn Jeffries Revocable Trust(10)	30,000	5,000	5,000	5,000	25,000	*
Meiyan Yu	3,000	500	3,000	500	0	0
Meng Dong	2,400	400	2,400	400	0	0
Mengyuan Song	1,200,000	200,000	1,200,000	200,000	0	0
Merriman Curhan Ford & Co.(11)	561,104	561,104	561,104	561,104	0	0
Michael and Denise Larson Family Trust(12)	2,400	400	400	400	2,000	*
Ming Yang	30,000	5,000	30,000	5,000	0	0
Mingde Zhang	2,400	400	2,400	400	0	0
Mingxian Yi	2,400	400	2,400	400	0	0
Nan Dong	1,500	250	1,500	250	0	0
Nancy Wong	300	50	300	50	0	0
Nick Kulhawy	600	100	600	100	0	0
Ning Pan	38,760	6,460	38,760	6,460	0	0
Palo Verde Fund, L.P.(13)	600,000	100,000	100,000	100,000	500,000	1.5%
Pandora Select Partners, LP(14)	750,000	125,000	750,000	125,000	0	0
Peng Liu	10,200	1,700	10,200	1,700	0	0
Ping Liu	120	20	120	20	0	0
Pingping Tang	1,500	250	1,500	250	0	0
Qi Cheng	60,000	10,000	60,000	10,000	0	0
Qi Wang	6,000	1,000	6,000	1,000	0	0
Qi Yu	4,200	700	4,200	700	0	0
Qian Shang	3,450	575	3,450	575	0	0
Qiang Dou	1,500	250	1,500	250	0	0
Qin Yu	2,400	400	2,400	400	0	0
Qin Zhang	15,000	2,500	15,000	2,500	0	0
Qingdong Wang	225,000	37,500	225,000	37,500	0	0
Qinghua Du	23,760	3,960	23,760	3,960	0	0
Quanlei Gai	9,000	1,500	9,000	1,500	0	0
Randy or Brenda Slapnicka	15,000	2,500	2,500	2,500	12,500	*
Regis Kwong	833,379		833,379		0	0
Richard Chiang	250		250		0	0

	Shares of Common Stock Beneficially Owned Before the Offering(1)		Total Number of Shares to be Sold	Number of Warrants Included in Total Number of Shares to be Sold	Shares of Common Stock Beneficially Owned After the Offering(1)
Name	Total	Warrants Included in Total			Number	Percent
Rina Orina	600	100	600	100	0	0
Robert Florek	3,000	500	3,000	500	0	0
Robert Johnson	44,400	7,400	44,400	7,400	0	0
Ronald D Goach	1,500	250	1,500	250	0	0
Ronald L. Chez	360,000	60,000	360,000	60,000	0	0
Rui Li	750	125	750	125	0	0
Rui Wang	6,000	1,000	6,000	1,000	0	0
Sean Glassel	300	50	300	50	0	0
Shanhou Zhao	1,200	200	1,200	200	0	0
Shaojie Liang	6,000	1,000	6,000	1,000	0	0
Sheng Tian	1,200	200	1,200	200	0	0
Shengyun Sun	1,500	250	1,500	250	0	0
Sherry Steele	2,400	400	2,400	400	0	0
Sherry Steele “In Trust”(15)	1,500	250	1,500	250	0	0
Shouqiang Zhang	6,000	1,000	6,000	1,000	0	0
Shufen Zhao	2,400	400	2,400	400	0	0
Shuyuan Sun	3,000	500	3,000	500	0	0
Shuyun Wang	10,200	1,700	10,200	1,700	0	0
Shuzhen Wang	225,000	37,500	225,000	37,500	0	0
Silver Rock II, Ltd.(16)	180,000	30,000	180,000	30,000	0	0
Stephen L. Fischer	15,091	2,500	2,500	2,500	12,591	*
Tan Wang	1,500	250	1,500	250	0	0
Tao Zhang	5,100	850	5,100	850	0	0
Taylor Steele	1,500	250	1,500	250	0	0
The Michael & Barbara Williams Revocable Living Trust(17)	45,000	7,500	7,500	7,500	37,500	*
The Win and Rose Williams Foundation(18)	15,000	2,500	2,500	2,500	12,500	*
Tieling Wang	5,100	850	5,100	850	0	0
Timothy Hahn	300	50	300	50	0	0
Tina Louise Kam	1,500	250	1,500	250	0	0
Tongbing Li	47,520	7,920	47,520	7,920	0	0
Tracy Glassel	300	50	300	50	0	0
Valerie Londrie	300	50	300	50	0	0
VeriFone, Inc.(19)	3,000,000	500,000	3,000,000	500,000	0	0
Vivian Yan Huo	300	50	300	50	0	0
W. Lynne Tanner	3,000	500	3,000	500	0	0
Wanai Yang	1,200	200	1,200	200	0	0
Wei Huang	60,000	10,000	60,000	10,000	0	0
Wei Zou	3,000	500	3,000	500	0	0
Weitao Zhang	1,500	250	1,500	250	0	0
Wenyu Jin	3,000	500	3,000	500	0	0
Whitebox Multi-Strategy Partners, L.P.(20)	756,000	126,000	756,000	126,000	0	0

	Shares of Common Stock Beneficially Owned Before the Offering(1)		Total Number of Shares to be Sold	Number of Warrants Included in Total Number of Shares to be Sold	Shares of Common Stock Beneficially Owned After the Offering(1)
Name	Total	Warrants Included in Total			Number	Percent
Whitebox Small Cap Long Short Equity Partners, L.P.(21)	144,000	24,000	144,000	24,000	0	0
Xia Liu	750	125	750	125	0	0
Xianglei Sui	3,000	500	3,000	500	0	0
Xianrong Meng	10,200	1,700	10,200	1,700	0	0
Xiaobo Xing	1,500	250	1,500	250	0	0
Xiaofei Zhou	5,100	850	5,100	850	0	0
Xiaofeng Pan	6,000	1,000	6,000	1,000	0	0
Xiaoguo Zhao	1,200	200	1,200	200	0	0
Xiaohan Liu	30,000	5,000	30,000	5,000	0	0
Xiaohua Cai	7,200	1,200	7,200	1,200	0	0
Xiaolei Liu	750	125	750	125	0	0
Xiaoli Luan	1,200	200	1,200	200	0	0
Xiaolong Ji	150,000	25,000	150,000	25,000	0	0
Xiaomei Sun	2,400	400	2,400	400	0	0
Xiaomei Sun	10,200	1,700	10,200	1,700	0	0
Xiaomin Xu	12,000	2,000	12,000	2,000	0	0
Xiaoni Ma	6,000	1,000	6,000	1,000	0	0
Xiaoqian Liu	3,000	500	3,000	500	0	0
Xiaoqing Zheng	1,200	200	1,200	200	0	0
Xiaoqing Zheng	2,100	350	2,100	350	0	0
Xiaoqiu Zhao	12,000	2,000	12,000	2,000	0	0
Xiaoyan Cui	2,400	400	2,400	400	0	0
Xiaoyuan Liu	3,000	500	3,000	500	0	0
Xiaozhuang Yao	120,000	20,000	120,000	20,000	0	0
Xiling Tian	1,500	250	1,500	250	0	0
Xin Wang	39,000	6,500	39,000	6,500	0	0
Xinan Zhang	2,400	400	2,400	400	0	0
Xingwang Lu	10,200	1,700	10,200	1,700	0	0
Xingye Zhang	3,000	500	3,000	500	0	0
Xinli Wang	2,400	400	2,400	400	0	0
Xue Gao	750	125	750	125	0	0
Xuejun Wang	1,500	250	1,500	250	0	0
Xueling Song	2,400	400	2,400	400	0	0
Xuying Wang	2,400	400	2,400	400	0	0
Yan Li	1,200	200	1,200	200	0	0
Yan Wang	11,400	1,900	11,400	1,900	0	0
Yan Zhang	12,000	2,000	12,000	2,000	0	0
Yanhui Liu	750	125	750	125	0	0
Yaning Zhang	6,000	1,000	6,000	1,000	0	0
Yanlei Cheng	6,000	1,000	6,000	1,000	0	0
Yao Feng	1,500	250	1,500	250	0	0
Yaoguo Bai	3,000	500	3,000	500	0	0
Yaohong Sun	2,400	400	2,400	400	0	0
Yi Lu	3,000	500	3,000	500	0	0

	Shares of Common Stock Beneficially Owned Before the Offering(1)		Total Number of Shares to be Sold	Number of Warrants Included in Total Number of Shares to be Sold	Shares of Common Stock Beneficially Owned After the Offering(1)
Name	Total	Warrants Included in Total			Number	Percent
Yibo You	2,400	400	2,400	400	0	0
Yichun Lu	30,000	5,000	30,000	5,000	0	0
Ying Pan	1,500	250	1,500	250	0	0
Ying Xia	18,000	3,000	18,000	3,000	0	0
Yingjuan Wang	2,400	400	2,400	400	0	0
Yingli Liang	5,100	850	5,100	850	0	0
Yingying Qu	2,400	400	2,400	400	0	0
Yingying Qu	10,200	1,700	10,200	1,700	0	0
Yingzi Su	2,400	400	2,400	400	0	0
Yong Shan	15,000	2,500	15,000	2,500	0	0
Yongfeng Zhang	7,800	1,300	7,800	1,300	0	0
Yonghui Gu	150,000	25,000	150,000	25,000	0	0
Yongshun Tang	6,000	1,000	6,000	1,000	0	0
Yousheng Li	6,000	1,000	6,000	1,000	0	0
Yu Tang	12,000	2,000	12,000	2,000	0	0
Yuanjun Ye	45,000	7,500	45,000	7,500	0	0
Yuanxi Zhang	12,000	2,000	12,000	2,000	0	0
Yuchun Liu	6,000	1,000	6,000	1,000	0	0
Yue Zhang	1,500	250	1,500	250	0	0
Yufan Ma	6,000	1,000	6,000	1,000	0	0
Yufu Sheng	15,000	2,500	15,000	2,500	0	0
Yulan Yang	1,200	200	1,200	200	0	0
Yunfeng Zhao	10,500	1,750	10,500	1,750	0	0
Yunxia Guo	1,500	250	1,500	250	0	0
Yuping Liu	2,400	400	2,400	400	0	0
Yuxian You	1,200	200	1,200	200	0	0
Zhaohui Liu	1,500	250	1,500	250	0	0
Zhen Wei	1,500	250	1,500	250	0	0
Zhenfeng Su	2,400	400	2,400	400	0	0
Zheng Song	6,000	1,000	6,000	1,000	0	0
Zhenyu Lin	120	20	120	20	0	0
Zhiqiang Chu	1,500	250	1,500	250	0	0
Zhiyuan Gai	3,000	500	3,000	500	0	0
Zhongchen Hui	3,600	600	3,600	600	0	0
Zhongming Han	2,400	400	2,400	400	0	0
Zhongya Wang	15,000	2,500	15,000	2,500	0	0

*	Less than 1%.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to the securities. Based on 32,472,075 shares of common stock of Trunkbow issued and outstanding as of the date of this prospectus. For purposes of calculating the percentage ownership, any shares that each selling stockholder has the right to acquire within 60 days under warrants or options have been included in the total number of shares outstanding for that person, in accordance with Rule 13d-3 under the Exchange Act.
(2)	Christopher Eric Jensen, as manager of CJMJ, LLC, has voting and dispositive power over the shares held by CJMJ, LLC.

(3)	Phillip Cory Roberts, the Managing Member of Bay Peak, LLC, has voting and dispositive power over the securities owned by Bay Peak, LLC.
(4)	Robert Earnest Kulhawy has voting and dispositive power over the securities held by Calco Capital Corporation.
(5)	Elizabeth Benton Johnson, as trustee of the William Benton Johnson Trust, has voting and dispositive power over the securities owned by the William Benton Johnson Trust.
(6)	Mark and Marie Zener, as managing directors of Equitunity China Fund I, LLC, have voting and dispositive power over the securities held by Equitunity China Fund I, LLC.
(7)	Consists of (i) 358,500 shares underlying warrants, and (ii) 1,792,500 shares of common stock of Trunkbow owned by HPCG Trunkbow Holdings, L.P. HPCG Trunkbow Investments, LLC is the general partner of HPCG Trunkbow Holdings, L.P. Christopher Eric Jensen, as manager of HPCG Trunkbow Investments, LLC, has voting and dispositive power over the shares held by HPCG Trunkbow Investments, LLC.
(8)	Lanny R. Lang, as trustee of the Lang Family Revocable Living Trust, dated 12/27/1999, has voting and dispositive power over the securities held by the Lang Family Revocable Living Trust, dated 12/27/1999. Lanny R. Lang was an officer and director of each of VT Dutch Services until August 28, 2008, and Bay Peak 5 Acquisition Corp. until February 10, 2010, each our predecessor.
(9)	Mark and Marie Zener, trustees of the Mark and Marie Zener Revocable Living Trust, dated November 16, 2009, have voting and dispositive power over the securities owned by the Mark and Marie Zener Revocable Living Trust, dated November 16, 2009.
(10)	Mary Jeffries, trustee of the Mary Lynn Jeffries Revocable Trust, has voting and dispositive power over the securities owned by the Mary Lynn Jeffries Revocable Trust.
(11)	Merriman Curhan Ford & Co. is a broker-dealer that received the shares in the ordinary course of its business as compensation, without any agreements or understandings, directly or indirectly, with any person, to distribute the securities. Peter V. Coleman has voting and dispositive power over the securities held by Merriman Curhan Ford & Co.
(12)	Michael R. Larson, trustee of the Michael and Denise Larson Family Trust, has voting and dispositive power over the securities owned by the Michael and Denise Larson Family Trust.
(13)	Tony Stacy has voting and dispositive power over the securities owned by Palo Verde Fund, L.P.
(14)	Andrew J. Redleaf, as Managing Member of the General Partner of Pandora Select Partners, LP, has voting and dispositive power over the securities owned by Pandora Select Partners, LP.
(15)	Sherry Steele has voting and dispositive power over the securities held by Sherry Steele “In Trust”.
(16)	Ezzat Jallad has voting and dispositive power over the securities owned by Silver Rock II, Ltd.
(17)	Michael and Barbara Williams, each a trustee of the Michael & Barbara Williams Revocable Living Trust, have voting and dispositive power over the securities owned by the Michael & Barbara Williams Revocable Living Trust. Michael Williams was an officer and director of our predecessor, VT Dutch Services, Inc., until August 28, 2008.
(18)	Michael S. Williams, president of the Win and Rose Williams Foundation, has voting and dispositive power over the securities owned by the Win and Rose Williams Foundation.
(19)	Each of Doug Bergeron, chief executive officer of VeriFone, Inc., Robert Dykes, chief financial officer of VeriFone, Inc., and Albert Liu, senior vice president and general counsel of VeriFone, Inc. has voting and dispositive power over the securities owned by VeriFone, Inc.
(20)	Andrew J. Redleaf, managing member of the general partner of Whitebox Multi-Strategy Partners, L.P., has voting and dispositive power over the securities owned by Whitebox Multi-Strategy Partners, L.P.
(21)	Andrew J. Redleaf, managing member of the general partner of Whitebox Small Cap Long Short Equity Partners, L.P., has voting and dispositive power over the securities owned by Whitebox Small Cap Long Short Equity Partners, L.P.

PLAN OF DISTRIBUTION

We are registering the shares of common stock previously issued to permit the resale of such shares of common stock by the holders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing of options, whether such options are listed on an options exchange or otherwise;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	sales pursuant to Rule 144;
•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

Pursuant to a requirement of the Financial Industry Regulatory Authority, or FINRA, the maximum compensation to be received by any FINRA member or independent broker/dealer generally, as calculated consistent with FINRA’s rules, may not be greater than 8.0% of the gross proceeds received by us from the sale of any securities registered pursuant to SEC Rule 415.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $250,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

SHARES ELIGIBLE FOR FUTURE SALE

After the date of this prospectus we will have 36,472,075 shares of common stock, issued and outstanding.

Approximate Number of Shares Eligible for Future Sale	Date
4,000,000(1)	After the date of this prospectus, freely tradable shares sold in this offering.
8,540,178	Shares which may be sold in the concurrent offering and not subject to the lock-up described below.
23,931,897	Shares owned by affiliates and other significant shareholders. These shares will be subject to the lock-up described below when we enter into an underwriting agreement regarding the primary offering and may be sold under Rule 144.
0	Shares issuable upon exercise of warrants which may be sold under Rule 144.
0	Other shares which may be sold under Rule 144.

(1)	Assumes the underwriters’ over-allotment option to purchase additional shares is not exercised.

Rule 144

Rule 144 is unavailable for the resale of restricted securities initially issued by a “blank-check” or “shell” company, or an issuer that has been at any time previously a “blank-check” or “shell” company, despite technical compliance with the requirements of Rule 144. Accordingly, such restricted securities can be resold only through a registered offering or pursuant to another exemption from registration. Notwithstanding the foregoing, a person who beneficially owns restricted securities of a company which:

•	has ceased to qualify as a “blank-check” or “shell” company;
•	is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•	has filed all reports and other materials required to be filed by Section 13 or 15(d), as applicable, during the preceding 12 months (or such shorter period that the company is required to file such reports and materials) other than Form 8-K reports; and
•	has filed “Form 10 information” reflecting that it is no longer a “blank-check” or “shell” company,

may sell such shares, after one year has elapsed from the filing of the “Form 10” information. Sales by affiliates may be made provided that, within any three-month period such affiliate may resell a number of such restricted securities that does not, with respect to the shares of common stock, exceed the greater of either of the following:

•	1.0% of the total number of shares of common stock outstanding as shown by the most recent report or statement filed by us, which will equal 364,721 shares immediately after this offering (or 370,721 if the underwriters’ exercise their over-allotment option in full); or
•	the average weekly reported volume of trading in the shares of common stock on NASDAQ, or any other national securities exchange and/or reported through the automated quotation system of a registered securities association where our common stock is trading at such time, during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale, or if no such notice is required, the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker.

Sales under Rule 144 are also limited based on the availability of current public information about us, and, in the case of sales by affiliates, by manner of sale provisions and notice requirements.

TAXATION

Material United States Federal Income Tax Considerations

General

The following is a summary of the material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of our common stock. As used in this discussion, references to “we,” “our” and “us” refer only to Trunkbow International Holdings Limited, a Nevada corporation.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of our common stock that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;
•	a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a beneficial owner of our common stock is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The material U.S. federal income tax consequences applicable specifically to Non-U.S. Holders is described below under the heading “Non-U.S. Holders.”

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that will own our common stock as capital assets within the meaning of Section 1221 of the Code, and does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

•	financial institutions or financial services entities;
•	broker-dealers;
•	taxpayers that are subject to the mark-to-market accounting rules under Section 475 of the Code;
•	tax-exempt entities;
•	governments or agencies or instrumentalities thereof;
•	insurance companies;
•	regulated investment companies;
•	real estate investment trusts;
•	certain expatriates or former long-term residents of the United States;
•	persons that actually or constructively own 5% or more of our voting stock;
•	persons that acquired our common stock pursuant to an exercise of employee stock options, in connection with employee stock incentive plans or otherwise as compensation;

•	persons that hold our common stock as part of a straddle, constructive sale, hedging, conversion or other integrated transaction; or
•	persons whose functional currency is not the U.S. dollar.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of our common stock. Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our common stock through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. This discussion also assumes that any distribution made (or deemed made) by us in respect of our common stock and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of our common stock will be in U.S. dollars.

We have not sought, and will not seek, a ruling from the Internal Revenue Service (“IRS”) or an opinion of counsel as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR IN OUR COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

U.S. Holders

Taxation of Distributions

A U.S. Holder generally will be required to include in gross income as ordinary income the amount of any cash dividend paid on the shares of our common stock. A cash distribution on such shares generally will be treated as a dividend for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The portion of such cash distribution in excess of such earnings and profits generally will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our common stock. Any remaining excess generally will be treated as gain from the sale or other disposition of the common stock and will be treated as described under “— Taxation on the Disposition of Common Stock” below.

Any cash dividends we pay to a U.S. Holder that is treated as a taxable corporation for U.S. federal income tax purposes generally will qualify for the dividends received deduction if the applicable holding period and other requirements are satisfied. With certain exceptions, if the applicable holding period and other requirements are satisfied, cash dividends we pay to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum regular tax rate accorded to long-term capital gains for tax years beginning on or before December 31, 2010, after which the regular U.S. federal income tax rate applicable to dividends is scheduled to return to the tax rate generally applicable to ordinary income.

If a PRC tax applies to any cash dividends paid to a U.S. Holder on our common stock, such tax should be treated as a foreign tax eligible for a deduction from such holder’s U.S. federal taxable income or a foreign tax credit against such holder’s U.S. federal income tax liability (subject to applicable conditions and limitations). In addition, such U.S. Holder should be entitled to certain benefits under the Agreement between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion with Respect to Taxes on Income (the

“U.S.-PRC Tax Treaty”), if such holder is considered a resident of the United States for purposes of the U.S.-PRC Tax Treaty. U.S. Holders should consult their own tax advisors regarding the deduction or credit for any such PRC tax and their eligibility for the benefits of the U.S.-PRC Tax Treaty.

Taxation on the Disposition of Common Stock

Upon a sale or other taxable disposition of our common stock, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the common stock.

The regular U.S. federal income tax rate on capital gains recognized by U.S. Holders generally is the same as the regular U.S. federal income tax rate on ordinary income, except that long-term capital gains recognized by non-corporate U.S. Holders generally are subject to U.S. federal income tax at a maximum regular rate of 15% for taxable years beginning before January 1, 2011 (and 20% thereafter). Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the common stock exceeds one year. The deductibility of capital losses is subject to various limitations.

If a PRC tax applies to any gain from the disposition of our common stock by a U.S. Holder, such tax should be treated as a foreign tax eligible for a deduction from such holder’s U.S. federal taxable income or a foreign tax credit against such holder’s U.S. federal income tax liability (subject to applicable conditions and limitations). In addition, such U.S. Holder should be entitled to certain benefits under the U.S.-PRC Tax Treaty, if such holder is considered a resident of the United States for purposes of the U.S.-PRC Tax Treaty. U.S. Holders should consult their own tax advisors regarding the deduction or credit for any such PRC tax and their eligibility for the benefits of the U.S.-PRC Tax Treaty.

Additional Taxes After 2012

For taxable years beginning after December 31, 2012, U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare contribution tax on unearned income, including, among other things, dividends on, and capital gains from the sale or other taxable disposition of, our common stock, subject to certain limitations and exceptions. U.S. Holders should consult their own tax advisors regarding the effect, if any, of such tax on their ownership and disposition of our common stock.

Non-U.S. Holders

Taxation of Distributions

Any cash distribution we make to a Non-U.S. Holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), generally will constitute a dividend for U.S. federal income tax purposes. Unless we are treated as an “80/20 company” for U.S. federal income tax purposes, as described below, any such dividend paid to a Non-U.S. Holder with respect to shares of our common stock that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, as described below, generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividend, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN). In satisfying the foregoing withholding obligation with respect to a cash distribution, we may withhold up to 30% of either (i) the gross amount of the entire distribution, even if the amount of the distribution is greater than the amount constituting a dividend, as described above, or (ii) the amount of the distribution we project will be a dividend, based upon a reasonable estimate of both our current and our accumulated earnings and profits for the taxable year in which the distribution is made. If U.S. federal income tax is withheld on the amount of a distribution in excess of the amount constituting a dividend, the Non-U.S. Holder may obtain a refund of all or a portion of the excess amount withheld by timely filing a claim for refund with the IRS. Any such distribution not constituting a dividend generally will be treated, for U.S. federal income tax purposes, first as reducing the Non-U.S. Holder’s adjusted tax basis in its shares of our common stock (but not below zero) and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain from the sale or other disposition of the common stock, which will be treated as described under “— Taxation on the Disposition of Common Stock” below.

In general, a U.S. corporation is an “80/20 company” if at least 80% of its gross income earned directly or from subsidiaries during an applicable testing period is “active foreign business income.” A percentage of any dividend paid by an 80/20 company generally will not be subject to U.S. federal withholding tax. However, the current 80/20 company rules generally have been repealed for tax years beginning on or after January 1, 2011. A Non-U.S. Holder should consult with its own tax advisors regarding the amount of any such dividend subject to withholding tax in this circumstance.

Cash dividends we pay to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder) generally will not be subject to U.S. withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax (but not the Medicare contribution tax), net of certain deductions, at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder. If the Non-U.S. Holder is a corporation, such dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Taxation on the Disposition of Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a sale, exchange or other disposition of our common stock unless:

•	the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder);
•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or
•	we are or have been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five year period ending on the date of disposition or the Non-U.S. Holder’s holding period for the common stock disposed of, and, generally, in the case where our common stock is regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or indirectly, more than 5% of our common stock at any time during the shorter of the five year period ending on the date of disposition or the Non-U.S. Holder’s holding period for the common stock disposed of. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable tax treaty provides otherwise, gain described in the first and third bullet points above generally will be subject to U.S. federal income tax (but not the Medicare contribution tax), net of certain deductions, at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder. Any gains described in the first bullet point above of a Non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or a lower applicable tax treaty rate). Any U.S. source capital gain of a Non-U.S. Holder described in the second bullet point above (which may be offset by U.S. source capital losses during the taxable year of the disposition) generally will be subject to a flat 30% U.S. federal income tax rate (or a lower applicable tax treaty rate).

In connection with the third bullet point above, we generally will be classified as a USRPHC if (looking through certain subsidiaries) the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. Based on the current composition of the assets of us and our subsidiaries, we believe that we currently are not a USRPHC, and we do not anticipate becoming a USRPHC (although no assurance can be given that we will not become a USRPHC in the future). Non-U.S. Holders, particularly those Non-U.S. Holders that could be treated as actually or constructively holding more than 5% of our common stock, should consult their own tax advisors regarding the U.S. federal income tax consequences of owning and disposing of our common stock.

Payments After 2012

Effective generally for payments made after December 31, 2012, a Non-U.S. Holder may be subject to a U.S. federal withholding tax at a 30% rate with respect to dividends on, and the gross proceeds from the sale or other disposition of, our common stock if certain disclosure requirements related to the U.S. accounts maintained by, or the U.S. ownership of, the Non-U.S. Holder are not satisfied. If payment of such withholding taxes is required, a Non-U.S. Holder that is otherwise eligible for an exemption from, or a reduction of, U.S. withholding taxes with respect to such dividends and proceeds generally will be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. Non-U.S. Holders should consult their own tax advisors regarding the effect, if any, of such withholding taxes on their ownership and disposition of our common stock.

Information Reporting and Backup Withholding

We generally must report annually to the IRS and to each holder the amount of dividends and certain other distributions we pay to such holder on our common stock and the amount of tax, if any, withheld with respect to those distributions. In the case of a Non-U.S. Holder, copies of the information returns reporting those distributions and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting is also generally required with respect to proceeds from the sales and other dispositions of our common stock to or through the U.S. office (and in certain cases, the foreign office) of a broker.

In addition, backup withholding of U.S. federal income tax, currently at a rate of 28%, generally will apply to distributions made on our common stock to, and the proceeds from sales and other dispositions of our common stock by, a non-corporate U.S. Holder who:

•	fails to provide an accurate taxpayer identification number;
•	is notified by the IRS that backup withholding is required; or
•	in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting (other than with respect to distributions, as described above) and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

Material PRC Income Tax Considerations

The following is a summary of the material PRC income tax considerations relating to the acquisition, ownership and disposition of our common stock. As used in this discussion, references to “we,” “our” and “us” refer only to Trunkbow International Holdings Limited, a Nevada corporation.

Resident Enterprise Treatment

On March 16, 2007, the Fifth Session of the Tenth National People’s Congress passed the Enterprise Income Tax Law of the PRC (“EIT Law”), which became effective on January 1, 2008. Under the EIT Law, enterprises are classified as “resident enterprises” and “non-resident enterprises.” Pursuant to the EIT Law and its implementing rules, enterprises established outside the PRC whose “de facto management bodies” are located in the PRC are considered “resident enterprises” and subject to the uniform 25% enterprise income tax rate on their worldwide taxable income. According to the implementing rules of the EIT Law, “de facto management body” refers to a managing body that in practice exercises overall management control over the production and business, personnel, accounting and assets of an enterprise.

On April 22, 2009, the State Administration of Taxation (“SAT”) issued the Notice on the Issues Regarding Recognition of Enterprises that are Domestically Controlled as PRC Resident Enterprises Based on the De Facto Management Body Criteria, which was retroactively effective as of January 1, 2008. This notice provides that an overseas incorporated enterprise that is controlled by a PRC domestic enterprise or enterprise groups will be recognized as a “tax-resident enterprise” if it satisfies all of the following conditions: (i) the senior management responsible for daily production/business operations are primarily located in the PRC, and the location(s) where such senior management execute their responsibilities are primarily in the PRC; (ii) strategic financial and personnel decisions are made or approved by organizations or personnel located in the PRC; (iii) major properties, accounting ledgers, company seals and minutes of board meetings and stockholder meetings, etc., are maintained in the PRC; and (iv) 50% or more of the board members with voting rights or senior management habitually reside in the PRC.

Given the short history of the EIT Law and lack of applicable legal precedent, it remains unclear how the PRC tax authorities will determine the resident enterprise status of a company organized under the laws of a foreign (non-PRC) jurisdiction, such as us, Trunkbow BVI and Trunkbow Hong Kong. If the PRC tax authorities determine that we, Trunkbow BVI and/or Trunkbow Hong Kong is a “resident enterprise” under the EIT Law, a number of PRC tax consequences could follow. First, we, Trunkbow BVI and/or Trunkbow Hong Kong may be subject to the PRC enterprise income tax at a rate of 25% on our, Trunkbow BVI’s and/or Trunkbow Hong Kong’s worldwide taxable income, as well as PRC enterprise income tax reporting obligations. Second, the EIT Law provides that dividend income between “qualified resident enterprises” is exempt from the PRC enterprise income tax. As a result, if we, Trunkbow BVI and Trunkbow Hong Kong are each treated as a “qualified resident enterprise,” all dividends paid from Trunkbow Shenzhen and Trunkbow Shandong to us, through Trunkbow BVI and Trunkbow Hong Kong, should be exempt from the PRC enterprise income tax.

As of the date of this prospectus, there has not been a definitive determination by us, Trunkbow BVI, Trunkbow Hong Kong or the PRC tax authorities as to the “resident enterprise” or “non-resident enterprise” status of us, Trunkbow BVI and/or Trunkbow Hong Kong. However, because it is not anticipated that we, Trunkbow BVI and/or Trunkbow Hong Kong would receive dividends or generate other income in the near future, we, Trunkbow BVI and Trunkbow Hong Kong are not expected to have any income that would be subject to the 25% PRC enterprise income tax on worldwide taxable income in the near future. We, Trunkbow BVI and Trunkbow Hong Kong will make any necessary tax payment if we, Trunkbow BVI or Trunkbow Hong Kong (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that we, Trunkbow BVI or Trunkbow Hong Kong is a “resident enterprise” under the EIT Law, and if we, Trunkbow BVI or Trunkbow Hong Kong were to have income in the future.

Dividends From Trunkbow Shenzhen and Trunkbow Shandong

If Trunkbow Hong Kong is not treated as a “resident enterprise” under the EIT Law, then dividends that Trunkbow Hong Kong receives from Trunkbow Shenzhen and Trunkbow Shandong may be subject to PRC withholding tax. The EIT Law and the implementing rules of the EIT Law provide that (A) an enterprise income tax rate of 25% normally will apply to investors that are “non-resident enterprises” that (i) have an establishment or place of business inside the PRC, and (ii) have income in connection with their establishment or place of business that is sourced from the PRC or is earned outside the PRC but has an actual connection with their establishment or place of business inside the PRC, and (B) a PRC withholding tax at a rate of 10% normally will apply to dividends payable to “non-resident enterprises” that (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC, but the relevant income is not effectively connected with such establishment or place of business, to the extent such dividends are derived from sources within the PRC.

As described above, the PRC tax authorities may determine the “resident enterprise” status of entities organized under the laws of foreign jurisdictions on a case-by-case basis. We, Trunkbow BVI and Trunkbow Hong Kong are holding companies and substantially all of our income and that of Trunkbow BVI and Trunkbow Hong Kong may be derived from dividends. Thus, if we, Trunkbow BVI and/or Trunkbow Hong Kong is considered a “non-resident enterprise” under the EIT Law and the dividends paid to us, Trunkbow BVI and/or Trunkbow Hong Kong are considered income sourced within the PRC, such dividends received may be subject to PRC withholding tax as described in the foregoing paragraph.

The State Council of the PRC or a tax treaty between the PRC and the jurisdiction in which the non-resident enterprise resides may reduce such income or withholding tax, with respect to a non-resident enterprise. Pursuant to the Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income (the “PRC-Hong Kong Tax Treaty”) and relevant circulars issued by the SAT, if the Hong Kong resident enterprise that is not deemed to be a conduit by the PRC tax authorities owns more than 25% of the equity interests in a PRC resident enterprise, the 10% PRC withholding tax on the dividends the Hong Kong resident enterprise receives from the PRC resident enterprise canbe reduced to 5%, subject to the approval of the PRC tax authorities.

We are a U.S. holding company that owns a 100% equity interest in a subsidiary in the BVI (Trunkbow BVI), which owns a 100% equity interest in a subsidiary in Hong Kong (Trunkbow Hong Kong), which in turn owns a 100% equity interest in both Trunkbow Shenzhen and Trunkbow Shandong, which are PRC companies. As a result, if Trunkbow Hong Kong were treated as a “non-resident enterprise” under the EIT Law, then dividends that Trunkbow Hong Kong receives from Trunkbow Shenzhen and Trunkbow Shandong (assuming such dividends were considered sourced within the PRC) (i) may be subject to a 5% PRC withholding tax, provided that Trunkbow Hong Kong owns more than 25% of the registered capital of Trunkbow Shenzhen or Trunkbow Shandong, as applicable, continuously within 12 months immediately prior to obtaining such dividends, and the PRC-Hong Kong Tax Treaty were otherwise applicable, or (ii) if such treaty does not apply (i.e., because the PRC tax authorities may deem Trunkbow Hong Kong to be a conduit that is not entitled to treaty benefits), should be subject to a 10% PRC withholding tax. Similarly, if Trunkbow BVI were treated as a “non-resident enterprise” under the EIT Law and Trunkbow Hong Kong were treated as a “resident enterprise” under the EIT Law, then dividends Trunkbow BVI receives from Trunkbow Hong Kong (assuming such dividends were considered sourced within the PRC) should be subject to a 10% PRC withholding tax. A similar situation may arise if we were treated as a “non-resident enterprise” under the EIT Law and Trunkbow BVI were treated as a “resident enterprise” under the EIT Law. Any such taxes on dividends could materially reduce the amount of dividends, if any, we could pay to our stockholders.

As of the date of this prospectus, there has not been a definitive determination as to the “resident enterprise” or “non-resident enterprise” status of us, Trunkbow BVI or Trunkbow Hong Kong. As described above, however, Trunkbow Shenzhen, Trunkbow Shandong, Trunkbow Hong Kong and Trunkbow BVI are not expected to pay any dividends in the near future. Trunkbow Shenzhen, Trunkbow Shandong, Trunkbow Hong Kong and Trunkbow BVI will make any necessary tax withholding if, in the future, Trunkbow Shenzhen, Trunkbow Shandong, Trunkbow Hong Kong or Trunkbow BVI were to pay any dividends and Trunkbow Shenzhen, Trunkbow Shandong, Trunkbow Hong Kong or Trunkbow BVI (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that Trunkbow Hong Kong, Trunkbow BVI or we are a non-resident enterprise under the EIT Law.

Dividends that Non-PRC Resident Investors Receive From Us; Gain on the Sale or Transfer of Our Common Stock

If we are determined to be a resident enterprise under the EIT Law or dividends payable to (or gains realized by) our investors that are not tax residents of the PRC (“non-resident investors”) are otherwise treated as income derived from sources within the PRC, then the dividends that the non-resident investors receive from us and any such gain derived by such investors on the sale or transfer of our common stock may be subject to income tax under the PRC tax laws. As indicated below, under the PRC tax laws, we would not have an obligation to withhold PRC income tax in respect of gains that non-resident investors may realize from the sale or transfer of our common stock (regardless of whether such gains would be regarded as income from sources within the PRC), but we would have an obligation to withhold PRC income tax at the applicable rate described below (subject to reduction by applicable tax treaties) on dividends that non-resident investors receive from us if such dividends are regarded as income derived from sources within the PRC.

Under the EIT Law and its implementing rules, PRC withholding tax at the rate of 10% is applicable to dividends payable to non-resident investors that are enterprises (but not individuals) and that (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC but the relevant income is not effectively connected with the establishment or place of business, to the extent that such dividends are deemed to be sourced within the PRC. Similarly, any gain realized on the transfer of our common stock by such investors is subject to 10% PRC income tax if such gain is regarded as income derived from sources within the PRC.

Under the PRC Individual Income Tax Law and its implementing rules, a potential 20% PRC withholding tax may be applicable to dividends payable to non-resident investors who are individuals and who (i) are not domiciled in the PRC and do not reside in the PRC or (ii) are not domiciled in the PRC and have resided in the PRC for less than one year, to the extent that such dividends are deemed to be sourced within the PRC. Similarly, any gain realized on the transfer of our common stock by such investors may be subject to 20% PRC income tax if such gain is regarded as income derived from sources within the PRC.

The dividends paid by us to non-resident investors with respect to our common stock, or the gain non-resident investors may realize from the sale or transfer of our common stock, may be treated as PRC-sourced income and, as a result, may be subject to PRC income tax. In such event, we may be required to withhold the applicable PRC income tax on any dividends paid to non-resident investors. In addition, non-resident investors in our common stock may be responsible for paying the applicable PRC income tax on any gain realized from the sale or transfer of our common stock if such non-resident investors and the gain satisfy the requirements under the PRC tax laws. However, under the PRC tax laws, we would not have an obligation to withhold PRC income tax in respect of the gains that non-resident investors (including U.S. investors) may realize from the sale or transfer of our common stock.

If we were to pay any dividends in the future, and if we (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that we must withhold PRC tax on any dividends payable by us under the PRC tax laws, we will make any necessary tax withholding on dividends payable to our non-resident investors. If non-resident investors as described under the PRC tax laws (including U.S. investors) realize any gain from the sale or transfer of our common stock and if such gain were considered as PRC-sourced income, such non-resident investors would be responsible for paying the applicable PRC income tax on the gain from the sale or transfer of our common stock. As indicated above, under the PRC tax laws, we would not have an obligation to withhold PRC income tax in respect of the gains that non-resident investors (including U.S. investors) may realize from the sale or transfer of our common stock.

On December 10, 2009, the SAT released Circular Guoshuihan No. 698 (“Circular 698”) that reinforces the taxation of certain equity transfers by non-resident investors through overseas holding vehicles. Circular 698 addresses indirect equity transfers as well as other issues. Circular 698 is retroactively effective from January 1 2008. According to Circular 698, where a non-resident investor that indirectly holds an equity interest in a PRC resident enterprise through a non-PRC offshore holding company indirectly transfers an equity interest in the PRC resident enterprise by selling an equity interest in the offshore holding company, and the latter is located in a country or jurisdiction where the actual tax burden is less than 12.5% or where the offshore income of its residents is not taxable, the non-resident investor is required to provide the PRC tax authorities in charge of that PRC resident enterprise with certain relevant information within 30 days from the date of the execution of the equity transfer agreement. The PRC tax authorities in charge will evaluate the offshore transaction for tax purposes. In the event that the tax authorities determine that such transfer is abusing forms of business organization and a reasonable commercial purpose for the offshore holding company other than the avoidance of PRC income tax liability is lacking, the tax authorities will have the power to re-assess the nature of the equity transfer under the doctrine of substance over form. If the SAT’s challenge of a transfer is successful, it may deny the existence of the offshore holding company that is used for tax planning purposes and subject the non-resident investor to PRC tax on the capital gain from such transfer. Because Circular 698 has a short history, there is uncertainty as to its application. We (or a non-resident investor) may become at risk of being taxed under Circular 698 and may be required to expend valuable resources to comply with Circular 698 or to establish that we (or such non-resident investor) should not be taxed under Circular 698, which could have a material adverse effect on our financial condition and results of operations (or such non-resident investor’s investment in us).

Penalties for Failure to Pay Applicable PRC Income Tax

A non-resident investor in us may be responsible for paying PRC income tax on any gain realized from the sale or transfer of our common stock if such non-resident investor and the gain satisfy the requirements under the PRC tax laws, as described above.

According to the EIT Law and its implementing rules, the PRC Tax Administration Law (the “Tax Administration Law”) and its implementing rules, the Provisional Measures for the Administration of Withholding of Enterprise Income Tax for Non-Resident Enterprises (the “Administration Measures”) and other applicable PRC laws or regulations (collectively the “Tax Related Laws”), where any gain derived by a non-resident investor from the sale or transfer of our common stock is subject to any income tax in the PRC, and such non-resident investor fails to file any tax return or pay tax in this regard pursuant to the Tax Related Laws, such investor may be subject to certain fines, penalties or punishments, including without limitation: (1) if the non-resident investor fails to file a tax return and present the relevant information in connection with tax payments, the competent PRC tax authorities may order it to do so within the prescribed time limit and may impose a fine up to RMB 2,000, and in egregious cases, may impose a fine ranging from RMB 2,000 to RMB 10,000; (2) if the non-resident investor fails to file a tax return or fails to pay all or part of the amount of tax payable, the non-resident investor may be required to pay the unpaid tax amount payable, a surcharge on overdue tax payments (the daily surcharge is 0.05% of the overdue amount, beginning from the day the deferral begins) and a fine ranging from 50% to 500% of the unpaid amount of the tax payable; (3) if the non-resident investor fails to file a tax return and to pay the tax within the prescribed time limit according to the order by the PRC tax authorities, the PRC tax authorities may collect and check information about the income receivable by the non-resident investor in the PRC from other payers (the “Other Payers”) who will pay amounts to such non-resident investor, and send a “Notice of Tax Issues” to the Other Payers to collect and recover the tax payable and overdue fines imposed on such non-resident investor from the amounts otherwise payable to such non-resident investor by the Other Payers; (4) if the non-resident investor fails to pay the tax payable within the prescribed time limit as ordered by the PRC tax authorities, a fine may be imposed on the non-resident investor ranging from 50% to 500% of the unpaid tax payable, and the PRC tax authorities may, upon approval by the director of the tax bureau (or sub-bureau) of, or higher than, the county level, take the following compulsory measures: (i) notify in writing the non-resident investor’s bank or other financial institution to withhold from the account thereof for payment of the amount of tax payable, and (ii) detain, seal off, or sell by auction or on the market the non-resident investor’s commodities, goods or other property in a value equivalent to the amount of tax payable; or (5) if the non-resident investor fails to pay all or part of the amount of tax payable or the surcharge for the overdue tax payment, and can not provide a guarantee to the PRC tax authorities, the tax authorities may notify the frontier authorities to prevent the non-resident investor or its legal representative from leaving the PRC.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, NY 10038, telephone number (800) 937-5449.

LEGAL MATTERS

We are being represented by Loeb & Loeb LLP with respect to legal matters of United States federal securities and New York State law. The validity of the common stock offered in this offering and legal matters as to Nevada law will be passed upon for us by Lewis and Roca LLP. Legal matters as to PRC law will be passed upon for us by Han Kun Law Offices. Loeb & Loeb LLP and Lewis and Roca may rely upon Han Kun Law Offices with respect to matters governed by PRC law.

EXPERTS

The consolidated balance sheets of Trunkbow and subsidiaries as of December 31, 2009 and December 31, 2008, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2009 and December 31, 2008 by Bernstein & Pinchuk LLP, an independent registered public accounting firm, as set forth in its reports appearing herein and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to the shares offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement and the exhibits of the registration statement. For further information with respect to us and the securities being offered under this prospectus, we refer you to the registration statement, including the exhibits and schedules thereto.

You may read and copy the registration statement of which this prospectus is a part at the SEC’s Public Reference Room, which is located at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of the registration statement by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s Public Reference Room. In addition, the SEC maintains an Internet web site, which is located at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement of which this prospectus is a part at the SEC’s Internet web site. We are subject to the information reporting requirements of the Securities Exchange Act of 1934, and we will file reports, proxy statements and other information with the SEC.

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Trunkbow International Holdings Limited and Subsidiaries

We have audited the accompanying consolidated balance sheets of Trunkbow International Holdings Limited and Subsidiaries (“the Company”) as of December 31, 2009 and December 31, 2008, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2009 and December 31, 2008. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, bur not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statement referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2009 and December 31, 2008, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2009 and December 31, 2008, in conformity with accounting principles generally accepted in the Unites States of America.

New York, New York
March 31, 2010

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As at December 31
	2009	2008
ASSETS
Current assets
Cash and cash equivalents	$3,305,473	$490,959
Accounts receivable	10,455,284	656,536
Loans receivable and other current assets, net	1,085,655	1,251,853
Due from directors	2,088,168	1,206,819
Inventories	307,182	—
Total current assets	17,241,762	3,606,167
Property and equipment, net	39,817	56,600
Long-term receivables	—	108,192
	$17,281,579	$3,770,959
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$331,654	$415,884
Accrued expenses and other current liabilities	603,266	272,170
Due to directors	24,430	—
Contingently convertible notes	5,000,000	—
Taxes payable	1,561,599	1,622,427
	7,520,949	2,310,481
Commitments and contingencies (Note 18)	—	—
STOCKHOLDERS’ EQUITY
Common Stock: par value USD1.00, authorized 50,000 shares, issued and outstanding 10,000 shares at December 31, 2009	10,000	—
Additional paid-in capital	1,332,802	1,242,802
Appropriated retained earnings	1,010,486	27,518
Unappropriated retained earnings	8,002,477	692,463
Accumulated other comprehensive income	(595,135)	(502,305)
Total stockholders’ equity	9,760,630	1,460,478
	$17,281,579	$3,770,959

See notes to the consolidated financial statements

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Years ended December 31,
	2009	2008
Revenue	$13,468,581	$12,924,255
Less: Business tax and surcharges	38,624	511,924
Net revenue	13,429,957	12,412,331
Cost of revenue	2,220,577	3,645,429
Gross Margin	11,209,380	8,766,902
Operating expenses
Selling and distribution expenses	533,633	429,067
General and administrative expenses	1,877,732	1,677,055
Research and development expenses	435,712	532,473
	2,847,077	2,638,595
Income from operations	8,362,303	6,128,307
Other income (expense)
Interest income	350	2,591
Interest expense	(66,016)	(4,482)
Other income	—	122,003
Other expenses	(3,655)	(16,768)
	(69,321)	103,344
Income before income tax expense	8,292,982	6,231,651
Income tax expense	—	1,160,137
Net income	8,292,982	5,071,514
Other comprehensive loss
Foreign currency translation adjustment	(92,830)	(158,929)
Comprehensive income	$8,200,152	$4,912,585
Weighted average number of common shares outstanding
Basic and diluted	10,000	10,000
Earnings per share
Basic and diluted	$829.30	$507.15

See notes to the consolidated financial statements

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2009	2008
Cash flows from operating activities
Net income	$8,292,982	$5,071,514
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	20,362	148,934
Loss on disposal of property and equipment	1,281	2,078
Reclassification of fixed assets to inventory sold	—	524,417
Provision for doubtful debts	366,912	—
Changes in operating assets and liabilities:
Accounts receivable	(9,791,845)	(259,894)
Other receivables and current assets	(146,360)	1,764,452
Inventories	(307,017)	—
Accounts payable	(85,218)	(694,554)
Accrued expenses and other current liabilities	383,859	(6,636,312)
Amount due to directors	24,417
Taxes payable	(64,827)	1,182,275
Net cash flows (used in) provided by operating activities	(1,305,454)	1,102,910
Cash flows from investing activities
Acquisition of property and equipment	(4,729)	—
Collection from loans to third parties	57,070	81,890
Increase in amount due from directors	(877,876)	(526,824)
Decrease in long term receivables	—	22,566
Net cash flows used in investing activities	(825,535)	(422,368)
Cash flows from financing activities
Proceeds from issuance of common stock	100,000	—
Repayment of loans from third parties	(53,618)	(789,278)
Repayment of long-term payables	—	(143,632)
Proceeds from issuance of contingently convertible notes	5,000,000	—
Net cash flows provided by (used in) financing activities	5,046,382	(932,910)
Effect of exchange rate fluctuation on cash and cash equivalents	(100,879)	36,220
Net increase (decrease) in cash and cash equivalents	2,814,514	(216,148)
Cash and cash equivalents – beginning of year	490,959	707,107
Cash and cash equivalents – end of year	3,305,473	490,959
Supplemental disclosure of cash flow information
Cash paid for interest	$—	$4,482
Cash paid for income taxes	$263	$—

See notes to the consolidated financial statements

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common stock		Additional paid-in Capital	Appropriated retained earnings	Unappropriated retained earnings	Accumulated other comprehensive loss	Total
	Shares	Amount
Balance at January 1, 2008	5,000,000	$640,885	$601,917	$—	$(4,351,533)	$(343,376)	$(3,452,107)
Net income			—	—	5,071,514	—	5,071,514
Reorganization	(5,000,000)	(640,885)	640,885	—	—	—	—
Appropriation of statutory surplus reserve			—	27,518	(27,518)	—	—
Foreign currency Translation adjustment			—	—	—	(158,929)	(158,929)
Balance at December 31, 2008	—	—	$1,242,802	$27,518	$692,463	$(502,305)	$1,460,478
Net income			—	—	8,292,982	—	8,292,982
Issue of shares	10,000	$10,000	90,000	—	—	—	100,000
Appropriation of statutory surplus reserve			—	982,968	(982,968)	—	—
Foreign currency Translation adjustment			—	—	—	(92,830)	(92,830)
Balance at December 31, 2009	10,000	$10,000	$1,332,802	$1,010,486	$8,002,477	$(595,135)	$9,760,630

See notes to the consolidated financial statements

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1 — ORGANIZATION AND PRINCIPAL ACTIVITIES

The accompanying consolidated financial statements include the financial statements of Trunkbow International Holdings Limited (the “Company”), and its subsidiaries and Variable Interest Entity (“VIEs”), Trunkbow (Asia Pacific) Investment Holdings Limited (“Trunkbow Hong Kong”), Trunkbow Asia Pacific (Shandong) Limited (“Trunkbow Shandong”), Trunkbow Asia Pacific (Shenzhen) Limited (“Trunkbow Shenzhen”) and Trunkbow Technologies (Shenzhen) Company Limited (“Trunkbow Technologies”). The Company and its subsidiaries and VIE are collectively referred to as the “Group”. Details of the Company’s subsidiaries and VIE are as follows:

Trunkbow International Holdings Limited (the “Company”) was established in the British Virgin Islands (“BVI”) on July 17, 2009. The Company itself has no significant business operations and assets other than holding of equity interests in its subsidiaries and VIE through a series of reorganization activities described below (the “Reorganization”).

Trunkbow (Asia Pacific) Investment Holdings Limited (“Trunkbow Hong Kong”) was established as an Investment Holding Company in Hong Kong Special Administrative Region of the People’s Republic of China (the “PRC”) on July 9, 2004.

Trunkbow Asia Pacific (Shandong) Company, Limited (“Trunkbow Shandong”) was established as a wholly foreign owned enterprise on December 10, 2007 in Jinan, Shandong Province, the PRC by Trunkbow Hong Kong. The registered capital of Trunkbow Shandong is HK$20,000,000 (equivalent to US$2,866,965) and fully invested by December 31, 2009. The registered capital of Trunkbow Shandong was subsequently increased to HK$100,000,000 by board resolution dated November 11,2009. As at February 24, 2010, HK$46,591,679 (equivalent to US$6,000,000) was invested. The remaining registered capital shall be invested before December 4, 2011. Trunkbow Shandong is principally engaged in research and development of application platforms for mobile operators in China.

Trunkbow Asia Pacific (Shenzhen) Company, Limited (“Trunkbow Shenzhen”) was established as a wholly foreign owned enterprise on June 7, 2007 in Shenzhen, Guangdong Province, the PRC by Trunkbow Hong Kong. The registered capital of Trunkbow Shenzhen is HK$1,000,000 (equivalent to US$128,304) and was fully invested in 2007. Trunkbow Shandong is principally engaged in research and development of application platforms for mobile operators in China.

Trunkbow Technologies (Shenzhen) Company, Limited (“Trunkbow Technologies”) was established as a limited liability company on December 4, 2001 in Shenzhen, Guangdong Province, the PRC. The registered capital of Trunkbow Technologies is RMB5,000,000 (equivalent to US$601,917) and was fully invested in 2004. Trunkbow Technologies is principally engaged in research and development of application platforms for mobile operators in China as well as wireless application systems for the international market.

Trunkbow Technologies was controlled by the three shareholders, with ownership of 40% by Mr. Wanchun Hou, 30% by Mr. Qiang Li (collectively “the Control Group”), and 30% by Mr. Liangyao Xie (“Mr. Xie”), respectively prior to a reorganization (“the Reorganization”) in December 2007.

Trunkbow International Holdings Limited (the “Company”) has an authorized share capital of 50,000 shares with par value of US$1 each. On September 16, 2009. 10,000 shares of the company was issued to certain investors at a subscription price US$10 each share.

As part of the reorganization, on September 16, 2009, the entire issued share capital of Trunkbow Hong Kong, comprising 5,000,000 shares with par value of HK$1 each, was transferred to the company at a total consideration of HK$2. The Company itself has no significant business operations and assets other than holding of equity interests in its subsidiaries and VIE after the whole series of reorganization activities mentioned above.

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1 — ORGANIZATION AND PRINCIPAL ACTIVITIES  – (continued)

Effective control over Trunkbow Technologies was transferred to Trunkbow Shandong (the wholly-owned subsidiary of the Company) through a series of contractual arrangements without transferring legal ownership in Trunkbow Technologies (see Note 2). As a result of these contractual arrangements, Trunkbow Shandong maintained the ability to approve decision made by Trunkbow Technologies and was entitled to substantially all of the economic benefits of Trunkbow Technologies. Therefore, the Company consolidates Trunkbow Technologies in accordance with ASC 810-10. The Control Group controlled Trunkbow Technologies during all periods presented; therefore the Reorganization is accounted for as a transaction between entities under common control in a manner similar to pooling of interests. Accordingly, the accompanying consolidated financial statements have been prepared as if the current corporate structure had been in existence throughout the periods presented.

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a)	Basis of presentation

The accompanying consolidated financial statements have been presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

b)	Principles of Consolidation

The consolidated financial statements include the financial statements of the Company and all its subsidiaries and VIE. All transactions and balances between the Company and its subsidiaries and VIE have been eliminated upon consolidation.

In December 2007, a series of agreements were entered into amongst Trunkbow Shandong (a wholly-owned subsidiary of the Company), Trunkbow Technologies and the Control Group, providing Trunkbow Shandong the ability to control Trunkbow Technologies, including its financial interest as described below.

Trunkbow Technologies entered into a ten year “Exclusive Business Cooperation Agreement” with Trunkbow Shandong to appoint Trunkbow Shandong as its exclusive services provider to provide comprehensive technical support, business support and related consulting services. Trunkbow Technologies pays the consulting and service fees which equal to 100% of the net profit, respectively to Trunkbow Shandong within the effective period of the “Exclusive Business Cooperation Agreement”.

To ensure Trunkbow Technologies to fully fulfill their obligations under the “Exclusive Business Cooperation Agreement”, the Control Group and Mr. Xie signed the “Share Pledge Agreement” and the “Power of Attorney” with Trunkbow Shandong to pledge all of its interests in Trunkbow Technologies to Trunkbow Shandong respectively, and irrevocably authorized Trunkbow Shandong as sole exclusive agent to act on their behalf to exercise the rights relating to its shareholding, including but not limited to voting rights, within the effective period of the “Exclusive Business Cooperation Agreement”. Trunkbow Technologies as party of this agreement agreed to the grant by the Control Group and Mr. Xie of the Equity Interest Pledge and exercising shareholding rights to Trunkbow Shandong.

The Control Group and Mr. Xie also signed an “Exclusive Option Agreement” with Trunkbow Shandong to ensure that the Control Group irrevocably agreed that, on the condition that it is permitted by the PRC laws, Trunkbow Shandong has the right to purchase, or designate one or more persons to purchase the Control Group’s equity interests in Trunkbow Technologies once or at multiple times at any time in part or in whole at Trunkbow Shandong’s sole and absolute discretion and at the agreed price stipulated in the agreement. Trunkbow Technologies as a party of this agreement agreed to the grant by the Control Group and Mr. Xie of the Exclusive Equity Interest Purchase Option to Trunkbow Shandong.

The Control Group and Mr. Xie have also signed “Loan Agreements” with Trunkbow Shandong. Under these loan agreements, Trunkbow Shandong has made interest-free loans in aggregate of RMB5,000,000 to the Control Group solely for them to fund the capitalization of Trunkbow Technologies. The loans can only be

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

repaid upon the transfers of the equity interests in Trunkbow Technologies from the Control Group and Mr. Xie to Trunkbow Shandong and the use of the proceeds from such transfers to repay the loans. These agreements are for a ten year term, subject to acceleration and extension in accordance with the terms therein.

With the above agreements, the Company demonstrated its ability to control Trunkbow Technologies, which is under the common control and management of the Control Group after the Reorganization.

Share Transfer Agreements

On September 21, 2009, the controlling shareholders of the Company are Capital Melody Limited, a company registered in BVI, (“Capital Melody”), who holds 38.75% of the Company’s common stock, and Chief Honour Investments Limited, a company registered in BVI, (“Chief Honour”), who holds 43.75% of the Company’s common stock. The sole registered shareholder of both Capital Melody and Chief Honour is Mr. Chi Weng Lao, who owns 10,000 common stock of Capital Melody and Chief Honour, entered into share transfer agreements with the Control Group individuals respectively, pursuant to which, upon the satisfaction of certain conditions, the Control Group individuals have the option to purchase up the 10,000 shares of Capital Melody and Chief Honour owned by Mr. Chi Weng Lao, at a purchase price of US$1 per share (the par value of both companies’ common stock). Under the terms of the share transfer agreement, Mr. Qiang Li will have the right to purchase the shares of Captial Melody and Mr. Wan Chun Hou will have the right to purchase the shares of Chief Honour as follows: (1) one-third of the shares when the Group will generate at least US$2,800,000 of the gross revenue for twelve months commencing from January 1, 2010 to December 31, 2010 (the “Performance Period I”); (2) one-third of the shares when the Group will generate at least US$1,500,000 of the gross revenue for six months commencing from January 1, 2011 to June 30, 2011 (the “Performance Period II”); (3) one-third of the shares when the Group generates at least US$1,500,000 of the gross revenue for six months commencing from July 1, 2011 to December 31, 2011 (the “Performance Period III”). In the event that the Group does not achieve the performance targets specified above, then the Control Group individuals may exercise the Option at the Alternative Exercise Price (which is US$1.10 per share), on the date that the Acquisition has been completed or abandoned. Each Control Group individual may purchase one-third of the total number of shares that he or she is eligible to purchase under the share transfer agreement upon the satisfaction of each condition described above. If the Control Group individuals purchase all shares eligible for purchase under the share transfer agreement, the Control Group will become the Company’s controlling shareholders.

Entrustment Agreement

On October 1, 2009, the Control Group individuals also entered an Entrustment Agreement with Cheif Honour and Capital Melody collectively, pursuant to which, based on the 82.5% equity interest held in the Group directly or indirectly, Cheif Honour and Capital Melody entrusts the Control Group to manage the Group companies to the extent provided below:

Cheif Honour and Capital Melody irrevocably authorizes the Control Group to act on behalf of them, as exclusive agents and attorneys in-fact with respect to all matters concerning Cheif Honour’s and Capital Melody’s shareholding, during the life of this Agreement, including the rights as follows:

•	Attending the shareholders’ meetings;
•	Exercising all shareholder’s rights and shareholder’s voting rights enjoyed by Cheif Honour and Capital Melody under the laws and the articles of associations of the Company and each Group Companies, (collectively “the Group”) including without limitation voting for and making decisions on the increase or reduction of the authorized capital/registered capital, issuing company bonds, merger, division, dissolution, liquidation of the Group or change of Group’ type, amendment to the articles of association of the Group.

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

•	Designating and appointing the legal representatives (the chairman of the Board), directors, supervisors, general managers and other senior officers of the Group.

The Control Group also agrees and confirms that they shall act in concert with one another when exercising all of their rights (including but not limited to the voting rights) authorized to them in this Agreement.

The Entrustment Period commences on the execution date of this agreement and shall be effective within a period of 10 years. During the Entrustment period, this agreement shall not be rescinded or terminated by any party unless unanimously agreed by all parties.

With the above agreements, the Company demonstrated its ability to control Trunkbow Shandong and Trunkbow Shenzhen, which are under the common control and management of the Control Group after the Reorganization.

Foreign currency translation

The functional currency of the Company is United States dollars (“US$”), and the functional currency of Trunkbow Hong Kong is Hong Kong dollars (“HK$”). The functional currency of the Company’s PRC subsidiaries and VIE is the Renminbi (“RMB’), and PRC is the primary economic environment in which the Company operates.

For financial reporting purposes, the financial statements of the Company’s PRC subsidiaries and VIE, which are prepared using the RMB, are translated into the Company’s reporting currency, the United States Dollar (“U.S. dollar”). Assets and liabilities are translated using the exchange rate at each balance sheet date. Revenue and expenses are translated using average rates prevailing during each reporting period, and shareholders’ equity is translated at historical exchange rates. Adjustments resulting from the translation are recorded as a separate component of accumulated other comprehensive income in shareholders’ equity.

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions. The resulting exchange differences are included in the determination of net income of the consolidated financial statements for the respective periods.

c)	Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ from those estimates.

d)	Cash and cash equivalents

Cash and cash equivalents represent cash on hand and deposits held at call with banks. The Group considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

e)	Accounts receivable

Accounts receivable are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts as needed. The allowance for doubtful accounts is the Group’s best estimate of the amount of probable credit losses in the Group’s existing accounts receivable. The Group determines the allowance based on aging data, historical collection experience, customer specific facts and economic conditions. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Group did not have any off-balance-sheet

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

credit exposure relating to its customers, suppliers or others. As of December 31, 2009 and December 31, 2008, management has determined that no allowance for doubtful accounts is required.

f)	Inventory

Inventories represent hardware and equipment and are stated at the lower of cost or market value, determined using the specific identification method.

g)	Property and equipment, net

Furniture and office equipment, electronic equipment and telecommunication equipment are recorded at cost less accumulated depreciation. Depreciation is calculated on the straight-line method after taking into account their respective estimated residual values over the following estimated useful lives:

Years
Furniture and office equipment	5
Electronic equipment	5

Depreciation expense is included in cost of revenues, selling and distribution expenses, and general and administrative expenses.

When furniture and office equipment, electronic equipment and telecommunication equipment are retired or otherwise disposed of, resulting gain or loss is included in net income or loss in the year of disposition for the difference between the net book value and proceeds received thereon. Maintenance and repairs which do not improve or extend the expected useful lives of the assets are charged to expenses as incurred.

Impairment of long-lived assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of the asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future undiscounted cash flows, an impairment loss is recognized for the difference between the carrying amount of the asset and its fair value. There were no impairment losses in the period/year ended December 31, 2009 and 2008.

h)	Fair value of financial instruments

The carrying amounts of cash and cash equivalents, accounts receivables from third and related parties, other receivables, other current assets, accounts payable, other payables and amount due to related parties, approximate their fair values due to their short term nature.

The fair value is estimated by discounting the future cash flow using an interest rate which approximated the rate for which the financial institution would charge borrowers with similar credit ratings and remaining maturities.

i)	Revenue recognition

The Group derives revenues from the MVAS Technology Platforms and Mobile Payment Solutions in the form of providing system integration, sales of software, patent licensing and maintenance services.

System integration

For the system integration, the Group signs contracts with telecommunication and mobile operators and system integrators to install and integrate the Group’s software with the hardware and software purchased from third-party suppliers.

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Deliverables of system integration include: software, hardware, integration, installation, training. No PCS arrangement is included in system integration. The provision of services is substantially completed, i.e., when the Group purchases the hardware and software from third-party suppliers, integrates them together with the Group’s programs and software, and provides installation and training to customers, customers sign the final acceptance confirmation.

System integration includes a significant software portion. The software is not regarded as incidental to the provision of services as a whole because the marketing of such services focuses on the internally developed technologies included in the software. Therefore, ASC 985-605, “Software Revenue Recognition”, is applicable for these services. The Group cannot establish vendor-specific objective evidence of the fair values of the deliverables; therefore, according to ASC 985-605, revenue is recognized when the last deliverable in the arrangement is delivered and when all of the following criteria have been met:

(1)	Persuasive evidence of an arrangement exists;
(2)	Delivery has occurred;
(3)	The vendor’s fee is fixed or determinable; and
(4)	Collectibility is probable.

Sales of software

The Group sells software relating to mobile payment and value-added service for its customers.

The Group recognize revenue in accordance with ASC 985-605, as well as Technical Practice Aids issued from time to time by the American Institute of Certified Public Accountants and Staff Accounting Bulletin No. 104, Revenue Recognition, that provides further interpretive guidance for public companies on the recognition, presentation and disclosure of revenue in financial statements. No PCS arrangement is included in software sales.

The Group generally recognizes revenue from software and system services when all of the following criteria have been met:

(1)	Persuasive evidence of an arrangement exists;
(2)	Delivery has occurred;
(3)	The vendor’s fee is fixed or determinable; and
(4)	Collectibility is probable.

Patent licensing

The Group enters into contracts with local system integrators who further contract with telecommunication and mobile operators, and provides these system integrators with our patents which permit the system integrators to use the Group’s patents. The system integrators pay the Group a one-time license fee for obtaining the programs and technologies. According to the contracts, these integrators are responsible for the construction and maintenance of the system platform while the Group assists these integrators during construction in form of providing technologies and programs. No PCS is offered in the patent licensing arrangement. When the construction of system platform is completed, these integrators perform examination and sign the final acceptance.

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Patent licensing revenues are recognized when all revenue recognition criteria according to ASC 985-605-25 have been met, which is symbolized by the issuance of the final acceptance. Such criteria include: (i) persuasive evidence that an arrangement exists; (ii) delivery having occurred; (iii) whether the vender’s fee is fixed or determinable; and (iv) collectibility being probable. We recognize revenue under ASC 985-605-25 because:

(i)	It is our customary practice to have a signed written agreement between us and our customers.
(ii)	According to these contracts, the integrators are responsible for the construction and maintenance of the system platform while we assist the integrators during construction in form of providing technologies and programs. Codes and programs were delivered to the integrators during the construction of the system platform. At the same time, we are obligated to provide training and support until the whole platform, including hardware incorporated with our codes and programs, is confirmed and accepted by the integrators. Revenue is recognized upon the final acceptance being signed by the integrators.
(iii)	It is our policy to not provide customers the right to any adjustments or refund of any portion of their license fees paid, acceptance provisions, cancellation privileges, or rights of return.
(iv)	Collectibility is assessed on a customer-by-customer basis. The Company typically sells to customers for whom there is a history of successful collection, and new customers are subject to a credit review process that evaluates the customer’s ability to pay.

Maintenance services

Revenue derived from technical support contracts primarily includes telephone consulting, on-site support, product updates, and releases of new versions of products previously purchased by the customers, as well as error reporting and correction services. Maintenance contracts are typically sold for a separate fee with initial contractual period of one year with renewal for additional periods thereafter. Technical support service revenue is recognized ratably over the term of the service agreement.

Revenue sharing

We have three to five years’ contractural agreements with mobile carriers on deploying or managing the mobile value added service platforms or mobile payment platforms. We are obligated to provide maintenance services on the platforms and consulting services to the end-users, and also provide training to the mobile carriers’ employees.

We share revenues with the mobile carriers based upon 10% to 60% of the fees billed to the end-users. The fees billed to the end-users and subject to revenue sharing include monthly functional fees and telephone bills. Revenue is recognized monthly upon the receipt of the sales and usage reports provided by the mobile carriers. Revenue is reported on a net basis since the mobile carriers act as principal when providing services to the end-users.

Royalty income

Other than the one-time license fee, the Group also receives royalties for each end-user subscribed to the services.

Royalty revenue is recognized when earned and collectibility is resonably assured, based upon the receipt of reports from mobile carriers.

j)	Cost of revenues

Cost of revenues primarily includes cost of equipment and software purchased from third parties and labor costs.

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

k)	Concentration of credit risk

Financial instruments that potentially expose the Group to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Group places their cash and cash equivalents with financial institutions with high-credit ratings and quality.

The Group conducts credit evaluations of customers and generally does not require collateral or other security from customers. The Group establishes an allowance for doubtful accounts primarily based upon the age of the receivables and factors relevant to determining the credit risk of specific customers. The amount of receivables ultimately not collected by the Group has generally been consistent with management’s expectations and the allowance established for doubtful accounts.

Details of the customers accounting for 10% or more of total revenues are as follows:

	Years ended December 31,
Customer	2009	2008
	%	%
A	23.14
B	21.81
C	20.13
D	15.83
E		59.82
F		21.55

Details of the customers accounting for 10% or more of accounts receivable are as follows:

	Years ended December 31,
Customer	2009	2008
	%	%
A	30.72
B	19.16
C	15.53
D	19.76
G	10.85
E		26.66
H		39.41
I		14.74
l)	Research and development expenses

Research and development costs are incurred in the development of technologies in mobile value added service platform and mobile payment system, including significant improvements and refinements to existing products and services. The Group applies ASC 985-20 “Costs of Software to Be Sold, Leased, or Marketed”. In particular, nearly all of the research and development expenditure incurred since the Group’s formation has been to establish the technological feasibility of the Group’s software and techniques. As a result, all research and development costs are expensed as incurred.

m)	Operating leases

Leases where substantially all the rewards and risks of ownership of assets remain with the lessor are accounted for as operating leases. Payments made under operating leases are charged to the consolidated statements of operations on a straight-line basis over the lease periods.

n)	Taxation

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Income taxes

The Group follows the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between of the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Group records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in income statement in the period that includes the enactment date. The Group had no deferred tax assets and liabilities recognized for any of the nine months ended September 30, 2009 and for the year ended December 31, 2008.

Value added taxes

The Company’s PRC subsidiaries and VIE are subject to value-added tax (“VAT”) on sales. In Trunkbow Technologies, the VAT is calculated at a rate of 17% on revenues from sales of hardware and software as well as the installation and system integration services which are deemed as mixed-sale of goods and thus subject to VAT. Trunkbow Shandong and Trunkbow Shenzhen are small scale tax payers and the VAT is calculated at a rate of 3% on revenues.

Business tax and surcharges

The Company’s PRC subsidiaries and VIE are also subject to business tax at a rate of 5% on technical services revenues.

o)	Uncertain tax positions

ASC 740-10-25, Accounting for Uncertainty in Income Taxes, prescribes a more likely than not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures. For the years ended December 31, 2009 and 2008, the Group did not have any interest and penalties associated with tax positions and the Group did not have any significant unrecognized uncertain tax positions.

The Company’s subsidiaries and VIE are subject to taxation in PRC and other tax jurisdictions. There is no ongoing examination by taxing authorities at this time. Various tax years during 2001 and 2009 of the Company’s subsidiaries and VIE remain open in the relevant taxing jurisdictions.

p)	Earnings per share

Earning per share is calculated in accordance with ASC 260, “Earnings Per Share”. Basic earnings per share is computed by dividing income attributable to holders of common stock by the weighted average number of common shares considered to be outstanding during the period. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The dilutive effect of outstanding common stock warrants is reflected in the diluted earnings per share by application of the treasury stock method when the impact is dilutive.

q)	Appropriated Retained Earnings

The income from the Company’s subsidiaries and VIE is distributable to its owners after transfer to statutory reserves as required by relevant PRC laws and regulations and the company’s Articles of Association. As stipulated by the relevant laws and regulations in the PRC, the Company’s subsidiaries and VIE is required to maintain a statutory surplus reserve fund which is non-distributable to shareholders. Appropriations to such reserve are 10% of net profit after taxation determined in accordance with generally accepted accounting principles of the PRC.

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Statutory surplus reserve fund is established for the purpose of offsetting accumulated losses, enlarging productions or increasing share capital. The appropriation may cease to apply if the balance of the fund is equal to 50% of the entity’s registered capital.

r)	Comprehensive income

Comprehensive income is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investments from owners and distributions to owners. Accumulated other comprehensive income, as presented on the accompanying consolidated balance sheets are the cumulative foreign currency translation adjustments.

s)	Commitments and contingencies

In the normal course of business, the Group is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations, product and environmental liability, and tax matters. In accordance with ASC 450-20, the Group records accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Historically, the Group has not experienced any material service liability claims.

t)	Recently issued accounting pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) issued FASB Accounting Standards Codification (“ASC”) as the sources of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under federal securities laws are also sources of authoritative GAAP for SEC registrants. All nongrandfathered non-SEC accounting literature not included in ASC is deemed nonauthoritative. ASC is effective for financial statements issued for interim and annual financial periods ending after September 15, 2009. On July 1, 2009, the Group adopted the new guidelines and numbering system prescribed by ASC when referring to U.S. GAAP. As ASC was not intended to change or alter existing U.S. GAAP, there was no material impact on the Group’s consolidated financial position or results of operations upon the adoption of ASC.

In April, 2009, the FASB issued ASC 320, which amends the other-than-temporary impairment guidance in U.S. GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. The ASC 320 does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. The adoption of ASC 320 has no material effect on the Company’s consolidated results of operations and financial condition.

In April 2009, the FASB issued ASC 820-10-65-4, which clarifies when markets are illiquid or that market pricing may not actually reflect the “real” value of an asset. If a market is determined to be inactive and market price is reflective of a distressed price then an alternative method of pricing can be used, such as a present value technique to estimate fair value. The guidance identifies factors to be considered when determining whether or not a market is inactive, and would be effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009 and shall be applied prospectively. The adoption of ASC 820-10-65-4 has no material effect on the Company’s financial statements.

In June 2009, the FASB issued amendments to various sections of ASC 810 to address the elimination of the concept of a qualifying special purpose entity. Such amendments to ASC 810 also replaces the quantitative-based risks and rewards calculation for determining which enterprise has a controlling financial interest in a variable interest entity with an approach focused on identifying which enterprise has the power to direct the activities of a variable interest entity and the obligation to absorb losses of the entity or the right to receive benefits from the entity. Additionally, such amendments to ASC 810 provide more timely and useful

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

information about an enterprise’s involvement with a variable interest entity. These amendments to ASC 810 shall be effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. Earlier application is prohibited. The Company is currently evaluating the impact of the adoption of ASC 810 on its financial statements and does not expect a significant impact.

In June 2009, the FASB issued amendments to various sections of ASC 810 (formerly referred to as SFAS No. 167 “Amendments to FASB Interpretation No. 46(R)”, which amends FASB Interpretation No. 46 (revised December 2003)) to address the elimination of the concept of a qualifying special purpose entity. Such amendments to ASC 810 also replaces the quantitative-based risks and rewards calculation for determining which enterprise has a controlling financial interest in a variable interest entity with an approach focused on identifying which enterprise has the power to direct the activities of a variable interest entity and the obligation to absorb losses of the entity or the right to receive benefits from the entity. Additionally, such amendments to ASC 810 provide more timely and useful information about an enterprise’s involvement with a variable interest entity. These amendments to ASC 810 shall be effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. Earlier application is prohibited. The Company is currently evaluating the impact of the adoption of ASC 810 on its financial statements and does not expect a significant impact.

In September 2009, the FASB reached a consensus on ASU 2009-13, Revenue Recognition (ASC 605) —  Multiple — Deliverable Revenue Arrangements. This pronouncement was issued in response to practice concerns related to accounting for revenue arrangements with multiple deliverables under the existing pronouncement. The pronouncement modifies the requirements that must be met for an entity to recognize revenue from the sale of a delivered item that is part of a multiple-element arrangement when other items have not yet been delivered. It eliminates the requirement that all undelivered elements must have either: i) vendor-specific objective evidence (“VSOE”) or ii) third-party evidence (“TPE”), before an entity can recognize the portion of an overall arrangement consideration that is attributable to items that already have been delivered. In the absence of VSOE or TPE of the standalone selling price for one or more delivered or undelivered elements in a multiple-element arrangement, entities will be required to estimate the selling prices of those elements. Overall arrangement consideration will be allocated to each element (both delivered and undelivered items) based on their relative selling prices, regardless of whether those selling prices are evidenced by VSOE or TPE or are based on the entity’s estimated selling price. The residual method of allocating arrangement consideration has been eliminated. The pronouncement is effective for fiscal years beginning on or after June 15, 2010. Entities can elect to apply this pronouncement (1) prospectively to new or materially modified arrangements after the pronouncement’s effective date or (2) retrospectively for all periods presented. Early application is permitted; however, if the entity elects prospective application and early adopts this pronouncement after its first interim reporting period, it must also do the following in the period of adoption: (1) retrospectively apply this pronouncement as of the beginning of that fiscal year and (2) disclose the effect of the retrospective adjustments on the prior interim periods’ revenue, income before taxes, net income, and earnings per share. The Group is in the process of assessing the potential impact of the adoption of the pronouncement may have on its consolidated financial position or results of operations.

In September 2009, the FASB reached a consensus on ASU 2009-14, Software (ASC 985) — Certain Revenue Arrangements That Include Software Elements. This pronouncement would amend the existing pronouncement to exclude from their scope all tangible products containing both software and non-software components that function together to deliver the product’s essential functionality. That is, the entire product (including the software deliverables and non-software deliverables) would be outside the scope of ASC 985-605 and would be accounted for under other accounting literature (e.g., ASC 605-25). The new pronouncement includes factors that entities should consider when determining whether the software and non-software components function together to deliver the product’s essential functionality and are thus outside the revised scope of

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

ASC 985-605. In addition, the new pronouncement includes examples illustrating how entities would apply the revised scope provisions. The pronouncement is effective for fiscal years beginning on or after June 15, 2010. Entities can elect to apply this pronouncement (1) prospectively to new or materially modified arrangements after the pronouncement’s effective date or (2) retrospectively for all periods presented. Early application is permitted; however, if the entity elects prospective application and early adopts this pronouncement after its first interim reporting period, it must also do the following in the period of adoption: (1) retrospectively apply this pronouncement as of the beginning of that fiscal year and (2) disclose the effect of the retrospective adjustments on the prior interim periods’ revenue, income before taxes, net income, and earnings per share. The Group is in the process of assessing the potential impact of the adoption of the pronouncement may have on its consolidated financial position or results of operations.

In January 2010, the FASB reached a consensus on ASU 2010-02, Consolidation (ASC 810) — Accounting and Reporting for Decreases in Ownership of a Subsidiary — a Scope Clarification. This pronouncement clarifies certain conditions which need to apply to this pronouncement, and it also expands disclosure requirements for the deconsolidation of a subsidiary or derecognition of a group of assets. This pronouncement is effective in the period in which an entity adopts the authoritative guidance on noncontrolling interests in consolidated financial statements. If an entity has previously adopted the guidance on noncontrolling interests in consolidated financial statements, the amendments in this update are effective beginning in the first interim or annual reporting period ending on or after December 15, 2009. Retrospective application to the first period that an entity adopted the guidance on noncontrolling interests in consolidated financial statements is required. The Group adopted the pronouncement on January 1, 2009, and there was no material impact on the Group’s consolidated financial position or results of operations upon the adoption of this pronouncement.

In January 2010, the FASB reached a consensus on ASU 2010-06, Fair Value Measurements and Disclosures (ASC 820) — Improving Disclosures about Fair Value Measurements. This pronouncement would amend the disclosure requirements related to recurring and nonrecurring fair value measurements. The pronouncement requires new disclosures on the transfers of assets and liabilities between Level 1 (quoted prices in active market for identical assets or liabilities) and Level 2 (significant other observable inputs) of the fair value measurement hierarchy, including the reasons and the timing of the transfers. Additionally, the pronouncement requires a roll forward of activities on purchases, sales, issuances, and settlements of the assets and liabilities measured using significant unobservable inputs (Level 3 fair value measurements). The pronouncement is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosure about purchases, sales, issuances, and settlements in the roll forward activities for Level 3 fair value measurements, which is effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Group is in the process of assessing the potential impact of the adoption of the pronouncement may have on its consolidated financial position or results of operations.

3 — CASH AND CASH EQUIVALENTS

At December 31, 2009 and 2008, cash and cash equivalents consisted of:

	December 31, 2009	December 31, 2008
Cash	$503	$11,196
Bank Deposits	3,304,970	479,763
	$3,305,473	$490,959

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

4 — ACCOUNTS RECEIVABLE

At December 31, 2009 and 2008, accounts receivable consisted of:

	December 31, 2009	December 31, 2008
Accounts receivable	$10,455,284	$656,536

Up to March 30, $5,904,246 was collected. Management has determined that no allowance for doubtful accounts is required.

5 — LOANS RECEIVABLE AND OTHER CURRENT ASSETS

Loans receivable and other current assets at December 31, 2009 and 2008 are summarized as follows:

	December 31, 2009	December 31, 2008
Advances to suppliers	$7,580	$4,668
Deposits	18,320	21,006
Loans to third parties (net of $366,912 allowance for doubtful debt in December 31, 2009 and nil in December 31, 2008)	796,688	1,151,091
Staff advances	10,243	73,527
Prepaid expenses	241,713	—
Others	11,111	1,561
	$1,085,655	$1,251,853

Loans to third parties are non-interest bearing and mature within one year. The loans are extended to maintain good working relationship with those third parties who previously provided support with working capital in prior years.

Movement of allowance for doubtful debt:

US$
December 31, 2008	—
Provision	366,912
Reverse	—
December 31, 2009	$366,912

No allowance for doubtful debt was provided for the year ended December 31, 2008.

We identified the amount due from Shanghai Yiren was uncollectable and full provision of $366,912 was provided at December 31, 2009.

6 — AMOUNT DUE FROM DIRECTORS

a) At December 31, 2009 and 2008, amount due from directors consisted of:

	December 31, 2009	December 31, 2008
Amount due from Mr. Qiang Li	$904,581	$447,026
Amount due from Mr. Wan Chun Hou	1,183,587	737,090
Amount due from Mr. Yue Lou	—	22,703
	$2,088,168	$1,206,819

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

6 — AMOUNT DUE FROM DIRECTORS  – (continued)

Amount due from directors are short-term, non-interest bearing. Up to March 30, $999,971 was paid back by the directors and the rest outstanding balance will be settled before April 10, 2010.

b) At December 31, 2009 and 2008, amount due to directors consisted of:

	December 31, 2009	December 31, 2008
Amount due to Mr. Yue Lou	$24,430	$—

7 — INVENTORIES

At December 31, 2009 and 2008, inventories consisted of:

	December 31, 2009	December 31, 2008
System integration hardware	$307,182	$—
	$307,182	$—

8 — PROPERTY, AND EQUIPMENT, NET

Property and equipment of the Group mainly consists of furniture and office equipment and electronic equipment located in the PRC.

Property and equipment as of December 31, 2009 and 2008 are summarized as follows:

	December 31, 2009	December 31, 2008
Furniture and office equipment	$47,637	$47,033
Electronic equipment	63,868	79,539
	$111,505	$126,572
Less: Accumulated depreciation	$71,688	$69,972
	$39,817	$56,600

Depreciation expense for the years ended December 31, 2009 and 2008 were USD20,362 and USD148,934, respectively.

9 — LONG-TERM RECEIVABLE

	December 31, 2009	December 31, 2008
Long-term receivable	$—	$108,192

Long-term receivable was a non-interest bearing loan to a third party.

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

10 — ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

The breakdowns of accrued expenses and other current liabilities as of December 31, 2009 and 2008 are as follows:

	December 31, 2009	December 31, 2008
Accrued payroll	$56,719	$17,814
Advance from customers	48,265	7,584
Loans from third parties	146,259	199,877
Prepayment by staff	93,772	—
Accrued expenses	166,016	—
Others	92,235	46,895
	$603,266	$272,170

Loans to third parties are short-term and non-interest bearing.

11 — CONTINGENTLY CONVERTIBLE NOTES

	December 31, 2009	December 31, 2008
Bridgeway Asset Management Limited	$1,000,000	$—
Bay Peak LLC	2,000,000	—
Mengyuan Song	2,000,000	—
	$5,000,000	$—

The contingently convertible notes are convertible into the common stocks issued by BP5, the subsequent parent company, upon the consummation of the public listing or the share exchange (note 19(1)) and are due within two to six months with 12% annual interest rate. The balance is fully settled subsequently either by payment in cash or by conversion into the common stocks of BP5 (note 19(4)).

12 — TAXES PAYABLE

	December 31, 2009	December 31, 2008
Value Added Tax Payable	$314,326	$352,657
Income Tax Payable	1,247,273	1,248,316
Others	—	21,454
	$1,561,599	$1,622,427

13 — INCOME TAXES

(a)	Corporation Income Tax (“CIT”)
(i)	the Company and Trunkbow Hong Kong

Under the current laws of the BVI and Hong Kong, the Company and Trunkbow Hong Kong are not subject to income taxes. Additionally, upon payments of dividends by the Company to its shareholders, no BVI or Hong Kong withholding tax will be imposed.

(ii)	PRC subsidiaries and VIE

The subsidiaries and VIE incorporated in the PRC are generally subject to a corporate income tax rate of 33% prior to January 1, 2008 or 25% post that date except for those subsidiaries and VIE that enjoy tax holidays or preferential tax treatment, as discussed below.

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

13 — INCOME TAXES  – (continued)

Effective from January 1, 2008, a new Enterprise Income Tax Law, or the New EIT Law combines the previous income tax laws for foreign invested and domestic invested enterprises in China by adopting a unified tax rate of 25% for most enterprises.

Trunkbow Shandong (“WFOE”)

Trunkbow Shandong, being incorporated in the PRC, is governed by the income tax law of the PRC and is subject to PRC enterprise income tax. The statutory income tax rate for the year ended December 31, 2008 was 25%.

On October 16, 2009, Trunkbow Shandong was certified as a software enterprise by Shandong Economic and Information Technology Committee. Pursuant to the PRC tax laws, newly established and certified software enterprises are entitled to tax preferential policies of full exemption from income tax for the first two years and a 50% reduction for the next three years, commencing from the first profit-making year after offsetting all tax losses carried forward from the previous five years The first profit making year for Trunkbow Shandong was 2009. On January 7, 2010, Trunkbow Shandong obtained the official approval from the tax bureau of Shandong Province Jinan City High-tech Industry Development Zone on the preferential tax exemption.

Pursuant to the aforementioned taxation laws, Trunkbow Shandong was exempt from income tax for the years ended December 31, 2009 and 2010, and thereafter, a half tax rate of 12.5% will be enacted for the years ended December 31, 2011, 2012 and 2013.

Trunkbow Shenzhen (“WFOE”)

Trunkbow Shenzhen, being incorporated in Shenzhen, a special economic zone in the PRC, is entitled to preferential income tax rate of 15% in 2007. According to the pronouncement of tax bureau, for companies established after March 16, 2007, the income tax rate will be immediately raised to the unified tax rate of 25% started from January 1, 2008. As Trunkbow Shenzhen was established on June 7, 2007, the income tax rate from year 2008 on will be 25%.

Trunkbow Technologies

Trunkbow Technologies is registered in Shenzhen, a special economic zone in the PRC, which is entitled to preferential income tax rates of 18% and 15% in 2008 and 2007 respectively. According to the pronouncement of tax bureau, for companies established before March 16, 2007, the income rate will gradually increase to 25% within 4 years, 20% in 2009, 22% in 2010, 24% in 2011 and 25% from 2012.

The following is a reconciliation of tax computed by applying the statutory income tax rate to PRC operations to income tax expenses for the year ended December 31, 2009 and 2008 respectively:

	2009	2008
PRC statutory tax rate	25%	25%
Accounting income before tax	$8,553,059	$6,231,651
Computed expected income tax expense	2,138,265	1,557,913
Tax rate difference*	—	(451,165)
Non-deductible expenses	—	11,650
Loss from subsidiaries	349,627	41,739
Tax exemption	(2,487,892)	—
Income tax expenses	$—	$1,160,137

*	The statutory income tax rate of Trunkbow Technologies for the two years ended December 31, 2008 was 18%. Therefore, the reconciliation was for the difference between the PRC statutory tax rate and the statutory tax rate of Shenzhen city.

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

14 — RESTRICTED NET ASSETS

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its PRC subsidiaries and VIE. Relevant PRC statutory laws and regulations permit payments of dividends by the Company’s PRC subsidiaries only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of the Company’s PRC subsidiaries and VIE.

In accordance with the Regulations on Enterprises with Foreign Investment of China and their articles of association, a foreign invested enterprise established in the PRC is required to provide certain statutory reserves, namely general reserve fund, the enterprise expansion fund and staff welfare and bonus fund which are appropriated from net profit as reported in the enterprise’s PRC statutory accounts. A wholly-owned foreign invested enterprise is required to allocate at least 10% of its annual after-tax profit to the general reserve until such reserve has reached 50% of its respective registered capital based on the enterprise’s PRC statutory accounts. Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the board of directors for all foreign invested enterprises. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends.

Additionally, in accordance with the Company Law of the PRC, a domestic enterprise is required to provide statutory common reserve at least 10% of its annual after-tax profit until such reserve has reached 50% of its respective registered capital based on the enterprise’s PRC statutory accounts. A domestic enterprise is also required to provide for discretionary surplus reserve, at the discretion of the board of directors, from the profits determined in accordance with the enterprise’s PRC statutory accounts. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends.

As a result of these PRC laws and regulations that require annual appropriations of 10% of after-tax income to be set aside prior to payment of dividends as general reserve fund, the Company’s PRC subsidiaries and VIE are restricted in their ability to transfer a portion of their net assets to the Company.

Amounts restricted include paid-in capital and statutory reserve funds of the Company’s PRC operating entities as determined pursuant to PRC generally accepted accounting principles, totaling approximately US$4,607,672 as of December 31, 2009.

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

15 — REVENUES AND COST OF REVENUES

For the years ended December 31, 2009 and 2008, revenues and cost of revenues consisted of:

	Years Ended December 31,
	2009	2008
Gross Revenues
System integration	$8,496,191	$10,951,741
Software sales	2,243,537	878,853
Patent licensing	1,986,913	—
Maintenance service	683,590	956,160
Shared revenue	58,350	137,501
	13,468,581	12,924,255
Less:
Business tax and surcharges	38,624	511,924
Cost of Revenues
Equipment costs	2,040,591	3,411,233
Labor Costs	179,986	234,196
	2,220,577	3,645,429
Gross margin	$11,209,380	$8,766,902

16 — FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of cash and cash equivalents, trade accounts receivable, prepayments and other receivables, amounts due from related parties, amounts due to related parties, and accrued liabilities and other payables, approximate their fair values because of the short maturity of these instruments.

17 — EMPLOYEE DEFINED CONTRIBUTION PLAN

Full time employees of the Group in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require that the PRC subsidiaries of the Group make contributions to the government for these benefits based on certain percentages of the employees’ salaries. The Group has no legal obligation for the benefits beyond the contributions made. The total amounts for such employee benefits, which were expensed as incurred, were approximately US$124,324 and US$101,830 for the years ended December 31, 2009 and 2008 respectively.

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

18 — COMMITMENTS AND CONTINGENCIES

1)	Leasing Arrangements

The Company leases office space under a lease agreement with a term expiring in June 2012. The lease may be cancelled by either party with 30-days prior written notice.

Future minimum rental payments under this operating lease are as follows:

Office Rental
Year ending December 31, 2010	221,064
Year ending December 31, 2011	189,235
Year ending December 31, 2012	122,145
Year ending December 31, 2013	31,342
Total	$563,786

The office rental commitments include a rental agreement signed on January 7, 2010.

2)	Contingently convertible notes

The notes shall be convertible only following consummation of the next qualified financing, IPO, or sale of the Company into a number of shares of common stock of BP5, the subsequent parent company (Note 19(1)), therefore, the beneficial conversion feature is measured at issuance of the notes but not recorded until the contingency is resolved. Since the conversion feature was contingent on a non-market event and the value of the conversion shares was not fixed, the embedded conversion feature was not recorded as a liability as of December 31, 2009.

19 — SUBSEQUENT EVENTS

1)	Share Exchange Agreement

On February 10, 2010, the Company entered into a Share Exchange Agreement (the “Exchange Agreement”) with Bay Peak 5 Acquisition Corp. (“BP5”), a company incorporated in the State of Nevada, the shareholders of the Company (the “Shareholders”), who together own shares constituting 100% of the issued and outstanding ordinary shares of Trunkbow (the “Trunkbow Shares”), and the principal shareholder of the BP5(“Principal Shareholder”). Pursuant to the terms of the Exchange Agreement, the Shareholders transferred to BP5 all of the Trunkbow Shares in exchange for the issuance of 19,562,888 (the “Shares”) shares of our common stock (the “Share Exchange”). As a result of the Share exchange, the Company became BP5’s wholly-owned subsidiary.

2)	Purchase Agreement

Concurrent with the Share Exchange, (i) we entered into a securities purchase agreement (the “Purchase Agreement”) with certain investors (the “Investors”) for the sale of an aggregate of 8,447,575 shares (the “Investor Shares”) and 1,689,515 warrants (the “Investor Warrants”), for aggregate gross proceeds equal to $16,895,150 (the “Offering”) and (ii) certain holders of outstanding warrants of the Company issued to creditors and claimants of visitalk.com, Inc. in accordance with such company’s Chapter 11 reorganization plan, referred to herein as the “BP5 Warrant Investors” exercised the 2,774,500 warrants owned by them for an aggregate exercise price of $5.5 million and received warrants to purchase an aggregate of 554,900 shares of Common Stock (“BP5 Warrant Financing”).

Merriman Curhan Ford & Co. acted as the exclusive financial advisor and placement agent in the Offering and received warrants to purchase 561,104 at an exercise price of $2.00 per share, along with a cash fee and expense reimbursement equal to $1,568,090.50.

After giving effect to the Share Exchange and Purchase Agreements, the sale of common stock in the Offering and the BP5 Warrant Financing, the Company has 32,472,075 shares outstanding at a par value of $0.001 per

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

19 — SUBSEQUENT EVENTS  – (continued)

share. (i) existing shareholders of Trunkbow owned approximately 60.25% of the Company’s outstanding Common Stock, (ii) Investors of Common Stock in the Offering owned approximately 26.01% of the Company’s outstanding Common Stock, (iii) the holders of BP5 Warrants owned approximately 8.54% of the Company’s outstanding Common Stock and (iv) the pre-existing shareholders of BP5 owned approximately 5.2% of the Company’s outstanding Common Stock.

3)	Capital injection in Trunkbow Shandong

In accordance with the board resolution dated November 11, 2009, the registered capital of Trunkbow Shandong was increased from HKD20,000,000 to HKD100,000,000. As of Feb 24, 2010, HK$46,591,679 (equivalent to US$6,000,000) was invested and verified by Shandong Tianyuan Tongtai CPA Ltd.

4)	Repayment of $5,000,000 Contingently convertible notes

Among the $5,000,000 contingently convertible notes (note 11), $1,000,000 was repaid in cash to Bridgeway in March 2010, $1,000,000 was repaid in cash to Bay Peak LLC in Feb 2010, and another $1,000,000 was converted to 500,000 shares at $2.00 per share as a result of the share exchange. And the convertible notes of $2,000,000 issued to Mengyuan Song were convertible to 1,000,000 shares at $2.00 per share as a result of the private placement.

5)	Master Engagement Agreement

On February 1, 2010, the Company entered into a Master Engagement Agreement with VeriFone, Inc. (“VeriFone”). Pursuant to the terms of the agreement, the Company has submitted a binding, non-cancellable purchase order to VeriFone covering an initial order of $5 million of VeriFone’s point of sale systems for deployment in China as part of its rollout. VeriFone beneficially owns 2,500,000 shares of our common stock and warrants to purchase up to 500,000 shares of our common stock.

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2010

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30, 2010	December 31, 2009
	Unaudited
ASSETS
Current assets
Cash and cash equivalents	$10,143,453	$3,305,473
Restricted deposit	358,311	—
Accounts receivable	12,247,866	10,455,284
Loans receivable and other current assets, net	11,546,167	1,085,655
Due from directors	140,114	2,088,168
Inventories	4,899,711	307,182
Total current assets	39,335,622	17,241,762
Property and equipment, net	413,852	39,817
Long-term prepayment	690,115	—
TOTAL ASSETS	$40,439,589	$17,281,579
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$193,104	$331,654
Accrued expenses and other current liabilities	471,399	603,266
Short-term loan	1,791,553	—
Due to directors	—	24,430
Contingently convertible notes	—	5,000,000
Taxes payable	2,381,142	1,561,599
Total liabilities	4,837,198	7,520,949
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred Stock: par value USD0.001, authorized 10,000,000 shares, issued and 0 outstanding at September 30, 2010 and December 31, 2009	—	—
Common Stock: par value USD0.001, authorized 190,000,000 shares, issued and outstanding 32,472,075 shares at September 30, 2010 and 19,562,888 at December 31, 2009	32,472	19,563
Additional paid-in capital	21,384,050	1,323,239
Appropriated retained earnings	1,010,486	1,010,486
Unappropriated retained earnings	13,351,131	8,002,477
Accumulated other comprehensive loss	(175,748)	(595,135)
Total Stockholders’ Equity	35,602,391	9,760,630
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$40,439,589	$17,281,579

The accompanying notes are an integral part of these consolidated financial statements

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Nine Months ended September 30,		Three Months ended September 30,
	2010	2009	2010	2009
	Unaudited	Unaudited	Unaudited	Unaudited
Revenues	$10,899,121	$8,908,346	$2,910,778	$2,550,715
Less: Business tax and surcharges	170,440	27,103	2,389	9,410
Net revenues	10,728,681	8,881,243	2,908,389	2,541,305
Cost of revenues	1,326,354	2,086,026	787,827	794,919
Gross margin	9,402,327	6,795,217	2,120,562	1,746,386
Operating expenses
Selling and distribution expenses	869,163	405,774	400,147	70,712
General and administrative expenses	2,238,440	1,018,108	921,534	450,734
Research and development expenses	732,591	301,211	226,662	108,848
	3,840,194	1,725,093	1,548,343	630,294
Income from operations	5,562,133	5,070,124	572,219	1,116,092
Other expenses
Interest expense	189,927	—	33,379	—
Other expenses	21,276	1,114	9,379	11
	211,203	1,114	42,758	11
Income before income tax expense	5,350,930	5,069,010	529,461	1,116,081
Income tax expense	2,276	—	2,276	—
Net income	5,348,654	5,069,010	527,185	1,116,081
Other comprehensive income
Foreign currency translation fluctuation	419,387	(160,325)	229,848	(161,271)
Comprehensive income	$5,768,041	$4,908,685	$757,033	$954,810
Weighted average number of common shares outstanding
Basic and diluted	32,472,075	19,562,888	32,472,075	19,562,888
Earnings per share
Basic and diluted	$0.16	$0.26	$0.02	$0.06

The accompanying notes are an integral part of these consolidated financial statements

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2010	2009
	Unaudited	Unaudited
Cash flows from operating activities
Net income	$5,348,654	$5,069,010
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	56,387	16,307
Loss on disposal of property and equipment	—	1,286
Changes in operating assets and liabilities:
Accounts receivable	(1,548,114)	(7,813,840)
Loans receivable and other current assets	(6,298,196)	600,563
Inventories	(4,506,556)	(214,306)
Long-term prepayment	(678,138)	—
Accounts payable	(142,914)	1,415,481
Accrued expenses and other current liabilities	4,816	413,274
Amount due to directors	(24,504)	—
Taxes payable	773,453	389,199
Net cash flows used in operating activities	(7,015,112)	(123,026)
Cash flows from investing activities
Acquisition of property and equipment	(409,398)	(526)
Payment on loans to third parties	(3,958,616)	(218,636)
Collection in amount due from directors	1,956,858	356,039
Collection in long-term receivables	—	108,377
Net cash flows provided by (used in) investing activities	(2,411,156)	245,254
Cash flows from financing activities
Increase in restricted deposit	(358,311)	—
Proceeds from issuance of common stock (net of finance costs)	17,073,720	—
Repayment of loans from third parties	(146,705)	(200,218)
Repayment of contingently convertible notes	(2,000,000)	—
Proceeds from short-term loan	1,760,460	—
Net cash flows provided by (used in) financing activities	16,329,164	(200,218)
Effect of exchange rate fluctuation on cash and cash equivalents	(64,916)	(166,643)
Net increase (decrease) in cash and cash equivalents	6,837,980	(244,633)
Cash and cash equivalents – beginning of period	3,305,473	490,959
Cash and cash equivalents – end of period	$10,143,453	$246,326
Supplemental disclosure of cash flow information
Cash paid for interest	$189,927	$—
Cash paid for income taxes	$—	$—
Supplemental disclosure of noncash financing activities
Conversion of contingently convertible notes to common stock	$3,000,000	$—

The accompanying notes are an integral part of these consolidated financial statements

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1 — ORGANIZATION AND PRINCIPAL ACTIVITIES

Trunkbow International Holdings Limited (formerly named as Bay Peak 5 Acquisition Corp. (“BP5”)) (the “Company”), was incorporated in the State of Nevada on September 3, 2004. The Company was formed as part of the implementation of the Chapter 11 reorganization plan (the “Visitalk Plan”) of visitalk.com, Inc. (“Visitalk.com”), a former provider of VOIP services. The Visitalk Plan was deemed effective by the Bankruptcy Court on September 17, 2004 (the “Effective Date”). On September 22, 2004, Visitalk.com was merged into VCC, which was authorized as the reorganized debtor under the Visitalk Plan.

In February 2010, the Company entered into a Share Exchange Agreement (the “Exchange Agreement”) with Trunkbow International Holdings Limited, a company organized under the laws of the British Virgin Islands (“Trunkbow”), the shareholders of Trunkbow (the “Shareholders”), who together own shares constituting 100% of the issued and outstanding ordinary shares of Trunkbow (the “Trunkbow Shares”), and the principal shareholder of the Company (“Principal Shareholder”). Pursuant to the terms of the Exchange Agreement, the Shareholders transferred to the Company all of the Trunkbow Shares in exchange for the issuance of 19,562,888 (the “Shares”) shares of our common stock (the “Share Exchange”). As a result of the Share Exchange, Trunkbow became our wholly owned subsidiary. After giving effect to the Share Exchange, the sale of common stock in the February 2010 Offering (defined below) and the BP5 Warrant Financing referred to below (i) existing shareholders of Trunkbow owned approximately 60.25% of the Company’s outstanding Common Stock, (ii) purchasers of Common Stock in the Offering owned approximately 26.01% of the Company’s outstanding Common Stock (including 7.7% owned by VeriFone, Inc.), (iii) the holders of BP5 Warrants owned approximately 8.54% of the Company’s outstanding Common Stock and (iv) the pre-existing shareholders of BP5 owned approximately 5.2% of the Company’s outstanding Common Stock.

Concurrent with the Share Exchange, (i) we entered into a securities purchase agreement (the “Purchase Agreement”) with certain investors (the “Investors”) for the sale of an aggregate of 8,447,575 shares (the “Investor Shares”) and 1,689,515 warrants (the “Investor Warrants”), for aggregate gross proceeds equal to $16,895,150 (the “February 2010 Offering”) and (ii) certain holders of outstanding warrants of the Company issued to creditors and claimants of visitalk.com,. in accordance with the Visitalk Plan, referred to herein as the “BP5 Warrant Investors” exercised the 2,774,500 warrants owned by them for an aggregate exercise price of $5.5 million and received warrants to purchase an aggregate of 554,900 shares of Common Stock (“BP5 Warrant Financing”).

The Company’s wholly owned subsidiary, Trunkbow, was established in the British Virgin Islands (“BVI”) on July 17, 2009, with no significant business operations and assets other than holding of equity interests in its subsidiaries and VIE. Trunkbow’s wholly owned subsidiary, Trunkbow (Asia Pacific) Investment Holdings Limited (“Trunkbow Hong Kong”) was established as an Investment Holding Company in Hong Kong Special Administrative Region of the People’s Republic of China (the “PRC”) on July 9, 2004.

Trunkbow Hong Kong established two wholly foreign owned subsidiaries, Trunkbow Asia Pacific (Shandong) Company, Limited (“Trunkbow Shandong”) and Trunkbow Asia Pacific (Shenzhen) Company, Limited (“Trunkbow Shenzhen”) in the PRC. Trunkbow Technologies (Shenzhen) Company, Limited (“Trunkbow Technologies”) became a Variable Interest Entity (“VIE”) of Trunkbow Shandong through a series of contractual arrangements. Both subsidiaries and the VIE are principally engaged in research and development of application platforms for mobile operators in China.

The Company, its subsidiaries and VIE are collectively referred to as the “Group”.

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a)	Change of reporting entity and basis of presentation

As a result of the Share Exchange on February 10, 2010, the former Trunkbow shareholders owned a majority of the common stock of the Company. The transaction was regarded as a reverse merger whereby Trunkbow was considered to be the accounting acquirer as its shareholders retained control of the Company after the Share Exchange, although the Company is the legal parent company. The share exchange was treated as a recapitalization of the Company. As such, Trunkbow (and its historical financial statements) is the continuing entity for financial reporting purposes. Pursuant to the terms of the Share Exchange, BP5 was delivered with no assets and no liabilities at time of closing. Following the Share Exchange, the company changed its name from Bay Peak 5 Acquisition Corp. to Trunkbow International Holdings Limited. The financial statements have been prepared as if Trunkbow had always been the reporting company and then on the share exchange date, had changed its name and reorganized its capital stock.

The unaudited consolidated financial statements include the accounts of the Company, and its subsidiaries and VIE, Trunkbow, Trunkbow Hong Kong, Trunkbow Shandong, Trunkbow Shenzhen and Trunkbow Technologies.

The accompanying unaudited interim consolidated financial statements have been prepared by the Company, in accordance with generally accepted accounting principles pursuant to Regulation S-X of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in audited consolidated financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. Accordingly, these interim financial statements should be read in conjunction with the Company’s financial statements and related notes as contained in Form 10-K for the year ended December 31, 2009.

In the opinion of management, all adjustments (which include normal recurring adjustments) necessary to present a fair presentation of consolidated financial position as of September 30, 2010 and consolidated results of operations, and cash flows for interim periods presented, have been made. The interim results of operations are not necessarily indicative of the operating results for the full fiscal year or any future periods.

b)	Principles of Consolidation

The unaudited consolidated financial statements include the financial statements of all the subsidiaries and VIEs of the Company. All transactions and balances among the Company, its subsidiaries and VIE have been eliminated upon consolidation.

c)	Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ from those estimates.

d)	Foreign currency translation

The functional currency of the Company is United States dollars (“US$”), and the functional currency of Trunkbow Hong Kong is Hong Kong dollars (“HK$”). The functional currency of the Company’s PRC subsidiaries and VIE is the Renminbi (“RMB”), and the PRC is the primary economic environment in which the Company operates.

For financial reporting purposes, the financial statements of the Company’s PRC subsidiaries and VIE, which are prepared using the RMB, are translated into the Company’s reporting currency, the United States Dollar. Assets and liabilities are translated using the exchange rate at each balance sheet date. Revenue and expenses are translated using average rates prevailing during each reporting period, and shareholders’ equity is

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

translated at historical exchange rates. Adjustments resulting from the translation are recorded as a separate component of accumulated other comprehensive income in shareholders’ equity.

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions. The resulting exchange differences are included in the determination of net income of the consolidated financial statements for the respective periods.

e)	Cash and cash equivalents

Cash and cash equivalents represent cash on hand and deposits held at call with banks. The Group considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

f)	Accounts receivable

Accounts receivable are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts as needed. The allowance for doubtful accounts is the Group’s best estimate of the amount of probable credit losses in the Group’s existing accounts receivable. The Group determines the allowance based on aging data, historical collection experience, customer specific facts and economic conditions. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Group did not have any off-balance-sheet credit exposure relating to its customers, suppliers or others. As of September 30, 2010 and December 31, 2009, management has determined that no allowance for doubtful accounts is required.

g)	Inventory

Inventories represent hardware and equipment and are stated at the lower of cost or market value, determined using the specific identification method.

h)	Property and equipment, net

Furniture and office equipment, electronic equipment and motor vehicles are recorded at cost less accumulated depreciation. Depreciation is calculated on the straight-line method after taking into account their respective estimated residual values over the following estimated useful lives:

Years
Motor vehicles	5
Furniture and office equipment	5
Electronic equipment	3 – 5
Telecommunication equipment	3 – 5
Leasehold improvements	3

Depreciation expense is included in cost of revenues, selling and distribution expenses, and general and administrative expenses.

When furniture and office equipment, electronic equipment and motor vehicles are retired or otherwise disposed of, resulting gain or loss is included in net income or loss in the year of disposition for the difference between the net book value and proceeds received thereon. Maintenance and repairs which do not improve or extend the expected useful lives of the assets are charged to expenses as incurred.

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Impairment of long-lived assets

In accordance with Impairment or Disposal of Long-Lived Assets Subsections of FASB ASC Subtopic 360-10, Property, Plant, and Equipment — Overall, long-lived assets, such as property, plant and equipment, and purchased intangible asset subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Group first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. No impairment of long-lived assets was recognized for the three and nine months ended September 30, 2010 and 2009 and the year ended December 31, 2009.

i)	Fair value measurement

The Group applies the provisions of ASC Subtopic 820-10, Fair Value Measurements, for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements. ASC Subtopic 820-10 also establishes a framework for measuring fair value and expands disclosures about fair value measurements.

ASC Subtopic 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

ASC Subtopic 820-10 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC Subtopic 820-10 establishes three levels of inputs that may be used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Group has the ability to access at the measurement date.

Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 inputs are unobservable inputs for the asset or liability.

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

A discussion of the valuation technique used to measure the fair value of the warrant is provided in Note 15.

The Group did not have any nonfinancial assets and liabilities that are measured at fair value on a recurring basis as of September 30, 2010 and December 31, 2009.

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

j) Revenue recognition

The Group derives revenues from the MVAS Technology Platform and Mobile Payment Solutions in the form of providing system integration, sales of software, patent licensing, maintenance services and revenue sharing for the two services.

System integration

For the system integration, the Group signs contracts with telecommunication and mobile operators and system integrators to install and integrate the Group’s software with the hardware and software purchased from third-party suppliers.

Deliverables of system integration include: software, hardware, integration, installation, training. No PCS arrangement is included in system integration. The provision of services is substantially completed, i.e., when the Group purchases the hardware and software from third-party suppliers, integrates them together with the Group’s programs and software, and provides installation and training to customers, customers sign the final acceptance confirmation.

System integration includes a significant software portion. The software is not regarded as incidental to the provision of services as a whole because the marketing of such services focuses on the internally developed technologies included in the software. Therefore, ASC 985-605, “Software Revenue Recognition”, is applicable for these services. The Group cannot establish vendor-specific objective evidence of the fair values of the deliverables; therefore, according to ASC 985-605, revenue is recognized when the last deliverable in the arrangement is delivered and when all of the following criteria have been met:

(1)	Persuasive evidence of an arrangement exists;
(2)	Delivery has occurred;
(3)	The vendor’s fee is fixed or determinable; and
(4)	Collectability is probable.

Sales of software

The Group sells software relating to mobile payment and value-added service for its customers.

The Group recognize revenue in accordance with ASC 985-605, (formerly Statement of Position (“SOP”) 97-2 Software Revenue Recognition, as amended and interpreted by Statement of Position 98-9, Modification of SOP 97-2, Software Revenue Recognition, with respect to certain transactions), as well as Technical Practice Aids issued from time to time by the American Institute of Certified Public Accountants and Staff Accounting Bulletin No. 104, Revenue Recognition, that provides further interpretive guidance for public companies on the recognition, presentation and disclosure of revenue in financial statements. No PCS arrangement is included in software sales.

The Group generally recognizes revenue from software and system services when all of the following criteria have been met:

(1)	Persuasive evidence of an arrangement exists;
(2)	Delivery has occurred;
(3)	The vendor’s fee is fixed or determinable; and
(4)	Collectability is probable.

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Patent licensing

The Group enters into contracts with local system integrators who further contract with telecommunication and mobile operators, and provides these system integrators with our patents which permit the system integrators to use the Group’s patents. The system integrators pay the Group a one-time license fee for obtaining the programs and technologies. According to the contracts, these integrators are responsible for the construction and maintenance of the system platform while the Group assists these integrators during construction in form of providing technologies and programs. No PCS is offered in the patent licensing arrangement. When the construction of system platform is completed, these integrators perform examination and sign the final acceptance.

Patent licensing revenues are recognized when all revenue recognition criteria according to ASC 985-605-25 have been met, which is symbolized by the issuance of the final acceptance. Such criteria include: (i) persuasive evidence that an arrangement exists; (ii) delivery having occurred; (iii) whether the vender’s fee is fixed or determinable; and (iv) collectibility being probable. We recognize revenue under ASC 985-605-25 because:

(i)	It is our customary practice to have a signed written agreement between us and our customers.
(ii)	According to these contracts, the integrators are responsible for the construction and maintenance of the system platform while we assist the integrators during construction in form of providing technologies and programs. Codes and programs were delivered to the integrators during the construction of the system platform. At the same time, we are obligated to provide training and support until the whole platform, including hardware incorporated with our codes and programs, is confirmed and accepted by the integrators. Revenue is recognized upon the final acceptance being signed by the integrators.
(iii)	It is our policy to not provide customers the right to any adjustments or refund of any portion of their license fees paid, acceptance provisions, cancellation privileges, or rights of return.
(iv)	Collectability is assessed on a customer-by-customer basis. The Company typically sells to customers for whom there is a history of successful collection, and new customers are subject to a credit review process that evaluates the customer’s ability to pay.

Maintenance services

Revenue derived from technical support contracts primarily includes telephone consulting, on-site support, product updates, and releases of new versions of products previously purchased by the customers, as well as error reporting and correction services. Maintenance contracts are typically sold for a separate fee with initial contractual period of one year with renewal for additional periods thereafter. Technical support service revenue is recognized ratably over the term of the service agreement.

Revenue sharing

We have three to five year contractual agreements with mobile carriers on deploying or managing the mobile value added service platforms or mobile payment platforms. We are obligated to provide maintenance services on the platforms and consulting services to the end-users, and also provide training to the mobile carriers’ employees.

We share revenues with the mobile carriers based upon 10% to 60% of the fees billed to the end-users. The fees billed to the end-users and subject to revenue sharing include monthly functional fees and telephone bills. Revenue is recognized monthly upon the receipt of the sales and usage reports provided by the mobile carriers. Revenue is reported on a net basis since the mobile carriers act as principal when providing services to the end-users.

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Royalty income

Other than the one-time license fee, the Group also receives royalties for each end-user subscribed to the services. Royalty revenue is recognized when earned and collectability is reasonably assured, based upon the receipt of reports from mobile carriers.

k)	Cost of revenues

Cost of revenues primarily includes cost of equipment and software purchased from third parties and labor costs.

l)	Concentration of credit risk

Financial instruments that potentially expose the Group to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Group places their cash and cash equivalents with financial institutions with high-credit ratings and quality.

The Group conducts credit evaluations of customers and generally does not require collateral or other security from customers. The Group establishes an allowance for doubtful accounts primarily based upon the age of the receivables and factors relevant to determining the credit risk of specific customers. The amount of receivables ultimately not collected by the Group has generally been consistent with management’s expectations and the allowance established for doubtful accounts.

Details of the customers accounting for 10% or more of total revenues are as follows:

	Nine Months Ended September 30,		Three Months Ended September 30,
Customer	2010	2009	2010	2009
	%	%	%	%
A	22.41	—	83.53	—
B	21.54	—	—	—
C	18.98	—	—	—
D	13.72	—	—	—
E	—	32.97	—	—
F	—	30.42	—	—
G	—	23.93	—	83.61
H	—	—	—	9.68

Details of the customers accounting for 10% or more of accounts receivable are as follows:

	As at September 30,	As at December 31,
Customer	2010	2009
	%	%
A	23.71	—
B	17.57	—
C	18.1	—
E	—	35.71
F	12.07	32.95
G	—	25.92

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

m)	Research and development expenses

Research and development costs are incurred in the development of technologies in mobile value added service platform and mobile payment system, including significant improvements and refinements to existing products and services. The Group applies ASC985-20, “Costs of Computer Software to Be Sold, Leased, or Marketed”. In particular, nearly all of the research and development expenditure incurred since the Group’s formation has been to establish the technological feasibility of the Group’s software and techniques. As a result, all research and development costs are expensed as incurred.

n)	Operating leases

Leases where substantially all the rewards and risks of ownership of assets remain with the lesser are accounted for as operating leases. Payments made under operating leases are charged to the consolidated statements of operations on a straight-line basis over the lease periods.

o)	Taxation

Income taxes

The Group follows the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between of the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Group records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in the income statement in the period that includes the enactment date. The Group had no deferred tax assets and liabilities recognized for any of the three and nine months ended September 30, 2010 and 2009.

Value added taxes

The Company’s PRC subsidiaries and VIE are subject to value-added tax (“VAT”) on sales. For Trunkbow Technologies and Trunkbow Shandong, the VAT is calculated at a rate of 17% on revenues from sales of hardware and software as well as the installation and system integration services which are deemed as mixed-sale of goods and thus subject to VAT. Trunkbow Shenzhen is a small scale tax payer and the VAT is calculated at a rate of 3% on revenues.

Business tax and surcharges

The Company’s PRC subsidiaries and VIE are also subject to business tax at a rate of 5% on technical services revenues.

p)	Uncertain tax positions

ASC 740-10-25 prescribes a more likely than not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures. For the three and nine months ended September 30, 2010 and 2009 and the year ended December 31, 2009, the Group did not have any interest and penalties associated with tax positions and the Group did not have any significant unrecognized uncertain tax positions.

The Company’s subsidiaries and VIE are subject to taxation in PRC and other tax jurisdictions. There is no ongoing examination by taxing authorities at this time. Various tax years during the three and nine months ended September 30, 2010 and 2009 and the year ended December 31, 2009 of the Company’s subsidiaries and VIE remain open in the relevant taxing jurisdictions.

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

q)	Earnings per share

Earning per share is calculated in accordance with ASC 260, “Earnings Per Share”. Basic earnings per share is computed by dividing income attributable to holders of common stock by the weighted average number of common shares considered to be outstanding during the period. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The dilutive effect of outstanding common stock warrants is reflected in the diluted earnings per share by application of the treasury stock method when the impact is dilutive.

r)	Appropriated Retained Earnings

The income from the Company’s subsidiaries and VIE is distributable to its owners after transfer to statutory reserves as required by relevant PRC laws and regulations and the Company’s Articles of Association. As stipulated by the relevant laws and regulations in the PRC, the Company’s subsidiaries and VIE are required to maintain a statutory surplus reserve fund which is non-distributable to shareholders. Appropriations to such reserve are 10% of net profit after taxation determined in accordance with generally accepted accounting principles of the PRC.

Statutory surplus reserve fund is established for the purpose of offsetting accumulated losses, enlarging productions or increasing share capital. The appropriation may cease to apply if the balance of the fund is equal to 50% of the entity’s registered capital.

s)	Comprehensive income

Comprehensive income is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investments from owners and distributions to owners. Accumulated other comprehensive income, as presented on the accompanying consolidated balance sheets are the cumulative foreign currency translation adjustments.

t)	Commitments and contingencies

In the normal course of business, the Group is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations, product and environmental liability, and tax matters. In accordance with ASC 450-20, “Accounting for Contingencies”, the Group records accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Historically, the Group has not experienced any material service liability claims.

u)	Recently enacted accounting standards

The FASB issued ASU 2010-13, Compensation—Stock Compensation (ACS Topic 718): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades. The ASU codifies the consensus reached in Emerging Issues Task Force (EITF) Issue No. 09-J. The amendments to the Codification clarify that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity shares trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity.

The amendments in the ASU are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. Earlier adoption is permitted. The amendments are to be applied by recording a cumulative-effect adjustment to beginning retained earnings. We are currently evaluating the impact of adopting this update on our consolidated financial statements.

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

In May 2010, the FASB issued ASU 2010-19, Foreign Currency (Topic 830): Foreign Currency Issues: Multiple Foreign Currency Exchange Rates . The amendments in this Update are effective as of the announcement date of March 18, 2010. The Company does not expect the provisions of ASU 2010-19 to have a material effect on its financial position, results of operations or cash flows.

After May 2010, FASB issued several ASUs-ASU-20 through ASU-26, which do not require adoption until a future date are not expected to have a material impact on the consolidated financial statement upon adoption.

3 — RESTRICTED DEPOSIT

	September 30, 2010	December 31, 2009
	Unaudited
Restricted deposit	$358,311	$—

The restricted deposit as of September 30, 2010 was security deposit for the short-term loan with balance of $1,791,553.

4 — ACCOUNTS RECEIVABLE

At September 30, 2010 and December 31, 2009, accounts receivable consisted of:

	September 30, 2010	December 31, 2009
	Unaudited
Accounts receivable	$12,247,866	$10,455,284

Management has determined that no allowance for doubtful accounts is required. $1,344,028 was subsequently collected by November 11, 2010.

5 — LOANS RECEIVABLE AND OTHER CURRENT ASSETS, NET

Loans receivable and other current assets at September 30, 2010 and December 31, 2009 are summarized as follows:

	September 30, 2010	December 31, 2009
	Unaudited
Advances to suppliers (including advance to VeriFone of $990,980 as of September 30, 2010)	$6,866,636	$7,580
Deposits	44,651	18,320
Loans to third parties	4,569,165	1,163,600
Staff advances	326,031	10,243
Prepaid expenses	2,759	241,713
Others	103,837	11,111
	$11,913,079	$1,452,567
Less: Allowance for doubtful debt	366,912	366,912
	$11,546,167	$1,085,655

Loans to third parties are interest bearing and mature prior to December 31, 2010. The loans are extended to maintain good working relationship with those third parties who previously provided support with working capital in prior years. $1,053,455 was subsequently collected for the balance as of September 30, 2010 by November 11, 2010.

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

6 — AMOUNT DUE FROM (TO) DIRECTORS

a) At September 30, 2010 and December 31, 2009, amount due from directors consisted of:

	September 30, 2010	December 31, 2009
	Unaudited
Amount due from Directors	$140,114	$2,088,168

Amount due from directors including Mr. Wanchun Hou and Mr. Qiang Li, are short-term, non-interest bearing, and mature at December 31, 2010. The balance as of September 30, 2010 represented advance to the directors for expenses to be paid on behalf of the company.

b) At September 30, 2010 and December 31, 2009, amount due to directors consisted of:

	September 30, 2010	December 31, 2009
	Unaudited
Amount due to directors	$—	$24,430

7 — INVENTORIES

At September 30, 2010 and December 31, 2009, inventories consisted of:

	September 30, 2010	September 30, 2009
	Unaudited
System integration hardware	$808,306	$307,182
Point of sale systems	4,091,405	—
	$4,899,711	$307,182

The point of sale systems were purchased from Verifone.

8 — PROPERTY AND EQUIPMENT, NET

Property and equipment of the Group mainly consists of furniture and office equipment and electronic equipment located in the PRC.

Property and equipment as of September 30, 2010 and December 31, 2009 are summarized as follows:

	September 30, 2010	December 31, 2009
	Unaudited
Motor vehicles	$50,724	$—
Furniture and office equipment	94,447	47,637
Electronic equipment	191,096	63,868
Telecommunication equipment	113,681	—
Leasehold improvement	69,145	—
	519,093	111,505
Less: Accumulated depreciation	105,241	71,688
	$413,852	$39,817

Depreciation expense for the three months ended September 30, 2010 and 2009 was $33,199 and $4,562, respectively.

Depreciation expense for the nine months ended September 30, 2010 and 2009 was $56,387 and $16,307, respectively.

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

9 — LONG-TERM PREPAYMENT

	September 30, 2010	December 31, 2009
	Unaudited
Advertisement	$477,747	$—
Office rental	54,431	—
Membership	150,789	—
Others	7,148	—
Long-term prepayment	$690,115	$—

Long-term prepayment represented a prepayment to an advertising company for advertisements within year 2010 and 2011 and prepayment of office rent from March 2010 until March 2012.

10 — SHORT-TERM LOAN

	September 30, 2010	December 31, 2009
	Unaudited
Short-term loan	$1,791,553	$—

The short-term loan as of September 30, 2010 was borrowed from China Bohai Bank, guaranteed by Trunkbow Shandong, Mr. Wanchun Hou and Mr. Qiang Li, and secured by a restricted deposit of $358,311. The loan is due on May 5, 2011 with an annual interest rate of 6.6375%.

11 — ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

The breakdowns of accrued expenses and other current liabilities as of September 30, 2010 and December 31, 2009 are as follows:

	September 30, 2010	December 31, 2009
	Unaudited
Accrued payroll	$142,360	$56,719
Advance from customers	76,141	48,265
Loans from third parties	37,324	146,259
Advances to staff	104,724	93,772
Accrued expenses	15,000	166,016
Others	95,850	92,235
	$471,399	$603,266

Loans from third parties are short-term and non-interest bearing.

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

12 — CONTINGENTLY CONVERTIBLE NOTES

	September 30, 2010	December 31, 2009
	Unaudited
Bridgeway Asset Management Limited	$—	$1,000,000
Bay Peak LLC	—	2,000,000
Mengyuan Song	—	2,000,000
	$—	$5,000,000

Among the $5,000,000 contingently convertible notes, $1,000,000 was repaid in cash to Bridgeway in March 2010, $1,000,000 was repaid in cash to Bay Peak LLC in February 2010, and another $1,000,000 was converted to 500,000 shares at $2.00 per share as a result of the share exchange. The convertible notes of $2,000,000 issued to Mengyuan Song were converted to 1,000,000 shares at $2.00 per share in the February 2010 Offering.

13 — TAXES PAYABLE

	September 30, 2010	December 31, 2009
	Unaudited
Value Added Tax Payable	$1,105,650	$314,326
Income Tax Payable	1,275,492	1,247,273
	$2,381,142	$1,561,599

14 — INCOME TAXES

Corporation Income Tax (“CIT”)

(i) Under the current laws of the BVI and Hong Kong, the Company and Trunkbow Hong Kong are not subject to income taxes. Additionally, upon payments of dividends by the Company to its shareholders, no BVI or Hong Kong withholding tax will be imposed.

(ii)	PRC subsidiaries and VIE

The subsidiaries and VIE incorporated in the PRC are generally subject to a corporate income tax rate of 25% commencing January 1, 2008 except for those subsidiaries and VIE that enjoy tax holidays or preferential tax treatment, as discussed below.

Trunkbow Shandong

Trunkbow Shandong, a PRC company, is a wholly foreign-owned entity under PRC law and is governed by the income tax law of the PRC and is subject to PRC enterprise income tax. The statutory income tax rate commencing January 1, 2008 was 25%.

On October 16, 2009, Trunkbow Shandong was certified as a software enterprise by Shandong Economic and Information Technology Committee. Pursuant to the PRC tax laws, newly established and certified software enterprises are entitled to tax preferential policies of full exemption from income tax for the first two years and a 50% reduction for the next three years, commencing from the first profit-making year after offsetting all tax losses carried forward from the previous five years. The first profit making year for Trunkbow Shandong was 2009. On January 7, 2010, Trunkbow Shandong obtained the official approval from the tax bureau of Shandong Province Jinan City High-tech Industry Development Zone on the preferential tax exemption.

Pursuant to the aforementioned taxation laws, Trunkbow Shandong was exempt from income tax for the years ended December 31, 2009 and 2010, and thereafter, a half tax rate of 12.5% will be enacted for the years ended December 31, 2011, 2012 and 2013.

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

14 — INCOME TAXES  – (continued)

Trunkbow Shenzhen

Trunkbow Shenzhen, a PRC company, is a wholly foreign-owned entity under PRC law. Because it was incorporated in Shenzhen, a special economic zone in the PRC, is entitled to preferential income tax rate of 15% in 2007. According to the pronouncement of tax bureau, for companies established after March 16, 2007, the income tax rate will be immediately raised to the unified tax rate of 25% started from January 1, 2008. As Trunkbow Shenzhen was established on September 7, 2007, the income tax rate from year 2008 on will be 25%.

Trunkbow Technologies

Trunkbow Technologies was registered in Shenzhen, a special economic zone in the PRC, which is entitled to preferential income tax rates of 18% and 15% in 2008 and 2007 respectively. According to the pronouncement of tax bureau, for companies established before March 16, 2007, the income rate will gradually increase to 25% within 4 years, 20% in 2009, 22% in 2010, 24% in 2011 and 25% from 2012.

The following is a reconciliation of tax computed by applying the statutory income tax rate to PRC operations to income tax expenses for the three and six months ended September 30, 2010 and 2009 respectively:

	Three Months Ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
	Unaudited	Unaudited	Unaudited	Unaudited
PRC statutory tax rate	25%	25%	25%	25%
Accounting income before tax	$529,461	$1,116,081	$5,350,930	$5,069,010
Computed expected income tax expenses	132,365	279,020	1,337,733	1,267,253
Loss from subsidiaries	319,699	310,984	508,269	847,634
Less: tax exemption	449,788	590,004	1,843,726	2,114,887
Income tax expenses	$2,276	$—	$2,276	$—

15 — COMMON STOCK

In a reverse acquisition the historical stockholders’ equity of the accounting acquirer prior to the merger is retroactively reclassified (a recapitalization) for the equivalent number of shares received in the merger after giving effect to any difference in par value of the registrant’s and the accounting acquirer’s stock by an offset in paid in capital.

Common stock

Pursuant to the terms of the Share Exchange Agreement, Trunkbow shareholders transferred to the Company all of the Trunkbow shares in exchange for the issuance of 19,562,888 shares of the Company’s common stock. Accordingly, the Company reclassified its common stock and additional paid-in-capital accounts for the year ended December 31, 2009.

The Company authorized 10,000,000 shares of preferred stock, with a par value of $.001 per share, but no preferred shares were issued and outstanding as of September 30, 2010.

Pursuant to the Purchase Agreement entered into concurrently with the Share Exchange Agreement, an aggregate of 8,447,575 shares and 1,689,515 warrants were sold for aggregate gross proceeds equal to $16,895,150. Certain holders of outstanding warrants of the Company issued to creditors and claimants of visitalk.com, Inc. in accordance with such company’s Chapter 11 reorganization plan exercised the 2,774,500 warrants owned by them for an aggregate exercise price of $5.5 million and received warrants to purchase an aggregate of 554,900 shares of Common Stock.

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

15 — COMMON STOCK  – (continued)

Net proceeds were approximately $20,073,720 (including the conversion of $3,000,000 from contingently convertible notes to common stock), net of issuance costs of approximately $2,370,431, including (1) placement agent fees of $1,568,091 to Merriman Curhan Ford & Co.; (2) legal and professional fees of $555,510 and (3) other fees directly related to the financing of $246,830.

Warrants

In connection with the February 2010 Offering, we have warrants issued to purchase 2,805,519 shares of common stock at an exercise price of $2.00. The warrants have a five year term starting from the issuance date of February 10, 2010 and are excisable on the same date. The exercise price and number of shares of Common Stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of a Warrant, a holder would be entitled to receive a fractional interest in a share, we will pay to the holder cash equal to such fraction multiplied by the then fair market value of one full share.

The estimated fair values of the warrants issued to investors were determined at February 10, 2010 using Binominal Option Pricing Model. The fair values of the warrants are summarized as follows:

Fair value of warrant per share (US$) at date of issuance: $1.18

Key assumptions adopted in Binomial Option Pricing Model for the estimation of the fair value of the warrants outstanding were summarized as follows:

Expected volatility	73%
Expected dividends yield	0%
Time to maturity	5 years
Risk-free interest rate per annum	2.218%
Fair value of underlying common shares (per share)	$1.95

As of September 30, 2010, no outstanding Warrants had been exercised.

Escrow shares

In connection with the Share Exchange Agreement, Chief Honor Investments Limited and Capital Melody Limited (collectively referred to as “Controlling Stockholders”) entered into an Investor Side Letter Agreement with certain investors (“Investors”). Pursuant to the side letter, a) the Controlling Stockholders agree to deliver to the Investors, as a group, an aggregate of 337,500 shares of Common Stock of the Company, if the Company fails to achieve at least $8,000,000 in consolidated net income in accordance with the U.S. generally accepted accounting principles as set forth in the final audit for Trunkbow’s consolidated group for the fiscal year ending December 31, 2009; b) If the Company’s consolidated net income per share for the year ended December 31, 2010 (the “Actual 2010 EPS”) is not at least $0.37 on a fully diluted basis then the Controlling Stockholders shall deliver additional shares, on a pro rata basis to each Investor, with the maximum aggregate number of 8,437,500 shares; c) if the Company fails to cause its Common Stock to be listed on the NASDAQ Stock market, the NYSE Amex or the New York Stock Exchange within twelve months of the effective date of the Form 10 registration statement, each of the Controlling Shareholders agrees that they shall immediately issue and deliver to the Investors, as a group, an aggregate of 675,000 shares of Common Stock of the Company, to be divided among each Investor on a pro rata basis as partial liquidated damages and not as a penalty.

The Company achieved the 2009 performance threshold.

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

15 — COMMON STOCK  – (continued)

The purpose of the Investor Side Letter Agreement was an inducement made to facilitate the respective offerings, and not part of a compensatory arrangement to management. The escrow shares will not be released or cancelled due to the discontinued employment of any management of the Company.

16 — REVENUES AND COST OF REVENUES

For the three and nine months ended September 30, 2010 and 2009, revenues and cost of revenues consisted of:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	Unaudited	Unaudited	Unaudited	Unaudited
Gross Revenues
System integration	$423,177	$2,362,705	$939,254	$8,381,312
Software sales	2,462,416	12,344	9,715,185	12,344
Maintenance service	18,116	158,584	208,335	452,827
Shared revenue	7,069	17,082	36,347	61,863
	2,910,778	2,550,715	10,899,121	8,908,346
Less:
Business tax and surcharges	2,389	9,410	170,440	27,103
Cost of Revenues
Equipment costs	737,150	753,060	957,493	1,970,161
Labor Costs	50,677	41,859	368,861	115,865
	787,827	794,919	1,326,354	2,086,026
Gross margin	$2,120,562	$1,746,386	$9,402,327	$6,795,217

17 — SEGMENT INFORMATION

ASC 280, Segment Reporting, establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Group’s chief operating decision maker is the Chief Executive Officer, who reviews consolidated results of operations prepared in accordance with U.S. GAAP when making decisions about allocating resources and assessing performance of the Group; hence, the Group has only one operating segment.

The Group operates in the PRC and all of the Group’s long-lived assets are located in the PRC. As of September 30, 2010, the Company provides two products and services: MVAS Technology Platforms and Mobile Payment Solutions. MVAS Technology Platforms enable the operators to offer mobile value added services to end-users through our major products including Caller Color Ring Back Tone, Number Change Notification and Color Numbering. Mobile Payment Solutions allows RF-SIM (radio frequency SIM) enabled mobile phones worldwide to be utilized as payment tools and authentication devices, and also enables the end-user to consolidate a variety of functions and services into one phone.

We do not track our assets by operating segments. Consequently, it is not practical to show assets by operating segments results.

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

17 — SEGMENT INFORMATION  – (continued)

The gross revenues and cost of revenues consist of the following products and services:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	Unaudited	Unaudited	Unaudited	Unaudited
MVAS Technology Platforms
Gross Revenues	$288,845	$418,645	$5,763,947	$6,776,276
Business tax and surcharges	1,042	9,410	154,354	27,103
Cost of Revenues	270,345	105,559	602,356	1,396,666
	$17,458	$303,676	$5,007,237	$5,352,507
Mobile Payment Solutions
Gross Revenues	$2,621,933	$2,132,070	$5,135,174	$2,132,070
Business tax and surcharges	1,347	—	16,086	—
Cost of Revenues	517,482	689,360	723,998	689,360
	$2,103,104	$1,442,710	$4,395,090	$1,442,710

18 — EMPLOYEE DEFINED CONTRIBUTION PLAN

Full time employees of the Group in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require that the PRC subsidiaries of the Group make contributions to the government for these benefits based on certain percentages of the employees’ salaries. The Group has no legal obligation for the benefits beyond the contributions made. The total amounts for such employee benefits, which were expensed as incurred, were approximately $65,065 and $24,624, and $177,598 and $125,308 for the three and nine months ended September 30, 2010 and 2009, respectively.

19 — COMMITMENTS AND CONTINGENCIES

Commitments

Leasing Arrangements

The Group has entered into commercial leases for offices with a term expiring in April 2014. The lease may be cancelled by either party with 30-days prior written notice. Future minimum rental payments under this operating lease are as follows:

Office Rental
Three months ending December 31, 2010	62,160
Year ending December 31, 2011	207,930
Year ending December 31, 2012	153,888
Year ending December 31, 2013	27,664
Year ending December 31, 2014	6,091
Total	$457,733

Contingencies

Contingencies through November 11, 2010 have been considered by the Company and none were noted which were required to be disclosed.

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

20 — EARNINGS PER SHARE

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	Unaudited	Unaudited	Unaudited	Unaudited
Numerator:
Net income	$527,185	$1,116,081	$5,348,654	$5,069,010
Denominator:
Weighted average number of common shares outstanding
Basic and diluted	32,472,075	19,562,888	32,472,075	19,562,888
Earnings per share
Basic and diluted	$0.02	$0.06	$0.16	$0.26

All share and per share data have been retroactively adjusted to reflect the recapitalization of the Company after the share exchange agreement. On the date of the financial statements issuance, the Company has not traded in the public market, the Company considered the fair value of the warrants per share at date of issuance by using Binominal Option Pricing Model as the market price per share of the common stock which was $1.18, and because this market price is lower than the exercise price per share of the warrants which is $2, there is no dilutive effective on the earnings per share.

21 — SUBSEQUENT EVENTS

Management has considered all events and transactions that occurred after September 30, 2010 and through the date of this report, and has determined that the Company did not have any material subsequent events that require adjustment to or disclosure in the consolidated financial statements during this period.

16,130,231 Shares

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED

Common Stock

PROSPECTUS

February 2, 2011

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

Until February 28, 2011 (25 days after the commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.